EXHIBIT 2.1

Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT
BY AND AMONG
BRAZOS PERMIAN II, LLC,
B-2 HOLDINGS LLC
AND
WESTERN MIDSTREAM PARTNERS, LP
MAY 6, 2026

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Exhibits
Exhibit A – Gathering System
Exhibit B – Sample Calculations
Exhibit C – Form of Post-Closing Escrow Agreement

Exhibit D – R&W Policy Commitment
Exhibit E – Form of Assignment Agreement
Exhibit F – Form of Mutual Release
Exhibit G – Form of Transition Services Agreement
Exhibit H – Form of Registration Rights Agreement
Exhibit I – Form of Restrictive Covenant Agreement (Management)
Exhibit J – Form of Allocation of Purchase Price
Exhibit K –Shared Services Agreement Termination Agreement
Exhibit L –Pre-Closing Transfer Documents
Exhibit M – Form of Drag Notice
Disclosure Schedule
Section 1.01(a) — Credit Support Obligations
Section 1.01(b) — Seller Knowledge Persons
Section 1.01(c) — Purchaser Knowledge Persons
Section 1.01(d) — Permitted Liens
Section 1.01(e) — Excluded Assets
Section 1.01(f) — Intercompany Indebtedness
Section 1.01(g) — Additional Definitions
Section 2.03(a) — Paid Off Indebtedness
Section 2.03(h) — Restrictive Covenant Agreements
Section 2.03(k) — Required Consents and Approvals
Section 2.08 — Designated Persons
Section 3.01(b) — Organization
Section 3.02(a) — Company Conflicts
Section 3.02(b) — Company Consents and Approvals
Section 3.03(a) — Company and Subsidiary Interests
Section 3.04(a) — Company Financial Statements; Exceptions
Section 3.04(d) — Accounts Payable
Section 3.04(e) — Indebtedness
Section 3.05 — Compliance with Applicable Laws
Section 3.06 — Permits
Section 3.07 — Litigation; Orders
Section 3.08(a) — Real Property
Section 3.08(c) — Real Property Interests; Real Property Liens
Section 3.08(d) — Real Property Use Violations
Section 3.08(e) — Easements
Section 3.08(f) — Condition and Sufficiency of Facilities
Section 3.08(g) — Land-Use Permits
Section 3.09 — Environmental Matters
Section 3.09(b) — Environmental Permits
Section 3.10 — Taxes
Section 3.11 — Material Contracts
Section 3.12(a) — Intellectual Property Contracts
Section 3.12(b) — Company Group Intellectual Property Rights

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Section 3.12(c) — Material Intellectual Property
Section 3.13 — Benefit Plan Matters
Section 3.14 — Insurance
Section 3.16 — Absence of Changes
Section 3.17 — Condition and Sufficiency of Assets
Section 3.18 — Bank Accounts
Section 3.19 — Preferential Rights
Section 3.21 — Imbalances
Section 3.24 — Affiliate Transactions
Section 3.25 — Data Protection; Company IT System
Section 3.27 — FERC
Section 4.03(a) — Seller Conflicts
Section 4.03(b) — Seller Consents and Approvals
Section 4.05 — Credit Support Obligations
Section 6.01 — Interim Period Operations
Section 6.01(a) — Company Group Budget
Section 6.06(a) — Covered Persons
Section 6.08 — Seller Marks
Section 6.11(a) — Transferring Employees
Section 6.11(c) — Severance Compensation
Section 6.13 — Termination of Affiliate Transactions
Section 11.02 — Specified Liabilities
Purchaser Parties Disclosure Schedule

MEMBERSHIP INTEREST PURCHASE AGREEMENT
This Membership Interest Purchase Agreement (this “Agreement”), dated as of May 6, 2026 (the “Signing Date”), is entered into by and among Brazos Permian II, LLC, a Delaware limited liability company (the “Seller”), B-2 Holdings LLC, a Delaware limited liability company (the “Purchaser”), and Western Midstream Partners, LP, a Delaware limited partnership (“WES” and together with the Purchaser, each a “Purchaser Party” and collectively, the “Purchaser Parties”). The Seller and the Purchaser Parties are referred to in this Agreement from time to time each as a “Party” and collectively, as the “Parties.”
RECITALS
WHEREAS, the Seller owns all of the issued and outstanding Equity Interests of Brazos Delaware II, LLC, a Delaware limited liability company (the “Company” and such Equity Interests, the “Company Interests”);
WHEREAS, the Company owns, directly or indirectly, all of the issued and outstanding Equity Interests of the Company Subsidiaries (collectively, the “Subsidiary Interests”);
WHEREAS, subject to the terms and conditions of this Agreement, the Seller desires to sell, assign, transfer and convey to the Purchaser, and the Purchaser desires to purchase and acquire from the Seller, 100% of the Company Interests; and
WHEREAS, concurrently with the execution hereof, (a) each of the individuals listed on Section 2.03(h) of the Disclosure Schedule have entered into a restrictive covenant agreement, by and between such individual and the Purchaser, dated as of the Signing Date but effective upon the Closing, in a form mutually agreed between the Parties (b) Seller will provide evidence to the Purchaser of the (i) termination of the Shared Services Agreement, which such termination is attached hereto as Exhibit K (the “Shared Services Termination”), (ii) termination of that certain Business Opportunities Agreement, dated as of December 10, 2020, by and among Brazos Midstream Management II, LLC, NHIP Bison Holdings, LLC and Brazos Midstream Holdings II, LLC, and (iii) the consummation of the Pre-Closing Transfer(s) pursuant to the agreements attached hereto as Exhibit L (the “Pre-Closing Transfer Documents”), in each case, dated as of the Signing Date but effective as of the Closing Date.
NOW, THEREFORE, in consideration of the mutual representations, covenants and agreements in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
DEFINITIONS AND CONSTRUCTION
Section 1.01 Definitions. As used in this Agreement, the following capitalized terms have the meanings set forth below:
“1933 Act” means the Securities Act of 1933, as amended.

“Action” means any action, claim, investigation (or reported non-compliance), suit, complaint, charge, litigation, arbitration, proceeding or appeal therefrom at law or in equity (civil, criminal, regulatory, administrative or otherwise, whether in contract, in tort or otherwise) commenced, brought, conducted or heard by or before any Governmental Authority.
“Adjusted Purchase Price” has the meaning given to it in Section 2.01(c).
“Adjustment Common Units Amount” means an amount equal to $25,000,000.
“Adjustment Common Units” means the number of WES Common Units (rounded down to the nearest whole unit) equal to the Adjustment Common Units Amount divided by the WES Common Unit Price.
“Affiliate” with respect to any Person, means any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such Person. As used in this definition, the term “Control,” including the correlative terms “Controlled by” and “under common Control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by Contract or otherwise. Notwithstanding anything to the contrary in this definition or the Transaction Documents, (i) except with respect to Section 3.23 (Certain Payments), Section 3.24 (Affiliate Transactions), Section 6.02 (Regulatory and Other Approvals), Section 6.03 (Access), Section 6.04 (Confidentiality Agreements), Section 6.05 (Insurance), Section 6.07 (Books and Records), Section 6.13 (Affiliate Transactions), Section 6.14 (Exclusivity), Section 12.13 (Non-Recourse), the penultimate sentence of Section 6.12 and the definitions of “Indebtedness”, “Leakage”, and “Net Leakage”, no Morgan Stanley Persons shall be deemed an Affiliate of the Seller or any of the Seller’s Subsidiaries, and (ii) for purposes of Section 3.04(d) (Financial Statements), Section 3.11 (Material Contracts), Section 3.24 (Affiliate Transactions), Section 6.01 (Interim Period Operations), Section 6.13 (Affiliate Transactions), and the definitions of “Leakage” and “Net Leakage”, BM and its Affiliates shall be deemed an Affiliate of the Seller and prior to the Closing, the Company Group. For avoidance of doubt, each member of the Company Group shall be an Affiliate of the Seller prior to the Closing, and each member of the Company Group shall be an Affiliate of the Purchaser from and after the Closing. Notwithstanding anything to the contrary in this definition or in the other Transaction Documents, the Purchaser Parties’ “Affiliates” shall include only the General Partner, WES and each of their respective Subsidiaries.
“Agreed Tax Treatment” has the meaning given to it in Section 9.07(a).
“Agreement” has the meaning given to it in the preamble.
“Allocation” has the meaning given to it in Section 9.07(b).
“Alternative Proposal” has the meaning given to it in Section 6.14(a)(i).
“Antitrust Laws” means the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act and any other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade or lessening of competition through merger or acquisition.
“Assets” means all business, assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the goodwill related thereto, operated, owned or leased by the Company Group. With respect to the Company Group, “Assets” includes all of the assets and properties of the Company Group, including all right, title and interest of the Company Group in and to: (i) the oil and gas gathering assets, the interconnects and processing assets, the terminalling assets, the condensate gathering and stabilization assets, the gas treating equipment and facilities, the compression assets, the dehydration assets, and other associated infrastructure assets described on, or depicted on the maps shown on Exhibit A (the “Gathering System”); (ii) (A) all fixtures, improvements and other personal, movable and mixed property, including all structures and equipment, operational and nonoperational, known or unknown associated with the Gathering System, and (B) all personal property attributable to the field operations of the other assets of the Company Group; (iii) all Easements, including the Easements described in Section 3.08(a) of the Disclosure Schedule; (iv) all Leases, including the Leases described in Section 3.08(a) of the Disclosure Schedule (v) all real property, including the real property described on Section 3.08(a) of the Disclosure Schedule; (vi) (A) all Contracts pertaining to the assets of the Company Group to which a member of the Company Group is party and all rights thereunder and (B) all Contracts attributable to the field operations of the assets of the Company Group, including the Material Contracts; (vii) all Permits; and (viii) all Books and Records; provided, that the Excluded Assets shall not be considered Assets.
“Assignment Agreement” has the meaning given to it in Section 2.03(d).
“Base Purchase Price” means $1,600,000,000.
“Benefit Period” has the meaning given to it in Section 6.11(b).
“Benefit Plan” means each (a) “employee benefit plan,” as such term is defined in Section 3(3) of ERISA (whether or not such plan is subject to ERISA), and (b) pension, profit-sharing, savings, retirement, incentive compensation, bonus, commission or deferred compensation, retention, severance, termination or change in control, equity purchase, equity option, phantom equity or other equity-based compensation, vacation practice or other paid time off, disability, death benefit, group insurance, hospitalization, medical, dental, life or other employee benefit, fringe benefit or compensation plan, program, arrangement, agreement, policy or commitment which is not described in clause (a) above.
“BM” has the meaning set forth of Section 1.01(g) of the Disclosure Schedule.
“BM Condition” has the meaning given to it in Section 11.06.
“BM Management” has the meaning set forth of Section 1.01(g) of the Disclosure Schedule.
“BM Holdings” has the meaning set forth of Section 1.01(g) of the Disclosure Schedule.

“Books and Records” means all documents, instruments, papers, books and records, books of account, files, data and certificates, whether written or electronically stored, of any Company Group member or in any Company Group member’s possession or reasonable control of the Company Group, including (i) land, lease and title records (including abstracts of title, title opinions and title curative documents); (ii) contract files; (iii) operations, environmental, and accounting records; (iv) seismic records and surveys, gravity maps, electric logs and other geological and geophysical data and records (including all mapping and other interpretations thereof); (v) production and facility records and data; (vi) books and records or documents relating to Taxes of the Company Group; and (vii) the Organizational Documents of the Company Group. Notwithstanding the preceding sentence, “Books and Records” specifically excludes: (a) Seller’s or its Affiliates’ (other than the Company Group) business plans, strategies, cost and pricing information, supplier lists and records, proprietary training materials, insurance policy documents, and financial records to the extent that they address or reflect activities primarily outside of the Assets; (b) any of Seller’s or its Affiliates’ (other than the Company Group) company minute books and records, in each case that relate to Seller’s or its Affiliates’ business generally or other materials that do not primarily pertain to the Assets; and (c) materials related to the sales process undertaken by Seller and its Affiliates with respect to the Assets and bids received from others in connection with the transactions contemplated by this Agreement, including any materials and analysis (including financial analysis) prepared by Seller and its Affiliates in connection therewith.
“Brazos Permian II LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of the Seller, dated as of December 17, 2018.
“Breaching Party” shall mean a Party (a “Subject Party”) who, at the time in question, is in Willful Breach, if (but only if), at such time in question, all conditions precedent to the obligations of the Subject Party to close as set forth in Article VII or Article VIII, as applicable, (a) have been satisfied (or waived in writing by the Subject Party) other than those conditions that can only be satisfied at the Closing, but subject to the other Party being ready, willing and able to satisfy such conditions at such time in question or (b) would have been fulfilled or satisfied except solely due to the Willful Breach by the Subject Party.
“Business” means the development, ownership and operation by the Company Group of the Assets and other activities conducted by the Company Group that are incidental thereto, in each case, as of the Signing Date and during the 12-month period prior to the Signing Date.
“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York or the State of Texas are authorized or obligated to close.
“Business Employee” means an employee on the payroll of a member of the Company Group as of the Signing Date.
“Capital Markets Transaction” has the meaning given to it in Section 6.16(a).
“CAPM Participant” has the meaning given to it in Section 6.16(a).

“Cash” means all cash and cash equivalents, including marketable securities, any checks issued or received (but not yet deposited), any drafts and wires issued and any cash collateral accounts. “Cash” shall not include (i) customer deposits or (ii) any restricted cash, as determined in accordance with GAAP.

“Cash Purchase Price” has the meaning given to it in Section 2.01(b)(i).
“Casualty Estimate” has the meaning given to it in Section 6.15(a).
“Casualty Loss” has the meaning given to it in Section 6.15(a).
“Central Prevailing Time” means the time of day in Houston, Texas.
“Claim Notice” has the meaning given to it in Section 11.03(a).
“Closing” has the meaning given to it in Section 2.02.
“Closing Cash” means the aggregate amount of Cash of the Company Group as of the Effective Time, determined in accordance with GAAP, without giving effect to the Transactions.
“Closing Date” means the date on which the Closing occurs.
“Closing Indebtedness” means the aggregate amount of Indebtedness of the Company Group as of the Effective Time, determined in accordance with GAAP, without giving effect to the Transactions.

“Closing Net Leakage” means Net Leakage from the Effective Time to the Closing Time.
“Closing Net Working Capital” means Net Working Capital as of the Effective Time.
“Closing Time” means 12:01 a.m. Central Prevailing Time on the Closing Date.
“Closing Transaction Expenses” means the aggregate amount of Transaction Expenses as of the Closing Time.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Common Units” has the meaning ascribed to such term in the WES Partnership Agreement.
“Communication Act” means the Communications Act of 1934, as amended.
“Communications Laws” means the Communications Act and the rules, regulations and published orders of the FCC, as amended and including any court rulings issued upon review of such rules, regulations and orders, and any Laws of any other Governmental Authority regulating or overseeing communications facilities or communications services.
“Company” has the meaning given to it in the recitals.

“Company 401(k) Plan” has the meaning given to it in Section 6.11(e).
“Company Balance Sheet” has the meaning given to it in Section 3.04(a).
“Company Benefit Plan” (i) any written Benefit Plan, and (ii) any other written plan, policy, or program, in each case, providing compensation or other employee benefits to any current or former director, officer or employee of any member of the Company Group, and which is maintained, sponsored or contributed to by any member of the Company Group and under which any member of the Company Group has any material obligation or liability, excluding any plan or program that is sponsored solely by a Governmental Authority or a multiemployer plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”).
“Company Financial Statements” has the meaning given to it in Section 3.04(a).
“Company Group” means, collectively, the Company together with the Company Subsidiaries.
“Company Group Intellectual Property Rights” means, collectively, all Intellectual Property owned or purported to be owned, in whole or part, by or licensed to a member of the Company Group and any rights of the Company Group to use such Intellectual Property.
“Company Group Interests” means, collectively, the Company Interests, together with the Subsidiary Interests.
“Company Interests” has the meaning given to it in the recitals.
“Company IT Systems” means all computers, software, code, firmware, servers, workstations, routers, networks, hubs, switches, data communication lines and equipment, equipment which is reliant upon microchip technology, process and industrial control systems, telecommunications systems (including private branch exchanges), and other information technology equipment owned, leased, licensed or controlled by the Company Group in the conduct of the business of the Company Group.
“Company Subsidiaries” means, collectively:
(a)    Brazos CFP, LLC, a Texas limited liability company;
(b)    Brazos Delaware Compression, LLC, a Texas limited liability company;
(c)    Brazos Delaware Crude, LLC, a Texas limited liability company;
(d)    Brazos Delaware Gas, LLC, a Texas limited liability company;
(e)    Brazos Delaware Residue, LLC, a Texas limited liability company;
(f)    Brazos Midstream Operating, LLC, a Texas limited liability company;

(g)    Brazos NGL Pipeline, LLC, a Texas limited liability company;
(h)    Brazos Wrangler Midstream LLC, a Delaware limited liability company; and
(i)    Texas Wrangler Midstream LLC, a Delaware limited liability company.
“Confidential Information” has the meaning given to it in Section 6.04(b).
“Confidentiality Agreements” means that certain (a) Confidentiality Agreement by and between Brazos Midstream Holdings II, LLC and Western Midstream Operating, LP, dated March 5, 2025 and (b) Confidentiality Agreement by and between Brazos Midstream Holdings II, LLC and Western Midstream Operating, LP, dated April 23, 2026.
“Consents” means any consents, approvals, exemptions, waivers, authorizations, filings, registrations or notifications.
“Continuing Employee” means each Business Employee who is employed on the payroll of a member of the Company Group immediately prior to the Closing.
“Contract” means any legally binding written or oral agreement, contract, lease, license, note, purchase order, evidence of indebtedness, or other legally binding commitment or undertaking (excluding, for the avoidance of doubt, any Permits), including all amendments, restatements, supplements or other modifications thereto.
“Corporate Encumbrances” means, with respect to the Company Group Interests, (a) any transfer restrictions imposed by federal or state securities Laws, (b) any transfer restrictions contained in the Organizational Documents of the Company existing as of the Signing Date (which will be terminated, waived, complied with or conveyed in full to the Purchaser at the Closing, as applicable), (c) Liens created by this Agreement, or (d) Liens arising by, through or under the Purchaser or any of its Affiliates.
“COTS” means generally available, commercial “off-the-shelf,” “click-wrap,” “shrink-wrap” or “browser-wrap” software (a) that is not customized and is licensed to any member of the Company Group in object code only and on a non-exclusive basis and (b) with a replacement cost or aggregate annual license and maintenance fee of not more than $150,000.
“Covered Persons” has the meaning given to it in Section 6.06(a).
“Credit Support Obligations” means any letters of credit, guarantees, surety bonds and other credit support instruments issued or provided by the Seller or by any of the Seller’s Affiliates (other than the Company Group or any member thereof) in respect of obligations of the Company Group (or any member thereof), including those which are set forth in Section 1.01(a) of the Disclosure Schedule.
“Current Assets” means, as of any time of determination, the current assets of the Company Group, in each case, as illustrated on and specifically including only the line items listed on Exhibit B under the heading “Current Assets” (excluding, for avoidance of doubt, (A) Cash,

(B) the portion of any prepaid expenses which the Purchaser will not receive the benefit of following the Effective Time, (C) receivables from any of the Company Group’s Affiliates and (D) Tax assets and deferred Tax assets, including any pending Tax refund claims, other than those included in Current Taxes), determined on a consolidated basis in accordance with GAAP and without giving effect to the Transactions, a sample calculation of which is set forth on Exhibit B under the heading “Current Assets.”
“Current Liabilities” means, as of any time of determination, the current liabilities of the Company Group, in each case, as illustrated on and specifically including only the line items listed on Exhibit B under the heading “Current Liabilities” (excluding, for avoidance of doubt, Taxes other than Current Taxes that are Non-Income Taxes, Indebtedness and Transaction Expenses), determined on a consolidated basis in accordance with GAAP and without giving effect to the Transactions a sample calculation of which is set forth on Exhibit B under the heading “Current Liabilities.”
“Current Taxes” means an amount equal to the sum of the (a) unpaid Taxes of any member of the Company Group for any current or immediately preceding taxable period (or portion thereof) accrued on or prior to the Effective Time, in each case (as applicable), calculated on any entity-by-entity basis or group-by-group basis, as applicable (i.e., deductions and losses of one member of the Company Group may not be used to offset income and gain of another member of the Company Group unless such offset actually reduces the taxable income or gain or Taxes of such other member of the Company Group or such members of the Company Group are part of the same affiliated, combined, consolidated, aggregate, unitary, or similar group for purposes of calculating such taxable income or gain or Taxes) and a jurisdiction-by-jurisdiction basis (including type of Tax-by-type of Tax basis in any jurisdiction), which amount shall be determined (1) by taking into account any estimated or prepaid Taxes, overpayments, credits, carryovers, carryforwards, refunds and similar tax attributes, in each case, solely to the extent that any such amounts have been fully paid or recognized, have actually been received or credited by the applicable member of the Company Group, and/or are currently available and able to be applied to reduce or eliminate the particular Tax liability, as the case may be, in accordance with applicable Law, but not below zero with respect to such Taxes, (2) in a manner consistent with Section 9.08, (3) using the past practices, elections, and methods of the members of the Company Group in filing Tax Returns, unless inconsistent with applicable Law, (4) taking into account Transaction Tax Deductions to the extent provided in Section 9.02(c), and (5) by excluding any Taxes primarily attributable to any affirmative action taken by Purchaser or any of its Affiliates (including any member of the Company Group) on or after the Closing Date outside of the ordinary course of business and not specifically contemplated to be undertaken pursuant to this Agreement, plus (b) any Taxes of a member of the Company Group with respect to deferred revenues arising in, or prepaid amounts received in, a taxable period (or portion thereof) ending on or prior to the Closing Date to the extent (x) such deferred revenue or prepaid amounts will not be recognized for Income Tax purposes in a taxable period (or portion thereof) ending on or prior to the Closing Date, (y) assets attributable to such deferred revenue or prepaid amounts are taken into account as Current Assets, and (z) such deferred revenues or prepaid amounts are not included as a Current Liability or otherwise reduced or offset in Net Working Capital, included in Indebtedness, or otherwise as a reduction for purposes of computing the Adjusted Purchase Price. Current Taxes in the aggregate, for any jurisdiction, or for any type of Tax in any jurisdiction cannot be an amount below zero.

“D&O Insurance” has the meaning given to it in Section 6.06(b).
“Data Protection Laws” means any Laws and guidelines from Governmental Authorities relating to privacy, data security, data protection, breach notification, sending solicited or unsolicited electronic mail and text messages, cookies, trackers and collection, processing, transfer, disclosure, sharing, storing, security and use of Personal Data as applicable in all relevant jurisdictions.
“Data Room” means the electronic data room established by the Seller or the Company or their respective Representatives in connection with the transactions contemplated hereby titled “Project Bomber” hosted by NextGen Smart Room.
“Debt Financing” has the meaning given to it in Section 6.16(a).
“Dedication” means any provision(s) in a Contract for midstream gathering, transportation, treating, dehydration, processing, fractionation, or similar services whereby a party thereto exclusively or partially dedicates hydrocarbons produced or owned by such party or its Affiliates to the other party for performance of services with respect thereto, regardless of whether such dedication is accompanied by a minimum volume commitment or similar take-or-pay concept.
“Defined Air Monitoring” means the following visual, non-intrusive methods only:(a) optical gas imaging to observe gas leakage from equipment, flanges valves, seals, and other components of the Assets; (b) electro chemical sensors, laser technology, gas chromatographs to measure hydrogen sulfide (H2S) concentrations in ambient air, or other industry standard means; and (c) handheld radiation detectors or walkover surveys utilizing gamma radiation detectors to screen for the presence of NORM.
“Derivative Financial Instrument” means any Contract to which the Company Group is a party with respect to any swap, collar, cap, put, call, floor, forward, future or derivative transaction or option or similar hedge transaction with respect to any commodities, currencies or interest rates.
“Designated Entities” has the meaning given to it in Section 2.08.
“Designated Equity” has the meaning given to it in Section 2.08.
“Disclosure Schedule” means the disclosure schedule prepared by the Seller or the Purchaser Parties, as applicable, and attached to this Agreement.
“Dispute Notice” has the meaning given to it in Section 2.05(b).
“Dispute Period” has the meaning given to it in Section 2.05(b).
“Disputed Item” has the meaning given to it in Section 2.05(b).
“DLPA” means the Delaware Revised Uniform Limited Partnership Act.
“Drag-Along Process” has the meaning given to it in Section 6.23.

“Easement” means any Contract granting an easement interest in any Real Property.
“Effective Time” means the earlier of (a) the Closing Time and (b) 11:59 p.m. Central Prevailing Time on June 30, 2026.
“Emergency Operations” means the operations necessary or advisable as a prudent operator to respond to or alleviate the imminent or immediate compromise of (a) the health or safety of any Person or the environment, or (b) the safety or operations of the Business and (c) the safety or integrity of the material property of any Person.
“Employee List” has the meaning given to it in Section 3.13(a).
“Engagement Date” has the meaning given to it in Section 2.05(e).
“Environmental Law” means any Law, in effect on or prior to the Signing Date, relating to pollution, the protection of the environment, natural resources and natural resource damage, conservation of resources and wildlife protection, or the use, generation, handling, treatment, storage, disposal, recycling, manufacture, processing, presence, transportation, emission, discharge, response or remediation of, or exposure to (including human exposure), Hazardous Materials or Releases, and pipeline safety and integrity, process safety management and risk management planning, materials compatibility, contingency planning, including but not limited to the Clean Air Act, the Federal Water Pollution Control Act, the Oil Pollution Act of 1990, the Safe Drinking Water Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Hazardous and Solid Waste Amendments Act of 1984, the Toxic Substances Control Act of 1976, the Endangered Species Act of 1973, the National Historic Preservation Act of 1966, the Natural Gas Pipeline Safety Act of 1968, the Protecting our Infrastructure of Pipelines and Enhancing Safety Act of 2016 and 2020, each as amended from time to time, and analogous state and local counterparts.
“Environmental Permit” means any Permit issued pursuant to any applicable Environmental Law.
“Equity Interests” means, with respect to any Person that is not a natural person, (a) any capital stock, partnership interests (whether general or limited), membership interests, limited liability company interests and any other equity interests or share capital of such Person, (b) any warrants, Contracts or other rights or options to subscribe for or to purchase any capital stock, partnership interests (whether general or limited), membership interests or other equity interests or share capital of such Person, (c) any share appreciation rights, phantom share rights or other similar rights settled into capital stock with respect to such Person or its business and (d) any securities or instruments exchangeable for or convertible or exercisable into any of the foregoing or with any profit participation features with respect to such Person.
“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means each Person treated at a relevant time as a single employer with Seller pursuant to Section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code or a member of a “controlled group” within the meaning of Section 4001(a)(14) of ERISA.
“Escrow Agent” means JPMorgan Chase Bank, N.A., or its successor, in its capacity as such pursuant to the Post-Closing Escrow Agreement.
“Estimated Closing Cash” has the meaning given to it in Section 2.01(d).

“Estimated Closing Indebtedness” has the meaning given to it in Section 2.01(d).
“Estimated Closing Net Leakage” has the meaning given to it in Section 2.01(d).
“Estimated Closing Net Working Capital” has the meaning given to it in Section 2.01(d).
“Estimated Closing Transaction Expenses” has the meaning given to it in Section 2.01(d).
“Estimated Purchase Price” has the meaning given to it in Section 2.01(d).
“Excess Payment” has the meaning given to it in Section 2.06(a)(i).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Excluded Assets” means the assets listed on Section 1.01(e) of the Disclosure Schedule.
“Facilities” has the meaning given to it in Section 3.08(f).
“FCC” means the Federal Communications Commission, or any successor thereto.
“FCC Approval” shall mean one or more final, non-appealable Orders issued by the FCC under the Communications Laws, that consents to or otherwise approves the transfer of control of each of the FCC Licenses in their entirety from the Seller to the Purchaser otherwise in form and substance reasonably satisfactory to each of the Parties.
“FCC Licenses” shall mean, collectively, the licenses issued by the FCC that are used in the operation of the Business, including as listed on Section 3.06 of the Disclosure Schedule.
“FERC” means the Federal Energy Regulatory Commission.
“Final Closing Cash” has the meaning given to it in Section 2.05(e).
“Final Closing Indebtedness” has the meaning given to it in Section 2.05(e).
“Final Closing Net Leakage” has the meaning given to it in Section 2.05(e).
“Final Closing Net Working Capital” has the meaning given to it in Section 2.05(e).
“Final Closing Transaction Expenses” has the meaning given to it in Section 2.05(e).

“Final Post-Closing Adjustment Amount” has the meaning given to it in Section 2.05(f).
“Flow-Through Taxes” means any Taxes (other than Seller Consolidated Group Taxes) determined on a flow-through basis (i.e., reported at the entity level but with respect to which the direct or indirect owners of the entity must report the income or taxable item or are otherwise required to pay a Tax and report on their respective Tax Returns).
“Flow-Through Tax Returns” means any Tax Return related to Flow-Through Taxes.
“Forum” has the meaning given to it in Section 12.11(b).
“Fraud” means an intentional misrepresentation or a concealment of a material fact by a Party in the making of any representation or warranty by the Party in Article III, Article IV or Article V (as modified by the Disclosure Schedules, as applicable), as applicable, or any certificate delivered pursuant to this Agreement, which is made with such Person’s actual knowledge that such representation or warranty is false when made and with the intent of inducing another Person to enter into or consummate this Agreement or to act or refrain from acting in justifiable reliance upon the false representation and warranty, and upon which such other Person has justifiably relied and such Person suffered damage by reason of such reliance; provided that Fraud does not include any fraud based on implied or imputed knowledge, constructive knowledge, negligent misrepresentation, recklessness, equitable fraud, unfair dealings fraud, promissory fraud or any similar theory under applicable Law.
“GAAP” means generally accepted accounting principles in the United States of America.
“General Partner” means Western Midstream Holdings, LLC, a Delaware limited liability company and the general partner of WES.
“Governmental Authority” means any (a) federal, state, municipal, provincial, tribal or local (whether domestic or foreign) government (or department or subdivision thereof) and (b) federal, state, municipal, provincial, tribal or local (whether domestic or foreign) court of competent jurisdiction, commission, board, bureau, commission agency, or arbitration tribunal or other governmental, administrative or regulatory authority or instrumentality or other body administering alternative dispute resolution.
“Hazardous Material” means any substances, materials or waste (a) which are regulated or for which Liability may be imposed by or pursuant to any Environmental Law and/or (b) included within statutory and/or regulatory definitions, designations, or listings of “hazardous substance,” “solid waste,” “special waste,” “oil and gas waste,” “hazardous waste,” “hazardous oil and gas waste,” “toxic substance,” “extremely hazardous substance,” “regulated substance,” “hazardous materials,” “pollutant,” “contaminant,” “air contaminant,” or “hazardous air pollutant” under any Environmental Law, and including petroleum and petroleum byproducts or compounds and other hydrocarbons and natural gas liquids, hydrogen sulfide, NORM, asbestos and asbestos containing materials, lead, polychlorinated biphenyls, and per-and-poly fluoroalkyl substances.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Hydrocarbon” means natural gas or casinghead gas (and any other entrained natural gas liquids, condensate, crude oil, hydrocarbons, and associated inert constituents), and any other hydrocarbons produced or processed therefrom (and any combination and constituents thereof), including refined and intermediate petroleum products.
“Imbalances” means any marketing imbalance between the quantity of Hydrocarbons required to be received and/or delivered by any Company Group member under any gathering, transportation, storage, processing (including any production handling and processing at a separation facility) or marketing Contract and the quantity of Hydrocarbons actually received and/or delivered by any Company Group member pursuant to the relevant Contract.
“Income Taxes” means all Taxes of any member of the Company Group based upon, measured by, or calculated with respect to net income, net receipts or profits, or a margin of income, net receipts or profits, including franchise Taxes and any capital gains, alternative minimum income, and other similar income Taxes (and, for the avoidance of doubt, excluding any applicable Flow-Through Taxes).
“Indebtedness” means, with respect to the Company Group, without duplication, (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, including all principal and interest, with respect thereto, whether short-term or long-term, whether secured or unsecured, (b) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security (and whether or not convertible into any other security), (c) obligations under any performance bond, letter of credit, letter of guaranty provided in respect of indebtedness for borrowed money or to secure obligations of a third party or of the Seller or any of its Affiliates (other than the Company Group) or similar instrument, (d) obligations under any capital leases or financing lease arrangements that would be capitalized under GAAP, (e) any liabilities in respect of deferred purchase price for any asset, property, business or services with respect to which such Person is liable, contingently or otherwise, as obligor or otherwise for additional purchase price obligations, including in respect of any purchase price adjustments and including any vehicle loans, “earn-outs” and “seller notes”, (f) the net settlement amount of all obligations under any Derivative Financial Instruments, including interest rate swaps, collars, caps, hedging and other derivative and similar arrangements, (g) guarantees with respect to any indebtedness of any other Person of a type described in clauses (a) through (f) above, (h) any deferred revenue obligations arising from customer prepayments or deposits, (i) all fees, expenses, penalties, premiums, breakage costs and accrued interest thereon, if any, that are required to be paid by the Company Group in respect to any of the foregoing (including prepayment penalties, premiums or fees required to be paid in connection with the prepayment of any of the foregoing), (j) Current Taxes that are Income Taxes, (k) accrued capital and prepaid construction expenses or advances, and (l) all obligations of the type referred to in clause (i) of other Persons secured by any Lien on any Asset of the Company Group (whether or not such obligation is assumed by such Person). For the avoidance of doubt, Indebtedness shall not include (i) trade payables incurred in the ordinary course of business and included in Net Working Capital, (ii) any obligations under any performance bond, letter of guaranty or letter of credit, in each case, to the extent undrawn or uncalled as of the Closing, (iii) intercompany Indebtedness of the Company and the Company Subsidiaries listed on Section 1.01(f) of the Disclosure Schedule or (iv) any Indebtedness incurred by the Purchaser and its

Affiliates (and subsequently assumed by the Company or any Company Subsidiary) on the Closing Date.
“Indemnified Litigation Matters” means the matters described in subsection (a) on Section 11.02 of the Disclosure Schedule.
“Indemnified Party” has the meaning given to it in Section 11.03(a).
“Indemnifying Party” has the meaning given to it in Section 11.03(a).
“Independent Accountant” has the meaning given to it in Section 2.05(e).
“Intellectual Property” means all of the following whether arising under the Laws of the United States or of any other jurisdiction: (a) patents, patent applications (and patents issued thereon) and statutory invention registrations, including reissues, divisionals, continuations, continuations-in-part, extensions and reexaminations thereof, and all rights therein provided by international treaties or conventions; (b) Marks; (c) copyrights (including copyrights in computer programs, software, computer code, documentation, drawings, specifications and data), moral rights, mask work rights, in each case, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions; (d) confidential and trade secret information, including confidential information regarding inventions, processes, formulae, models, methodologies, proprietary rights, technology, improvements, know-how, technical and business information; (e) the right to sue and collect damages for any past infringement of any of the foregoing; and (f) all other intellectual and industrial property rights, whether or not subject to statutory registration or protection.
“Interim Company Balance Sheet” has the meaning given to it in Section 3.04(a).
“Interim Period” means the period commencing on the Signing Date and ending upon the earlier to occur of the Closing or the termination of this Agreement in accordance with Article X.
“IRS” means the United States Internal Revenue Service.
“Knowledge” means, with respect to the Seller, the actual knowledge of any individual listed in Section 1.01(b) of the Disclosure Schedule, and, with respect to the Purchaser Parties, the actual knowledge of any individual listed in Section 1.01(c) of the Disclosure Schedule, in each case after reasonable inquiry of such Person’s direct reports.
“Law” means any and all applicable laws (including common law), statutes, treaties, constitutions, rules, regulations, ordinances, codes (including the Code), Orders and other pronouncements of or adopted or ratified by any Governmental Authority (including applicable consent decrees or directives or judicial or administrative decisions issued by a Governmental Authority) having the effect of law. All references to “Law” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.
“Leakage” means, except for any Permitted Leakage, to the extent attributable to the period between the Effective Time and the Closing Time, without duplication (including of any amounts included in the actual calculations of the Adjusted Purchase Price, including Current Taxes, Indebtedness, Net Working Capital, or Transaction Expenses), the aggregate amount of the following:
(a)    the amount of any dividend or distribution declared, authorized, set aside or paid whether payable in cash, securities or other property, to or for the account of Seller or any of its Affiliates (other than any Company Group member) by any Company Group member or other payment (including any redemption, repurchase or repayment of share or loan capital), loans or financial benefits of any kind that have been made to or for the benefit of the Seller or its Affiliates (other than any Company Group members), by any Company Group member;
(b)    the amount of any return of capital by any Company Group member to the Seller or any of its Affiliates (other than any Company Group members) or of any redemption, purchase or other acquisition of the Equity Interests of any Company Group member by any Company Group member;
(c)    the amount of any payments by any Company Group member of any cash to or for the account of the Seller or its Affiliates (other than any Company Group member);
(d)    the fair market value of any assets, rights or benefits sold or otherwise transferred by any Company Group member to the Seller or any Affiliate of the Seller (other than any Company Group members) (net of any proceeds received by (or receivable by) the Company Group members), other than any transfers of the Excluded Assets in accordance with this Agreement;
(e)    the amount paid to purchase any asset by any Company Group member from the Seller or any Affiliate of the Seller (other than any Company Group members) to the extent (and only to the extent) such amount was less than the fair market value of such asset;
(f)    the amount of any liabilities or obligations of Seller or any Affiliate of Seller (other than the Company Group) that are (i) unrelated to the ownership or operation of the Company Group or its Business or Assets and (ii) paid by any Company Group member (including any agreement or undertaking by the Company Group to assume, indemnify, guarantee or secure any such liability or obligation);
(g)    the amount of any outstanding loan by any Company Group member to Seller or any Affiliate of the Seller (other than any Company Group members);
(h)    the amount of any out-of-pocket cost paid by any Company Group member for or with respect to: (1) the cure or attempt to cure, without the Purchaser’s written consent, any breach by Seller or any Affiliate of Seller of its representations and warranties set forth in this Agreement where such breach would otherwise result in a failure of the Closing conditions to be satisfied, or (2) the cure or attempt to cure, without the Purchaser’s written consent, any breach by the Seller or any Affiliate of the Seller of any of its covenants set forth in this Agreement;
(i)    the amount of any management, monitoring or sponsor advisory fees paid by any Company Group member to the Seller or its Affiliates (other than any Company Group members);
(j)    any prepayment premiums or other fees paid by the Company Group in connection with the prepayment and/or termination of any Indebtedness and any other payments made with respect to any Indebtedness of the Seller by the Company Group, other than any prepayment made at the Purchaser’s written direction or expressly required under the terms of this Agreement;
(k)    the payment of any Transaction Expenses by the Company Group (to the extent not included in Current Taxes);
(l)    the amount of any payment by any Company Group member pursuant to, and to the extent relating to, any agreement or undertaking by any Company Group member prior to Closing to do any of the matters set out above that survives the Closing, which amounts shall constitute Leakage whether paid before, at, or after the Closing (but after the Effective Time); and
(m)    any Taxes incurred as a direct consequence of any of the foregoing items of Leakage.
“Lease” means any Contract granting a leasehold interest in any Real Property.
“Liability” means any and all debts, obligations, duties, guarantees or liabilities (INCLUDING STRICT LIABILITIES), claims, deficiencies, payments, charges, demands, judgments, or assessments of any nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), regardless of whether any such debts, obligations, duties, guarantees or liabilities would be required to be disclosed on a balance sheet prepared in accordance with GAAP.
“Lien” means any mortgage, pledge, lien, charge, encumbrance, financing statement, hypothecation, security interest, easement, plat restriction or deed restriction, or other similar encumbrances or burdens or other similar property interests.
“Lookback Date” means the date that is five (5) years prior to the Signing Date.
“Loss” means any and all judgments, losses, Liabilities, damages, settlements, fines, penalties, costs and expenses, including reasonable attorneys’ fees and expenses of investigating, defending and prosecuting litigation, and including liabilities, costs, losses and damages for personal injury or death, property damage or environmental damage or remediation.

“Marks” means trademarks, service marks, trade names, service names, trade dress, logos, internet domain names and other identifiers of source, including all applications for registration or issuance of any of the foregoing, whether domestic or foreign, and all goodwill associated with the foregoing.
“Material Adverse Effect” means (i) with respect to the Company Group, any change, event, occurrence, development, circumstance, fact, effect, or condition that, individually or in the aggregate with all other changes, events, occurrences, developments, circumstances, facts, effects or conditions, has had, or would reasonably be expected to have, a material adverse effect on the Company Group’s business, assets, liabilities, condition (financial or otherwise) or results of operations, taken as a whole, or (ii) with respect to the Seller, any change, event, occurrence, development, circumstance, fact, effect, or condition that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Closing by the Seller; provided, however, that with respect to clause (i), none of the following, if occurring, either alone or in combination, shall constitute or be deemed to contribute to a Material Adverse Effect or shall otherwise be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (a) changes generally affecting the economy or the industries or markets in which the Company Group operates, whether international, national, regional, state, provincial or local, (b) changes in international, national, regional, state, provincial or local wholesale or retail markets for crude oil, natural gas or other related products and operations, (c) changes in the operations or availability of gathering systems, processing facilities, pipelines, vessels, terminals or other facilities or equipment, in each case, that are not owned or operated by the Company Group, other than any such changes resulting from any breach by the Seller or any of its Affiliates (including any member of the Company Group) of a Contract, (d) changes in general regulatory, social or political conditions, including any acts of war (whether declared or undeclared), terrorist or other hostile activities, (e) any sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Authority involving a national or federal government as a whole, (f) effects of weather, seismic activity or other meteorological events or natural disasters, (g) effects of any epidemic, pandemic or disease outbreak, escalation or general worsening thereof, or compliance with Laws, regulations, statutes, directives, pronouncements or guidelines issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak or any change in such laws, regulations, statutes, directives, pronouncements or guidelines or interpretations thereof following the Signing Date, (h) any protest, riot, demonstration, public disorder, civil unrest or political instability (or any escalation or worsening of any protest, riot, demonstration, public disorder, civil unrest or political instability) and any response to such an event, (i) changes or adverse conditions in the financial, banking or securities markets, in each case, including any disruption thereof and any decline in the price of any security or any market index, (j) changes or prospective changes in Law or GAAP and the interpretation or enforcement thereof or any actions to comply with such changes, (k) the announcement, pendency, execution, delivery or performance of this Agreement or the other Transaction Documents or the consummation of the Transactions, (l) the failure by any member of the Company Group to meet any projections, forecasts, estimates or predictions in respect of revenues or other financial or operating metrics for any period ending before, on or after the

Signing Date (provided, however, that this clause (l) shall not prevent a determination that any change or effect underlying such a failure has resulted in a Material Adverse Effect), (m) actions or omissions required to be taken or not taken by any member of the Company Group in accordance with this Agreement or the other Transaction Documents, including Section 6.01 and Section 6.10, or consented to in writing by the Purchaser or any of its Affiliates, or (n) any fluctuations in the value of any currency or interest rates, provided, however, that, in the case of the foregoing clauses (a) through (j) and clause (n), the extent (and only the extent) of such adverse effects (if any) shall be taken into account when determining whether a “Material Adverse Effect” has occurred or would occur to the extent that the Company Group, taken as a whole, is adversely affected in a materially disproportionate manner as compared to other participants in the oil and gas midstream industry in the United States.
“Material Contracts” has the meaning given to it in Section 3.11.
“Material Permits” has the meaning given to it in Section 3.06.
“Maximum Allowable Operating Pressure” means, with respect to a given Asset, the lesser of: (a) the maximum pressure at which the Asset may be operated in compliance with applicable Laws (including 49 C.F.R. 192 to the extent applicable), or (b) the maximum pressure at which the Asset may be operated according to its manufacturer’s specifications for the conditions in which it is being operated.
“Morgan Stanley Persons” means Morgan Stanley & Co., LLC and all private equity funds, portfolio companies, parallel investment entities, co-investment entities, managed accounts and alternative investment entities owned, managed, advised or Controlled by Morgan Stanley & Co., LLC or its Affiliates.
“Mutual Release” has the meaning given to it in Section 2.03(e).
“Nameplate Capacity” means, with respect to a given Facility, the Facility designer’s nameplate-rated daily capacity for the Assets comprising such Facility, including, but not limited to, their respective treating or processing capacities, as applicable. For a Facility composed of multiple Assets with the same type of daily capacity (e.g. multiple trains at a gas processing plant), the “Nameplate Capacity” of the Facility shall be the sum of the individually rated capacities of the applicable Assets. Section 3.17(a) of the Disclosure Schedule contains the Nameplate Capacities of the Facilities and their constituent Assets, as applicable.
“Net Leakage” means an amount, which may be positive or negative, equal to (a) the aggregate contributions of Cash to members of the Company Group by Seller or any of Seller’s Affiliates (expressly excluding the Company Group), minus (b) the aggregate amount of Leakage, in each case, during the period from the Effective Time until the Closing Time and determined on a consolidated basis in accordance with GAAP without giving effect to the Transactions. A sample calculation of Net Leakage is set forth on Exhibit B under the heading “Net Leakage.”
“Net Working Capital” means, as of any time of determination, an amount, which may be positive or negative, equal to (a) Current Assets, minus (b) Current Liabilities.

“Non-Income Taxes” means all Taxes other than Income Taxes.
“Nonparty Affiliate” has the meaning given to it in Section 12.13.
“NORM” means naturally occurring radioactive material.
“Order” means any order, writ, judgment, preliminary or permanent injunction, stipulation, determination, award or other legally enforceable requirement issued, made, rendered, adopted, promulgated, entered or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Authority or arbitrator.
“Organizational Documents” means with respect to any Person that is not a natural Person, the articles or certificate of incorporation or formation, bylaws, limited partnership agreement, partnership agreement or limited liability company agreement, as applicable, or such other governing or organizational documents of such Person.
“Outside Date” means November 2, 2026; provided, however, that if the applicable waiting periods (and any extensions thereof) under the HSR Act have not expired or otherwise been terminated on or prior to such date but all other conditions to the Closing set forth in Article VII and Article VIII (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) shall have been satisfied or waived, then the Outside Date will automatically be extended by additional thirty (30) day periods up to an aggregate one hundred twenty (120) days after the original Outside Date (or such later date as may be extended by mutual written agreement of the Parties).
“Party” or “Parties” has the meaning given to it in the preamble.
“Payoff Documentation” means, collectively, the Payoff Letters and all termination and release documentation reasonably necessary to provide for or evidence the release of all Liens securing the Indebtedness of the Company Group set forth on Section 2.03(a) of the Disclosure Schedule, including, if applicable, UCC termination statements, deed of trust, mortgage releases or intellectual property releases, in each case to the extent applicable.
“Payoff Letters” has the meaning given to it in Section 2.03(a).
“Permits” means all authorizations, permits, licenses, tariffs, certificates, pre-qualifications, variances, registrations, consents, approvals, franchises, exemptions, and other authorizations required by Law and issued by any Governmental Authority (and any applications related to the foregoing).
“Permitted Leakage” means any of the following payments or transactions made, or to be made, between the Seller or any Company Group member, on the one hand, and Affiliates of Seller, on the other hand:
(a)    the cure or attempt to cure, without the Purchaser’s written consent, any breach by Seller or any Affiliate of Seller of its representations and warranties set forth in this Agreement solely to the extent first arising after the Effective Time and not otherwise prohibited pursuant to the terms hereof, where such breach would otherwise result in a failure of the Closing conditions to be satisfied;
(b)    transfers of the Excluded Assets in accordance with the terms and subject to the conditions of this Agreement;
(c)    any payment obligations expressly contemplated under the Williams Agreement and made in the ordinary course of business; and
(d)    any payments or transactions expressly contemplated by this Agreement or consented to in writing by the Purchaser.
“Permitted Liens” means:
(a)    with respect to the Assets and the Real Property owned by any member of the Company Group, any:
(i)    mechanic’s, materialmen’s, laborer’s, workmen’s, repairmen’s, carrier’s and similar Liens, including statutory Liens that do not secure Indebtedness, in each case arising or incurred in the ordinary course of business, securing obligations that are (A) not due and payable or (B) being contested in good faith in appropriate Actions and for which adequate reserves have been established on the Company Financial Statements in accordance with GAAP;
(ii)    statutory Liens for Taxes that are not yet due and payable or the amount or validity of which is being contested in good faith, and, in each case, for which adequate reserves have been established on the Company Financial Statements in accordance with GAAP;
(iii)    purchase money Liens and Liens securing rental payments under capital lease arrangements granted in the ordinary course of business listed in Section 1.01(d) of the Disclosure Schedule;
(iv)    pledges or deposits under workers’ compensation legislation, unemployment insurance Laws or similar Laws, in each case arising or incurred in the ordinary course of business;
(v)    public roads, highways and waterways;
(vi)    Liens arising under or created by any Material Contract (other than as a result of a breach or default under such Material Contract) that do not secure Indebtedness and that do not (in each case) materially impair or interfere with the current ownership or operation of the Business;
(vii)    Liens created by the Purchaser’s (or any of its Affiliate’s or Representative’s) examination or inspection of the Company Group’s assets;

(viii)    Liens listed in Section 1.01(d) of the Disclosure Schedule; and
(ix)    non-exclusive licenses granted by a Company Group member in the ordinary course of business to customers, vendors, or suppliers; provided such licenses are terminable upon thirty (30) days’ prior written notice or less;
(b)    with respect to the Real Property and without limiting the foregoing, any:
(c)    terms, conditions, restrictions, exceptions, reservations, limitations, easements, rights of way, restrictive covenants, encroachments, protrusions and other similar charges or encumbrances, defects and other irregularities in title and other matters contained in any document filed or recorded in the real property records of the appropriate county or parish to reflect title thereto, creating, transferring, limiting, encumbering or reserving or granting any rights in such Real Property or disclosed on or uncovered by any title commitment, title policy, title report or surveys made available to the Purchaser and that, in each case, do not materially impair or interfere with the applicable Company Group member’s current use, occupancy or value of the specific Real Property subject thereto;
(d)    all mineral leases, mineral reservations, and mineral conveyances of record relating to any and all minerals in and under or that may be produced from any of the lands constituting part of the Real Property or from any other lands or properties on which any part of the respective assets or properties of the Company Group is located, and the rights of the holders or lessee thereof, in each case, do not materially impair or interfere with the current use, occupancy or value of the specific Real Property subject thereto;
(e)    zoning, entitlement, building and other land use regulations imposed by any Governmental Authority having jurisdiction over the Real Property that are not violated by and that, in each case, do not materially impair or interfere with the current use, occupancy or value of the specific Real Property subject thereto;
(f)    in the case of any Real Property of the Company Group that is not owned in fee by a member of the Company Group, any Liens to which the underlying fee or any other interest in the underlying leased premises or other lands is subject, including rights of the landlord under the lease or lands and all superior, underlying and ground leases and renewals, extensions, amendments or substitutions thereof that, in each case, do not materially impair or interfere with the applicable Company Group member’s current use, occupancy or value of the specific Real Property subject thereto; and
(g)    Liens created by each Contract vesting any member of the Company Group with any right, title or interest in or possession of Real Property (other than Real Property owned in fee simple).
“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, unlimited liability corporation, joint stock company, joint venture, union, association, proprietorship, company, trust, land trust, business trust or other business organization, whether or not a legal entity, custodian, trustee, executor, administrator, nominee or entity in a representative capacity and any Governmental Authority.
“Personal Data” means data or other information relating, directly or indirectly, to or linked or reasonably capable of being linked to an identified or identifiable natural person or household, where such data or other information is regulated under applicable Data Protection Laws, such as “personally identifying information,” “personal information,” “non-public personal information,” “personal data” and other similar terms as they are used in applicable Laws.
“Position Statement” has the meaning given to it in Section 2.05(e).
“Post-Closing Adjustment Amount” means, as of any date of determination, an amount (which may be positive or negative) equal to (a) the sum of (i) Final Closing Net Working Capital, plus (ii) Final Closing Net Leakage, plus (iii) Final Closing Cash, minus (iv) Final Closing Indebtedness, minus (v) Final Closing Transaction Expenses, minus (b) the sum of (i) Estimated Closing Net Working Capital, plus (ii) Estimated Closing Net Leakage, plus (iii) Estimated Closing Cash, minus (iv) Estimated Closing Indebtedness, minus (v) Estimated Closing Transaction Expenses.
“Post-Closing Adjustment Escrow Account” has the meaning given to it in Section 2.04(b).
“Post-Closing Adjustment Escrow Amount” means an amount equal to $15,000,000.
“Post-Closing Escrow Agreement” has the meaning given to it in Section 2.03(c).
“Post-Closing Escrow Amount” means the Post-Closing Adjustment Escrow Amount and the Post-Closing Indemnity Escrow Amount, collectively.
“Post-Closing Indemnity Escrow Account” has the meaning given to it in Section 2.04(b).
“Post-Closing Indemnity Escrow Amount” means an amount equal to $50,000,000.
“Post-Closing Indemnity First Escrow Release Date” means the date that is the later to occur of (a) (i) the final settlement of the Indemnified Litigation Matters, (ii) the final exhaustion or expiration of all available appellate remedies in respect of the Indemnified Litigation Matters, or (iii) the final disposition by non-appealable order of a court of competent jurisdiction of the Indemnified Litigation Matters, and (b) January 30, 2027; provided that, in no event shall such date extend beyond the date that is the third anniversary of the Closing Date, subject to any then-unresolved good faith claims for indemnification made pursuant to Article XI; provided further that the Post-Closing Indemnity First Escrow Release Date shall automatically occur upon satisfaction of the BM Condition; provided, further, that notwithstanding anything to the contrary herein, in no event shall the Post-Closing Indemnity First Escrow Release Date occur prior to the six (6) month anniversary of the Closing Date.
“Post-Closing Indemnity Second Escrow Release Date” means the date that is the second anniversary of the Closing Date.

“Post-Closing Statement” has the meaning given to it in Section 2.05(a).
“Pre-Closing Claim” has the meaning given to it in Section 6.05.
“Pre-Closing Statement” has the meaning given to it in Section 2.01(d).
“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date.
“Pre-Closing Tax Returns” has the meaning given to it in Section 9.02(a).
“Pre-Closing Transfer(s)” means the assignment and transfer of the Excluded Assets pursuant to (a) a bill of sale and assignment and assumption agreement by and among Brazos Midstream Operating, LLC, BM, BM Management and BM Holdings, in substantially the form attached hereto as Exhibit L, and (b) a trademark assignment agreement, by and among Brazos Midstream Holdings II, LLC, BM, and BM Management.
“Pre-Closing Transfer Documents” has the meaning given to it in the recitals.
“Purchaser” has the meaning given to it in the preamble.
“Purchaser 401(k) Plan” has the meaning given to it in Section 6.11(e).
“Purchaser Fundamental Representations” means the representations and warranties set forth in Section 5.01 (Organization), Section 5.02 (Authority), Section 5.03(a)(i) (No Conflicts), Section 5.05 (Acquisition as Investment), Section 5.07 (Broker’s Commissions) and Section 5.09 (Tax Matters).
“Purchaser Indemnified Parties” has the meaning given to it in Section 11.02.
“Purchaser Material Adverse Effect” means (i) with respect to the Purchaser or WES, any change, event, occurrence, development, circumstance, fact, effect, or condition that, individually or in the aggregate with all other changes, events, occurrences, developments, circumstances, facts, effects or conditions, has had, or would reasonably be expected to have, a material adverse effect on the Purchaser’s or WES’s business, assets, liabilities, condition (financial or otherwise) or results of operations, taken as a whole, or (ii) with respect to the Purchaser or WES, any change, event, occurrence, development, circumstance, fact, effect, or condition that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Closing by the Purchaser or WES; provided, however, that with respect to clause (i), none of the following, if occurring, either alone or in combination, shall constitute or be deemed to contribute to a Purchaser Material Adverse Effect or shall otherwise be taken into account in determining whether a Purchaser Material Adverse Effect has occurred or would reasonably be expected to occur: (a) changes generally affecting the economy or the industries or markets in which the Purchaser or WES operates, whether international, national, regional, state, provincial or local, (b) changes in international, national, regional, state, provincial or local wholesale or retail markets for crude oil, natural gas or other related products and operations, (c) changes in the operations or availability of gathering systems, processing facilities, pipelines, vessels, terminals or other facilities or equipment, in each case, that are not owned or operated by the Purchaser or WES, other than any such changes resulting from any breach by the Purchaser or WES or any of their Affiliates of a Contract, (d) changes in general regulatory, social or political conditions, including any acts of war (whether declared or undeclared), terrorist or other hostile activities, (e) any sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Authority involving a national or federal government as a whole, (f) effects of weather, seismic activity or other meteorological events or natural disasters, (g) effects of any epidemic, pandemic or disease outbreak, escalation or general worsening thereof, or compliance with Laws, regulations, statutes, directives, pronouncements or guidelines issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak or any change in such laws, regulations, statutes, directives, pronouncements or guidelines or interpretations thereof following the Signing Date, (h) any protest, riot, demonstration, public disorder, civil unrest or political instability (or any escalation or worsening of any protest, riot, demonstration, public disorder, civil unrest or political instability) and any response to such an event, (i) changes or adverse conditions in the financial, banking or securities markets, in each case, including any disruption thereof and any decline in the price of any security or any market index, (j) changes or prospective changes in Law or GAAP and the interpretation or enforcement thereof or any actions to comply with such changes, (k) the announcement, pendency, execution, delivery or performance of this Agreement or the other Transaction Documents or the consummation of the Transactions, (l) the failure by the Purchaser or WES to meet any projections, forecasts, estimates or predictions in respect of revenues or other financial or operating metrics for any period ending before, on or after the Signing Date (provided, however, that this clause (l) shall not prevent a determination that any change or effect underlying such a failure has resulted in a Purchaser Material Adverse Effect), (m) actions or omissions required to be taken or not taken by the Purchaser or WES in accordance with this Agreement or the other Transaction Documents, or (n) any fluctuations in the value of any currency or interest rates, provided, however, that, in the case of the foregoing clauses (a) through (j) and clause (n), the extent (and only the extent) of such adverse effects (if any) shall be taken into account when determining whether a “Purchaser Material Adverse Effect” has occurred or would occur to the extent that the Purchaser or WES, as applicable, is adversely affected in a materially disproportionate manner as compared to other participants in the oil and gas midstream industry in the United States.
“Purchaser Parent Company” means, collectively, WES and Western Midstream Operating, LP.
“Purchaser Party” and “Purchaser Parties” have the meanings given to them in the preamble.
“R&W Policy” means the purchaser-side representations and warranties insurance policy, to be issued in accordance with the conditional binder agreement attached hereto as Exhibit D. The term “R&W Policy” shall also include any excess representations and warranties insurance policies providing coverage excess of the policy attached to the conditional binder agreement attached hereto as Exhibit D.

“Real Property” means all real property used or held for use by the Company Group (including real property owned in fee, easement or leasehold interests, and any and all improvements located thereon and fixtures attached thereto) in connection with the ownership and operation of the Business.
“Registered Intellectual Property Rights” means (i) patents, registered copyrights, registered Marks, and all applications for registration or issuance of any of the foregoing, issued by a Governmental Authority, whether domestic or foreign, and (ii) internet domain names registered with a domain name registrar.
“Registration Rights Agreement” means the registration rights agreement, by and between the Seller and WES to be entered into at the Closing, which agreement shall be substantially in the form attached hereto as Exhibit H.
“Release” means any release, spill, emission, leaking, pumping, depositing, pouring, placing, discarding, emptying, migrating, seeping, escaping, leaching, dumping, injection, disposal, abandonment or discharge of any Hazardous Material into the environment.
“Remaining Items” has the meaning given to it in Section 2.05(e).
“Remedies Exception” means (a) any bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws affecting the rights and remedies of creditors generally and (b) the exercise of judicial or administrative discretion in accordance with general equitable principles, particularly as to the availability of the remedy of specific performance or other injunctive relief.
“Removal Deadline” has the meaning given to it in Section 6.08.
“Representatives” means, with respect to any Person, its officers, directors, employees, managers, members, partners, equityholders, controlling persons, authorized agents, attorneys and professional advisors.
“Resolution Period” has the meaning given to it in Section 2.05(d).
“Restoration Costs” means, with respect to a Casualty Loss occurring after the Signing Date but prior to Closing, the cost of (a) restoring, repairing, or replacing all or a damaged or destroyed portion of the Asset(s) to a condition reasonably comparable to the such prior condition immediately prior to such Casualty Loss, including (i) lost profits and business interruption of such kind as may be reimbursable or covered under any of the insurance policies listed in Section 3.14(a) of the Disclosure Schedule, irrespective of limits, and (ii) any penalties, damages or other payments required to be made under any Contract due to the breach thereof as a result of such Casualty Loss and (b) mitigation, clean up and remediation of any release of Hazardous Material from any portion of the Assets of the Company Group as a result of such Casualty Loss.
“Restricted Units” means the Adjustment Common Units.

“Restrictive Covenant Agreement” means with respect to the individuals listed on Section 2.03(h) of the Disclosure Schedule, a restrictive covenant agreement, by and between each such individual and the Purchaser, such restrictive covenant agreement entered into as of the Signing Date, in substantially the form attached as Exhibit I.
“Revolving Credit Facility” means that certain Revolving Credit Agreement, dated February 9, 2023, by and among the Seller as the parent guarantor, the Company as the borrower, the lenders party thereto from time to time and Barclays Bank PLC as administrative agent and collateral agent, in each case, as the same may be as amended, supplemented or otherwise modified from time to time.
“SALT Election” means any election under applicable state or local Income Tax Law made by or with respect to any member of the Company Group, pursuant to which such member of the Company Group will incur or otherwise be liable for any state or local Income Tax liability under applicable state or local Income Law that would have been borne (in whole or in part) by the direct or indirect equity owners of such member of the Company Group had no such election been made.
“Sarbanes-Oxley Act” has the meaning given to it in Section 5.12.
“SEC” means the United States Securities and Exchange Commission.
“Seller” has the meaning given to it in the preamble.
“Seller Consolidated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated U.S. federal Income Tax Returns and any similar group under state or local Law, of which each of (a) any member of the Company Group and (b) Seller or any Affiliate thereof (other than a member of the Company Group), is or was a member on or prior to the Closing Date.
“Seller Consolidated Tax Returns” means any Tax Return of a Seller Consolidated Group.
“Seller Fundamental Representations” means the representations and warranties set forth in Section 3.01 (Organization; Good Standing), Section 3.02(a)(i) (No Conflicts), Section 3.03 (Company and Subsidiary Interests), Section 3.10(u) (Tax Classification), Section 3.15 (Broker’s Commissions), Section 3.19 (Preferential Rights), Section 3.24 (Affiliate Transactions), Section 4.01 (Organization; Good Standing), Section 4.02 (Authority), Section 4.04 (Ownership of the Company Interests) and Section 4.07 (Broker’s Commissions).
“Seller Marks” means any Marks owned, used or held for use by the Seller, any of its Affiliates or any of the Company Group members, including the name “Brazos” or other confusingly similar variation thereof, or constituting an abbreviation, derivation or extension thereof.
“Shared Services Agreement” means that certain Shared Services Agreement, dated as of November 1, 2021, by and between Brazos Midstream Operating, LLC and BM, as amended.

“Shared Services Termination” has the meaning given to it in the recitals.

“Shortfall Payment” has the meaning given to it in Section 2.06(a)(ii).

“Side Letter” means that certain side letter, dated as of the Signing Date, by and among the Seller, the Purchaser Parties and Brazos Midstream Holdings II, LLC.

“Signing Date” has the meaning given to it in the preamble.
“Specified Liabilities” has the meaning given to it in Section 11.02(a).
“Straddle Period” means any taxable period that begins before and ends after the Effective Time.
“Subject Party” has the meaning given to it in the definition of “Breaching Party”.
“Subsidiary” means, with respect to a Person, any corporation, association, partnership, limited liability company, joint venture or other business or corporate entity, enterprise or organization of which the management is directly or indirectly (through one or more intermediaries) controlled by such Person or 50% or more of the Equity Interests in which is directly or indirectly (through one or more intermediaries) owned by such Person.
“Subsidiary Interests” has the meaning given to it in the recitals.
“Successor Benefit Plans” has the meaning given to it in Section 6.11(d).
“Tax” or “Taxes” means taxes or other governmental charges in the nature of a tax imposed by any Governmental Authority, including all gross or net income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, equity, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, escheat, unclaimed property or other similar governmental charge in the nature of a tax, together with any interest, penalty or addition thereto, whether disputed or not and whether payable directly or by withholding, and including any Liability for the payment of any such amount as a result of being or having been a member of an affiliated, consolidated, combined or unitary group, successor or transferor Liability, Contract, operation of Law or otherwise.
“Tax Proceeding” has the meaning given to it in Section 9.03.
“Tax Return” means any return, report, declaration, claim for refund, or information return or statement required to be filed with a Taxing Authority with respect to Taxes, including any schedule or attachment thereto and any amendment thereof.
“Taxing Authority” means, with respect to any Tax, the Governmental Authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with collection of such Tax for such entity or subdivision.

“Term Loan” means that certain Term Loan Credit Agreement, dated as of February 9, 2023, among the Seller as parent guarantor and the Company as borrower for the benefit of Barclays Bank, PLC as Administrative Agent and Collateral Agent.
“Third-Party Claim” has the meaning given to it in Section 11.03(b).
“Transaction Documents” means this Agreement, the Side Letter, the Assignment Agreement, the Mutual Release, the Post-Closing Escrow Agreement, the Registration Rights Agreement, the Transition Services Agreement, the Restrictive Covenant Agreements, the Shared Service Termination Agreement, the Pre-Closing Transfer(s) Documents and all other documents and certificates delivered or required to be delivered pursuant to any of the foregoing.
“Transaction Expenses” means, without duplication (including of any amounts included in the actual calculations of the Adjusted Purchase Price, including Current Taxes, Indebtedness, Net Leakage or Current Liability used in the calculation of Net Working Capital), the following: (a) all fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel, investment bankers, advisors, consultants and data room administrators and expert fees and other costs and expenses of other representatives) incurred by or on behalf of the Company Group in connection with the negotiation of this Agreement and the other agreements contemplated hereby and the consummation of the Transactions (including whether invoiced before or after the Closing or which become payable due to the Closing and remain outstanding or unpaid after the Closing), including all out-of-pocket fees and expenses of the Seller’s legal counsel and Jefferies LLC, (b) all (i) transaction, retention, success, sale, or change in control bonuses or payments, and (ii) severance payments or any other compensation or benefits, in each case of (i) and (ii) for any current or former Business Employees, including any Transferring Employees, that become payable by any member of the Company Group as the result of or in connection with the Closing, together with, in the case of this clause (b), the employer portion of all employment and payroll Taxes payable thereon, (c) 50% of the fees of the Escrow Agent; (d) the cost of the D&O Insurance “tail” policy pursuant to Section 6.06(b), (e) 50% of the filing fees under the HSR Act or other Antitrust Laws and (f) liability of the Company Group for Taxes with respect to the payment of the foregoing (without duplication with clause (b)) with respect to the foregoing; provided that in no event shall Transaction Expenses include (i) any payments made or required to be made pursuant to arrangements entered into by, or at the written direction of, Purchaser or any of its Affiliates, (ii) the costs and expenses of the R&W Policy or (iii) any severance payments to any Continuing Employees expressly contemplated to be paid by the Purchaser or its Affiliates in Section 6.11(c).
“Transaction Tax Deductions” means, without duplication, any Tax deductions that are deductible with respect to any of the members of the Company Group or the direct or indirect owners thereof under applicable Tax Law as a result of (a) the payment or incurrence of any amounts used in the computation of consideration paid pursuant to the Transaction Documents (including Net Leakage, Transaction Expenses or as a Current Liability used in the computation of Net Working Capital), (b) the repayment or other satisfaction of the Indebtedness (including any fees, expenses, premiums, penalties and similar amounts with respect thereto), or (c) the payment or incurrence of any other amounts by any member of the Company Group in connection with the Transactions.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.
“Transfer Taxes” has the meaning given to it in Section 9.01.
“Transferring Employee” has the meaning given to it in Section 6.11(a).
“Transition Services Agreement” has the meaning given to it in Section 2.03(f).
“Treasury Regulations” means the final or temporary regulations promulgated by the U.S. Department of the Treasury under the Code.
“Union” has the meaning given to it in Section 3.13(k).
“WES” has the meaning given to it in the preamble.
“WES Balance Sheet Date” has the meaning given to it in Section 5.13.
“WES Common Unit Price” means $41.26.
“WES Common Units” has the meaning given to it in Section 2.01(b)(ii).
“WES Filings” has the meaning given to it in Section 6.17.
“WES Guarantee” has the meaning given to it in Section 6.21(a).
“WES Guaranteed Obligations” has the meaning given to it in Section 6.21(a).
“WES Partnership Agreement” means that certain Second Amended and Restated Agreement of Limited Partnership of WES, dated as of December 19, 2019, as the same may be amended or amended and restated from time to time.
“WES SEC Documents” has the meaning given to it in Section 5.11(a).
“Willful Breach” means, with respect to any Party, that such Party willfully takes an action or refuses to perform or take an action in violation of this Agreement with the knowledge that such refusal or taking such action would cause or result in the breach of any material pre-Closing covenant or agreement applicable to such Party. If a Party is obligated hereunder to use its commercially reasonable efforts or best efforts to perform an action or to achieve a result, the intentional failure to use such commercially reasonable efforts or best efforts, as applicable, would constitute a willful and intentional breach of this Agreement. In addition, if all of the conditions in Article VII and Article VIII have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) and any Party fails to consummate the Transactions within three (3) Business Days following the date on which Closing should have occurred pursuant to Section 2.02, then such Party that fails to consummate the Transactions shall be deemed to be in Willful Breach of this Agreement; provided that, notwithstanding anything to the contrary in this Agreement, in no event shall a Party be in “Willful Breach” if the other Party is in material breach of this Agreement at the time this Agreement is terminated.
“Williams Agreement” means that certain Base Contract for the Sale and Purchase of Natural Gas, dated December 17, 2018, by and between Brazos Delaware Gas, LLC and Williams Energy Resources LLC.
“Wire Transfer Instructions” means the wire transfer instructions delivered by the Seller to the Purchaser in writing prior to the Closing Date.
“Working Capital Target” means an amount equal to $14,300,000.
Section 1.02 Rules of Construction.
(a)    The Disclosure Schedule and the Exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes. All Article, Section, Schedule and Exhibit references used in this Agreement and in the Disclosure Schedule are to Articles, Sections, Schedules and Exhibits to this Agreement unless otherwise specified.
(b)    The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
(c)    If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular Section or Article in which such words appear. Unless expressly provided to the contrary, the word “or,” “either” or “any” shall not be exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other theory extends and such phrase shall not mean “if.” The words “shall” and “will” are interchangeably used throughout this Agreement and shall accordingly be given the same meaning, regardless of which word is used. All currency amounts referenced herein are in United States Dollars unless otherwise specified. The singular shall include the plural and the plural shall include the singular wherever and as often as may be appropriate.
(d)    Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. Time shall be of the essence of this Agreement.
(e)    All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP and shall be calculated in a manner consistent with that used in preparing the Company Financial Statements to the extent that the Company Financial Statements are prepared in accordance with GAAP.

(f)    Except as otherwise provided in this Agreement, any reference herein to any Law shall be construed as referring to such Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time and references to particular provisions of a Law include a reference to the corresponding provisions of any prior or succeeding Law.
(g)    Reference herein to any Contract shall be construed as referring to such Contract as amended, modified, restated or supplemented.
(h)    Unless the context shall otherwise require, references to any Person include references to such Person’s successors and permitted assigns, and, in the case of any Governmental Authority, to any Persons succeeding to such Governmental Authority’s functions and capacities.
(i)    Any reference to any federal, state, local or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context shall otherwise require. Reference herein to “federal” shall be construed as referring to U.S. federal.
(j)    Reference herein to “default under,” “breach of” or other expression of similar import shall be deemed to be followed by the phrase “with or without notice or lapse of time, or both.”
(k)    The Parties acknowledge and agree that this Agreement and all contents herein were jointly drafted by the Parties, and neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against either Party, whether under any rule of construction or otherwise.
(l)    The phrase “made available,” “provided to,” “furnished to” or similar phrases in respect of documents being made available or provided to the Purchaser means that such document or other item of information was available to the Purchaser in the Data Room in connection with the Transactions on or prior to 5:00 p.m. Central Time on the Signing Date.
(m)    Unless otherwise indicated, with respect to the Seller or the Company Group, the terms “ordinary course of business” or “ordinary course” shall be deemed to refer to the ordinary conduct of business in a manner consistent with the past practices of the Seller or the Company Group, as applicable.
ARTICLE II
PURCHASE AND SALE; CLOSING
Section 2.01 Purchase and Sale of Company Interests.
(a)    At the Closing, upon the terms and subject to the conditions set forth in this Agreement, the Seller shall sell, contribute, assign, transfer and convey to the Purchaser and WES, as the case may be, and the Purchaser and WES, as the case may be, shall purchase and acquire from the Seller, the Company Interests, free and clear of all Liens (other than Corporate Encumbrances).

(b)    The aggregate consideration for the sale and transfer of the Company Interests by the Seller to the Purchaser, in accordance with the terms and subject to the conditions set forth in this Agreement, shall be an aggregate amount equal to the Base Purchase Price, which shall be paid as follows and consist of the following at the Closing:
(i)    the Purchaser shall pay to the Seller $800,000,000 (the “Cash Purchase Price”) in immediately available funds as cash consideration, subject to adjustment pursuant to Section 2.01(c), in accordance with Section 2.04(a); and
(ii)    subject to Section 2.01(e) and Section 2.08 and subject to adjustment pursuant to Section 2.01(c), WES shall issue to the Seller in book-entry form certain Common Units at the WES Common Unit Price having an aggregate value of $800,000,000 (the “WES Common Units” and together with the Cash Purchase Price, the “Purchase Price”).
(c)    The Purchase Price shall be subject to adjustment at Closing as follows (as adjusted, the “Adjusted Purchase Price”):
(i)    the Purchase Price;
(ii)    plus the amount, if any, by which the Estimated Closing Net Working Capital exceeds the Working Capital Target or minus the amount, if any, by which the Working Capital Target exceeds the Estimated Closing Net Working Capital;
(iii)    minus (if the Estimated Closing Net Leakage is negative) or plus (if the Estimated Closing Net Leakage is positive) the absolute value of the Estimated Closing Net Leakage;
(iv)    plus the amount of the Estimated Closing Cash;
(v)    minus the amount of the Estimated Closing Indebtedness; and
(vi)    minus the amount of the Estimated Closing Transaction Expenses.
Notwithstanding anything to the contrary herein, with respect to any adjustments to the Purchase Price pursuant to this Section 2.01(c), such adjustments shall first be made to the Cash Purchase Price (provided, however, in no event shall such adjustments cause the Cash Purchase Price to be less than the Post-Closing Escrow Amount); and thereafter, to the extent that there is not a sufficient amount of Cash Purchase Price to fund the Post-Closing Escrow Amount as a result of such adjustments, the WES Common Units.
(d)    Not later than three (3) Business Days prior to the Closing Date, the Seller shall deliver to the Purchaser a statement in a form mutually agreed between the Parties (the “Pre-Closing Statement”) setting forth in reasonable detail its good faith estimates of the (i) (A) Closing Net Working Capital (the “Estimated Closing Net Working Capital”), (B) Closing Net Leakage (the “Estimated Closing Net Leakage”), (C) Closing Cash (the “Estimated Closing Cash”), (D) Closing Indebtedness (the “Estimated Closing

Indebtedness”), and (E) Closing Transaction Expenses (“Estimated Closing Transaction Expenses”), in each case, determined in accordance with GAAP, if applicable, and this Agreement and (ii) the Adjusted Purchase Price resulting from such estimates (the “Estimated Purchase Price”). Within two (2) Business Days after the Purchaser’s receipt of the Pre-Closing Statement, the Purchaser shall deliver to the Seller a written report containing all changes that the Purchaser proposes to be made to the Pre-Closing Statement together with the explanation therefor. The Parties shall in good faith attempt to agree in writing on the Pre-Closing Statement as soon as possible after the Seller’s receipt of the Purchaser’s report. The Pre-Closing Statement, as agreed upon in writing by the Parties, will be used to adjust the Adjusted Purchase Price at the Closing; provided, however, that if the Parties do not agree in writing upon any or all of the adjustments set forth in the Pre-Closing Statement, then the amount of such un-agreed adjustment or adjustments used to adjust the Adjusted Purchase Price at the Closing shall be that amount set forth in the Pre-Closing Statement delivered by the Seller to the Purchaser pursuant to this Section 2.01(d). For the avoidance of doubt, neither the Purchaser’s failure to object to the Pre-Closing Statement prior to the Closing nor the Parties’ use of the Pre-Closing Statement for Closing purposes shall be deemed to constitute a final agreement on the items included therein, and the Purchaser shall not be precluded from disputing any such items following the Closing in accordance with Section 2.05.
(e)    Without limiting the Parties’ respective obligations under Section 6.01 and Section 6.20, if, during the Interim Period, (x) any Purchaser Party effects (or any record date occurs with respect thereto) any (A) dividend or distribution on the Common Units in a form other than cash, (B) a subdivision (by split, recapitalization or otherwise) of Common Units, (C) combination or reclassification of Common Units into a different number of Common Units or (D) issuance of any securities by reclassification of Common Units (including any reclassification in connection with a merger, consolidation or business combination) or (y) any merger, consolidation, combination, reorganization or other transaction is consummated pursuant to which Common Units are converted to, or otherwise entitled to receive, cash, securities and/or other property or assets, then the number of Common Units to be issued to the Seller at the Closing shall be proportionately adjusted, including, for the avoidance of doubt, in the cases of clauses (x)(A), (x)(D) and (y) to provide for the receipt by the Seller, in lieu of or in addition to (as the case may be) any Common Units delivered at the Closing, the same number or amount of cash, securities and/or other property or assets as would have been received if each Common Unit to be delivered at the Closing had been outstanding at the time of such transaction described in clauses (x)(A), (x)(D) and (y) hereof. An adjustment made pursuant to the foregoing sentence shall become effective immediately after the record date in the case of a dividend and shall become effective immediately after the effective date in the case of a subdivision, split, combination, reorganization, reclassification or other similar transaction. For the avoidance of doubt, no adjustment shall be made pursuant to this Section 2.01(e) in respect of (i) issuances of Common Units or other equity securities of any Purchaser Party in exchange for cash or assets, (ii) issuances of Common Units or other equity securities of any Purchaser Party resulting from the vesting of any equity awards or the granting of any equity awards pursuant to any employee, director or other compensatory equity plan or arrangement, (iii) repurchases or redemptions of Common Units or other equity securities of any Purchaser Party, or (iv) cash distributions on Common Units.

Section 2.02 Closing. Subject to the satisfaction or, when permissible, waiver of the conditions set forth in Article VII and Article VIII, the consummation of the Transactions (the “Closing”) shall take place via electronic exchange of signatures at 10:00 a.m. Central Prevailing Time on the third Business Day after the last of the conditions set forth in Article VII and Article VIII (other than any such conditions which by their terms are not capable of being satisfied until the Closing) have been satisfied or, when permissible, waived, or on such other date and at such other time and place as the Parties mutually agree. The Closing shall be deemed to have occurred as of the Closing Time. Once the conditions set forth in Article VII and Article VIII have been satisfied or waived in writing by the applicable Party or Parties, the Parties shall proceed with the Closing in accordance with this Section 2.02. All actions to be taken and all documents and instruments to be executed and delivered at Closing shall be deemed to have been taken, executed, and delivered simultaneously and, except as permitted hereunder, no actions shall be deemed taken nor any documents and instruments executed or delivered until all actions have been taken and all documents and instruments have been executed and delivered.
Section 2.03 Closing Deliveries by the Seller to the Purchaser Parties. At the Closing, the Seller shall deliver, or shall cause to be delivered, to the Purchaser Parties:
(a)    one or more customary payoff letters, in form and substance reasonably acceptable to the Purchaser in respect of the Indebtedness of the Company Group set forth on Section 2.03(a) of the Disclosure Schedule, which shall reflect the amount (including all principal, interest, fees, prepayment premiums and penalties, if any) necessary to satisfy in full such Indebtedness (such letter(s), the “Payoff Letter”) and providing for the release of all Liens relating thereto, subject only to payment of the payoff amounts included therein, and the other Payoff Documentation, in each case and to the extent applicable, in final and fully executed and authorized form, and, with respect to such other Payoff Documentation, subject to the conditions to release thereof as set forth in the Payoff Letter;
(b)    evidence of the release of the UCC-1 transmitting utility financing statements on file with the Texas Secretary of State naming Jefferies Finance LLC, as secured party, and Brazos Wrangler and Texas Wrangler, respectively, as debtors (File No. 190005974186 and 190005974207 respectively);
(c)    a counterpart of the escrow agreement, substantially in the form attached hereto as Exhibit C (the “Post-Closing Escrow Agreement”), duly executed by the Seller;
(d)    a counterpart of the assignment agreement, substantially in the form attached hereto as Exhibit E (the “Assignment Agreement”), evidencing the assignment and transfer to the Purchaser of the Company Interests, duly executed by the Seller;
(e)    a counterpart of the mutual release, substantially in the form attached hereto as Exhibit F (the “Mutual Release”), duly executed by the Seller;
(f)    a counterpart of the transition services agreement, substantially in the form attached hereto as Exhibit G (the “Transition Services Agreement”), duly executed by the Seller;

(g)    a counterpart of the Registration Rights Agreement, duly executed by the Seller, and customary joinders to the Registration Rights Agreement, duly executed by each of the Designated Entities;
(h)    to the extent not delivered as of the Signing Date, counterparts of the Restrictive Covenant Agreements, duly executed by the individuals listed on Section 2.03(h) of the Disclosure Schedule, as applicable;
(i)    the officer’s certificate referenced in Section 7.03;
(j)    the written resignations or removals from their respective officer, manager or director positions (and not from employment) of all directors, managers and officers of the Company Group, effective as of the Closing;
(k)    good standing certificates or the equivalent for each member of the Company Group from the applicable Secretaries of State of each of their respective jurisdictions of formation and any jurisdictions in which they are qualified to do business, in each case, dated within ten (10) days of the Closing Date;
(l)    duly executed copies of all consents and approvals required for the consummation of the Transactions contemplated by this Agreement and the Transaction Documents and set forth in Section 2.03(l) of the Disclosure Schedule, in each case in form and substance reasonably acceptable to the Purchaser;
(m)    all consents, bank signatory cards or other approvals necessary in order to (1) permit any Persons specified by the Purchaser in writing to the Seller not later than ten (10) days prior to Closing to control, immediately following the Closing, the Company Group’s bank accounts, and (2) remove the authority or approval of all signatories thereto (unless the Purchaser, in writing, directs the Seller to allow any of such signatories to remain authorized to sign for such bank accounts) to control or access, immediately following the Closing and thereafter, such bank accounts;
(n)    an IRS Form W-9 (or applicable successor form) from the Seller;
(o)    to the extent not delivered as of the Signing Date, evidence of the (i) the Shared Services Termination and (ii) termination of that certain Business Opportunities Agreement, dated as of December 10, 2020, by and among Brazos Midstream Management II, LLC, NHIP Bison Holdings, LLC, Brazos Midstream Holdings II, LLC; and
(p)    evidence of (i) the termination of Affiliate transactions and Contracts and (ii) the consummation of the Pre-Closing Transfer(s), in each case, in accordance with Section 6.13.
Section 2.04 Closing Deliveries by the Purchaser Parties to the Seller. At the Closing, the Purchaser Parties, as applicable, shall deliver, or shall cause to be delivered, to the Seller:

(a)    payment of the Estimated Purchase Price less the Post-Closing Escrow Amount, to the Seller by the Purchaser by wire transfer of immediately available funds in accordance with the Wire Transfer Instructions;
(b)    payment of the Post-Closing Adjustment Escrow Amount by the Purchaser by wire transfer of immediately available funds to the account designated in writing by the Escrow Agent (the “Post-Closing Adjustment Escrow Account”) and payment of the Post-Closing Indemnity Escrow Amount by the Purchaser by wire transfer of immediately available funds to the account designated in writing by the Escrow Agent (the “Post-Closing Indemnity Escrow Account”);
(c)    payment by the Purchaser of the amounts set forth in the Payoff Letters delivered pursuant to Section 2.03(a) to the accounts of the applicable lenders or other parties as set forth in the Payoff Letters, which payment shall be made following the payment described in Section 2.04(a) and shall be deemed to have occurred following the assignment and transfer to the Purchaser of the Company Interests in accordance with the Assignment Agreement;
(d)    evidence of the issuance by WES to the Seller of the WES Common Units;
(e)    a counterpart of the Post-Closing Escrow Agreement, duly executed by the Purchaser;
(f)    a counterpart of the Assignment Agreement, duly executed by the Purchaser;
(g)    a counterpart of the Mutual Release, duly executed by the Purchaser;
(h)    a counterpart of the Transition Services Agreement, duly executed by the Purchaser;
(i)    a counterpart of the Registration Rights Agreement, duly executed by WES;
(j)    counterparts of the Restrictive Covenant Agreements, duly executed by the Purchaser; and
(k)    the officer’s certificate referenced in Section 8.03.
Section 2.05 Post-Closing Purchase Price Adjustment.
(a)    Not later than ninety (90) days after the Closing Date, the Purchaser shall deliver to the Seller a statement in a form mutually agreed between the Parties setting forth, in reasonable detail, the Purchaser’s calculations, as of the Closing Date of the (i) Closing Net Working Capital, (ii) Closing Net Leakage, (iii) Closing Cash, (iv) Closing Indebtedness, (v) Closing Transaction Expenses and (vi) the resulting Post-Closing Adjustment Amount (such calculation, the “Post-Closing Statement”) and if reasonably requested by the Seller, the work papers supporting such calculation to enable a review thereof by the Seller. The Post-Closing Statement shall be unaudited and prepared in accordance with GAAP. The Post-Closing

Statement shall be based exclusively on the facts and circumstances as they exist prior to the Closing.
(b)    The Seller shall have thirty (30) days from the date the Purchaser delivers the Post-Closing Statement to the Seller (such period, the “Dispute Period”) to notify the Purchaser in writing as to whether the Seller agrees or disagrees with the Purchaser’s calculation of any of the amounts reflected on the line items of the Post-Closing Statement (such written notice, the “Dispute Notice” and each such item, a “Disputed Item”); provided, however, that in each case the Seller shall notify the Purchaser in writing of each Disputed Item and specify in reasonable detail the amount in dispute and the basis therefor. During the Dispute Period, the Purchaser shall make available or cause to be made available to the Seller and its accountants (during regular business hours and upon reasonable prior notice), at the Seller’s sole cost and expense, (i) the Books and Records relating to the Post-Closing Statement and (ii) Purchaser’s accounting personnel and advisors responsible for preparing the Post-Closing Statement, in each case, as reasonably requested by the Seller. In the event that the Purchaser fails to provide such access, as reasonably determined by the Seller, the Dispute Period shall be automatically extended by the length of time it takes the Purchaser to provide such access.
(c)    If the Seller fails to deliver a Dispute Notice to the Purchaser prior to the expiration of the Dispute Period, the Post-Closing Statement and the Purchaser’s calculations therein, including the resulting Post-Closing Adjustment Amount, shall be deemed to be final and the Final Post-Closing Adjustment Amount resulting therefrom shall be final and binding upon the Parties and not subject to further audit or arbitration.
(d)    If the Seller timely delivers a Dispute Notice to the Purchaser during the Dispute Period, the Parties shall, for a period of thirty (30) days from the date the Seller delivers the Dispute Notice to the Purchaser (such period, the “Resolution Period”), use commercially reasonable efforts to amicably resolve the Disputed Items and determine the Post-Closing Adjustment Amount. Any Disputed Items so resolved by the Parties in writing shall be deemed to be final and correct as so resolved and shall be final and binding upon the Parties.
(e)    If the Parties are unable to resolve all of the Disputed Items during the Resolution Period, then either Party may refer the remaining Disputed Items (the “Remaining Items”) to a U.S. nationally recognized, independent accounting firm that is mutually agreed to by the Parties, or, if the Parties are unable to mutually agree, to the Houston, Texas office of Deloitte & Touche LLP, or if Deloitte & Touche LLP declines to act in such capacity, by another nationally recognized firm of independent accountants that does not have a material relationship with either Party and that is reasonably acceptable to the Parties (the “Independent Accountant”). If a Party delivers written notice to the other Party that it elects to refer the remaining Disputed Items to the Independent Accountant, then the Parties shall promptly mutually engage the Independent Accountant on terms customary for such an engagement. The Parties shall furnish the Independent Accountant, on the date of such engagement (the “Engagement Date”), with the Post-Closing Statement, the Dispute Notice and any Disputed Items previously resolved by the Parties pursuant to Section 2.05(d). The Parties shall also furnish the Independent Accountant (and the other Party concurrently) with such other information and documents as the Independent Accountant may reasonably request for purposes of resolving the Remaining Items and determining the Post-Closing Adjustment Amount. Additionally, within five days after the Engagement Date, each Party shall provide the Independent Accountant with a written statement (a “Position Statement”) describing in reasonable detail such Party’s position regarding the Remaining Items (copies of which shall concurrently be delivered to the other Party). If either Party fails to timely deliver its Position Statement to the Independent Accountant, the Independent Accountant shall resolve the Remaining Items solely upon the basis of the information otherwise timely provided to the Independent Accountant in accordance with this Section 2.05(e). The Parties shall be afforded the opportunity to discuss the disputed matters and the Position Statements with the Independent Accountant, but the Independent Accountant shall not conduct a formal evidentiary hearing. The Parties agree that there shall be no ex parte discussions with the Independent Accountant. The Independent Accountant shall act as an expert and not as an arbitrator. The Parties may not disclose to the Independent Accountant, and the Independent Accountant may not consider for any purpose, any settlement discussions or settlement offers or offers to compromise made by or on behalf of the Parties during the negotiation period or otherwise, unless otherwise agreed to by the other Party in writing. Within thirty (30) days after the Engagement Date, the Independent Accountant shall deliver to the Parties a report specifying (i) its final determination of the Closing Net Working Capital, Closing Net Leakage, Closing Cash, Closing Indebtedness and Closing Transaction Expenses, (ii) the resulting Post-Closing Adjustment Amount, (iii) its adjustments, if any, to the Post-Closing Statement in connection with the items listed in the foregoing clauses (i) and (ii) and (iii) the calculations supporting such determinations and adjustments in the foregoing clauses (i), (ii) and (iii). The Independent Accountant’s report shall be based upon the terms of this Agreement (including the relevant definitions herein), the Post-Closing Statement, the Position Statements, GAAP, the Dispute Notice and any written submissions of the Parties (and not on the basis of independent review). Such report shall, absent manifest error or fraud, be final, conclusive and binding on the Parties. Each of the Closing Net Working Capital, Closing Net Leakage, Closing Cash, Closing Indebtedness and Closing Transaction Expenses, as finally determined pursuant to this Section 2.05, is referred to herein as the “Final Closing Net Working Capital,” “Final Closing Net Leakage,” “Final Closing Cash,” “Final Closing Indebtedness” and “Final Closing Transaction Expenses,” as applicable. Any delay in delivering such report shall not invalidate such determination or deprive the Independent Accountant of jurisdiction to resolve the Remaining Items. In no event shall the Independent Accountant assign a value to the Post-Closing Adjustment Amount or any Remaining Item that is greater than the highest, or less than the lowest, calculation thereof proposed by the Parties. The Independent Accountant’s report and determination as to the Remaining Items and the Post-Closing Adjustment Amount shall, absent manifest error or fraud, be final and binding upon the Parties and shall not be subject to judicial review. The Independent Accountant may not award interest, damages or penalties. The costs, fees and expenses of the Independent Accountant shall be paid by the Seller, on the one hand, and the Purchaser, on the other hand, based on the degree to which the Independent Accountant’s determination of the aggregate amount of the Remaining Items accepts each Party’s respective positions with respect thereto. For example, if the Seller’s position is that the aggregate amount of the Remaining Items is $300, the Purchaser’s position is that the aggregate amount of the Remaining Items is $100 and the Independent Accountant determines that the aggregate amount of the Remaining Items is $150, then the Seller shall pay 75% ($300 - $150 / $300 - $100) and the Purchaser shall pay 25% ($150 - $100 / $300 - $100), respectively, of the Independent Accountant’s costs, fees and expenses. Notwithstanding the foregoing to the contrary, if any of the disputed matters relate to the interpretation of the Parties’ legal rights or obligations under this Agreement or the other Transaction Documents, rather than financial or accounting matters pertinent to the calculation of the Adjusted Purchase Price, such disputed matters shall instead be resolved in the manner set forth in Section 12.11.
(f)    The Post-Closing Adjustment Amount that is finally determined in accordance with this Section 2.05 shall be the “Final Post-Closing Adjustment Amount.”
Section 2.06 Payment of Post-Closing Adjustment Amount.
(a)    Following the final determination of the Final Post-Closing Adjustment Amount pursuant to Section 2.05:
(i)    if the Final Post-Closing Adjustment Amount is negative (the absolute value of such amount, the “Excess Payment”), the Purchaser and the Seller shall promptly (but in any event within five (5) Business Days after the final determination of the Final Post-Closing Adjustment Amount pursuant to Section 2.05), execute and deliver joint instructions to the Escrow Agent to pay by wire transfer of immediately available funds from the Post-Closing Adjustment Escrow Account (A) to an account designated by the Purchaser in writing an amount equal to the lesser of (x) the Excess Payment and (y) the amount of funds available in the Post-Closing Adjustment Escrow Account, and (B) if any funds remain in the Post-Closing Adjustment Escrow Account immediately after such payment to the Purchaser, to the Seller an amount equal to the balance of funds remaining in the Post-Closing Adjustment Escrow Account; provided that if the amount of funds in the Post-Closing Adjustment Escrow Account is insufficient to fully pay the Excess Payment, then the Seller shall surrender to the Purchaser a number of Restricted Units equal to the final value of such shortfall amount divided by the WES Common Unit Price.
(ii)    if the Final Post-Closing Adjustment Amount is positive (the absolute value of such amount, the “Shortfall Payment”), (A) the Purchaser shall promptly (but in any event within five (5) Business Days after the final determination of the Final Post-Closing Adjustment Amount pursuant to Section 2.05), pay to the Seller an amount by wire transfer of immediately available funds in accordance with the Wire Transfer Instructions equal to the Shortfall Payment, and (B) the Purchaser and the Seller shall execute and deliver joint instructions to the Escrow Agent to pay to the Seller by wire transfer of immediately available funds from the Post-Closing Adjustment Escrow Account an amount equal to the balance of funds remaining in the Post-Closing Adjustment Escrow Account; and
(iii)    if the Post-Closing Adjustment Amount equals zero, the Purchaser and the Seller shall execute and deliver joint instructions to the Escrow Agent to pay to the Seller by wire transfer of immediately available funds from the Post-Closing Adjustment Escrow Account an amount in accordance with the Wire Transfer Instructions equal to the balance of funds remaining in the Post-Closing Adjustment Escrow Account.

(b)    The Parties shall (and shall cause their respective Affiliates to) treat all payments made pursuant to this Section 2.06 as adjustments to the total consideration paid hereunder for U.S. federal (and applicable state and local) Income Tax purposes.
(c)    Following the final determination of the Final Post-Closing Adjustment Amount pursuant to Section 2.05 and the satisfaction of any payments required pursuant to Section 2.06(a) (including the surrender of any Restricted Units required thereunder), any remaining Restricted Units shall no longer be Restricted Units, and any applicable legends shall be removed in accordance with the Registration Rights Agreement.
Section 2.07 Withholding. The Purchaser Parties shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be withheld and paid over to the applicable Governmental Authority under the Code or any applicable provision of Tax Law. To the extent amounts are deducted or withheld pursuant to this Section 2.07 and remitted to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid absent such deduction or withholding. The Purchaser Parties shall use commercially reasonable efforts to promptly notify the Seller of any anticipated deduction and withholding (including a description of the legal basis therefor) prior to such deduction or withholding, and shall reasonably cooperate with the Seller to minimize the amount of any applicable withholding to such affected Person.
Section 2.08 Designation of Entities to Receive Equity Consideration. The Seller may, by written notice to WES delivered not later than one (1) Business Day prior to the Closing, designate the Persons listed in Section 2.08 of the Disclosure Schedule (each, a “Designated Entity”) to be the registered holder(s) of all or any portion of the WES Common Units to be issued to the Seller hereunder except for the Restricted Units which shall be issued to the Seller and be subject to the terms of the Registration Rights Agreement. Such notice shall set forth the name, address and other customary delivery instructions of each Designated Entity and the number of WES Common Units to be issued in the name of such Designated Entity (the “Designated Equity”). Upon receipt of any such notice and contingent on the Closing, WES shall, in lieu of issuing the Designated Equity in the name of the Seller, issue such Designated Equity in the name of the applicable Designated Entity(ies) in accordance with such notice. For the avoidance of doubt, the issuance of any Designated Equity to any Designated Entity pursuant to this Section 2.08 shall not constitute an assignment of this Agreement by the Seller and the Seller shall remain liable for the performance of all of its obligations under this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
RELATED TO THE COMPANY GROUP
Except as set forth in the Disclosure Schedule, the Seller hereby represents and warrants to the Purchaser as follows:

Section 3.01 Organization; Good Standing.
(a)    Each member of the Company Group (i) is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware or the State of Texas, as applicable, and (ii) has all requisite limited liability company power and authority to own, lease and operate the assets now owned, leased or operated by it and to conduct its business as presently conducted.
(b)    Each member of the Company Group is duly qualified, registered or licensed to do business in each other jurisdiction in which the ownership or operation of its Assets or conduct of its business makes such qualification, registration or licensing necessary, except in any jurisdiction where the failure to be so duly qualified or licensed would not reasonably be expected to have a Material Adverse Effect. Section 3.01(b) of the Disclosure Schedule sets forth a true, correct and complete list of each jurisdiction in which the Company Group is qualified, registered or authorized to do business as a foreign company.
(c)    True, correct and complete copies of each Company Group member’s Organizational Documents in effect as of the Signing Date, including all amendments, modifications, material waivers in effect and supplements thereto, have been made available to the Purchaser.
Section 3.02 No Conflicts; Consents and Approvals.
(a)    Except as set forth in Section 3.02(a) of the Disclosure Schedule, and, assuming receipt of all Consents of Governmental Authorities described in Section 3.02(b) of the Disclosure Schedule, neither the execution and delivery by the Seller or any member of the Company Group of any Transaction Documents to which it is or will be a party, nor the consummation by the Seller or the Company Group of the Transactions, will (i) violate, contravene or conflict with or result in any breach of any provision of any Company Group member’s Organizational Documents, (ii) violate, contravene, conflict with, result in a breach of or require Consent or notice under, or result in the acceleration of or create in any Person the right to accelerate, terminate, modify or cancel, or give rise to any payment obligation or the loss of any material benefit under any Material Contract or Material Permit, (iii) violate, contravene, conflict with or result in a violation of any Law to which any Company Group member is subject or (iv) result in the imposition or creation of any Lien (other than Permitted Liens) on any Company Group member’s assets or the Company Group Interests, except in the case of clauses (ii), (iii) and (iv), as would not, individually or in the aggregate, reasonably be expected to be material to the Company Group or the Business.
(b)    No Consent of, with or to or notice to any Governmental Authority or other Person is required to be obtained or made by any member of the Company Group in connection with the execution and delivery by the Seller or any Company Group member of this Agreement or the other Transaction Documents to which it is or will be a party or the consummation of the Transactions, other than (i) requirements of any securities Laws, (ii) Consents or notices set forth in Section 3.02(b) of the Disclosure Schedule, (iii) Consents or notices required under the HSR Act, (iv) Consents that, if not obtained or made, would not reasonably be expected to be material to the Company Group or the Business or (v) Consents or notices that may be required because of the Purchaser’s participation in the Transactions, including any requirements applicable as a result of the specific legal or regulatory status of the Purchaser or any of its Affiliates or as a result of any other facts that specifically relate to the business or activities in which the Purchaser or any of its Affiliates are or propose to be engaged (other than the Business).
Section 3.03 Company and Subsidiary Interests.
(a)    The Company Interests set forth in Section 3.03(a) of the Disclosure Schedule collectively constitute all of the issued and outstanding Equity Interests of the Company. The Company Interests have been duly authorized, validly issued and are fully paid and, subject to the Laws of the State of Delaware, non-assessable, and were not issued in violation of any purchase option, call option, right of first refusal or preemptive right. There are no Equity Interests convertible into, or exchangeable or exercisable for Equity Interests of the Company or options, warrants, calls, rights, commitments or Contracts to which the Company is a party or by which it is bound, in any case obligating the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, Equity Interests of the Company, or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment or Contract. There are no outstanding or authorized equity appreciation, phantom stock, profit participation, preemptive rights, registration rights, approval rights, proxies or rights of first refusal affecting the Company Interests. Except as set forth in the Organizational Documents of the Company, the Company Interests are not subject to any voting agreement, voting trust, or any other agreement, right, instrument, or understanding with respect to any purchase, sale, transfer, repurchase, issuance, redemption, voting, distribution rights or disposition of such Equity Interests. There are no preferential rights, rights of first refusal, or other similar rights that are applicable to the transfer of the Company Interests to the Purchaser in connection with the consummation of Transactions.
(b)    The Company owns 100% of each of the Subsidiary Interests beneficially and of record, free and clear of all Liens, other than Corporate Encumbrances. The Subsidiary Interests constitute all of the issued and outstanding Equity Interests in the Company Subsidiaries. The Subsidiary Interests have been duly authorized, validly issued and are fully paid and, subject to the Laws of the State of Delaware or the State of Texas, as applicable, non-assessable, and were not issued in violation of any purchase option, call option, right of first refusal or preemptive right. There are no Equity Interests convertible into, or exchangeable or exercisable for Equity Interests of any Company Subsidiary or options, warrants, calls, rights, commitments or Contracts to which any Company Subsidiary is a party or by which it is bound, in any case obligating any Company Subsidiary to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, Equity Interests of such Company Subsidiary, or obligating such Company Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment or Contract. There are no outstanding or authorized equity appreciation, phantom stock, profit participation, preemptive rights, registration rights, approval rights, proxies or rights of first refusal affecting the Subsidiary Interests. Except as set forth in the Organizational Documents of the Company Subsidiaries, the Subsidiary Interests are not subject to any voting agreement, voting trust, or any other agreement, right, instrument, or understanding with respect to any purchase, sale, transfer, repurchase, issuance, redemption, voting, distribution rights or disposition of such Equity Interests.
(c)    None of the Company Group members owns, nor have any of the Company Group members owned since the Lookback Date, directly or indirectly, any Equity Interests in, or any interest convertible into or exchangeable or exercisable for, at any time, any Equity Interest in, or any subscriptions, options, warrants, rights, calls, or other agreements or commitments for any Equity Interests in any Person.
Section 3.04 Financial Statements; Indebtedness.
(a)    Section 3.04(a) of the Disclosure Schedule sets forth true, correct and complete copies of (i) the audited consolidated balance sheet of the Company Group as of December 31, 2024, and as of December 31, 2025 (the “Company Balance Sheet”) and the related audited consolidated statements of operations, changes in members’ equity and cash flows for the 12-month periods then ended and (ii) the unaudited financial statements consisting of the consolidated unaudited balance sheet of the Company Group as of March 31, 2026 (the “Interim Company Balance Sheet”) and the related consolidated unaudited statements of operations, changes in members’ equity and cash flows for the three month period ended March 31, 2026 ((i) and (ii), collectively, the “Company Financial Statements”). Except as set forth in Section 3.04(a) of the Disclosure Schedule, the Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, and the Company Financial Statements fairly present, in all material respects, the consolidated financial position of the Company Group as of December 31, 2024, December 31, 2025 and March 31, 2026 and the consolidated results of operations of the Company Group on a consolidated basis for the periods covered by the Company Financial Statements, in accordance with GAAP except that (x) there are no notes to the Interim Company Balance Sheet and related unaudited statements of operations, changes in members’ equity and cash flows and (y) the Interim Company Balance Sheet and related unaudited statements of operations, changes in members’ equity and cash flows are subject to normal adjustments (none of which are reasonably expected to be material).
(b)    The Company Group has no Liabilities except for Liabilities (1) expressly stated in, adequately reserved against or otherwise specifically described in the Company Financial Statements, (2) incurred in the ordinary course of business since the date of the Interim Company Balance Sheet (none of which is a liability for breach of Contract, tort infringement, action, claim, warranty or environmental, health or safety matter), or (3) Liabilities that are not material in amount.
(c)    All of the accounts receivable of the Company Group reflected in the Company Financial Statements and the accounting records of the Company Group represent bona fide, arms’ length transactions and enforceable claims, are not subject to any set-off or counterclaim (other than normal cash discounts accrued in the ordinary course of business consistent with past practice), and were recorded in the ordinary course of business. The allowance for doubtful accounts stated in the Company Financial Statements is adequate and reasonable in all material respects based on the past history of the Company Group with respect to the business and customers.
(d)    All accounts payable of the Company Group reflected in the Company Financial Statements and the accounting records of the Company Group arose in bona fide arm’s-length transactions in the ordinary course of business. Since the date of the Interim Company Balance Sheet, the Company Group has paid its accounts payable in the ordinary course and in a manner that is consistent with past practices of the Company Group. Except as set forth in Section 3.04(d) of the Disclosure Schedule, the Company Group does not have any accounts payable owing to the Seller or any Person that is affiliated with the Seller or any managers, directors, officers or employees of the Company Group, including any Affiliates.
(e)    Except as set forth in Section 3.04(e) of the Disclosure Schedule, as of the Signing Date, no member of the Company Group has any Indebtedness, including for purposes of this Section 3.04(e), any letters of credit, performance bonds or guarantees whether drawn or undrawn or called or uncalled.
(f)    The Company Group maintains a system of internal controls and procedures over financial reporting that are sufficient in all material respects to provide reasonable assurance (i) that the transactions of the Company Group are recorded as necessary in order to permit preparation of financial statements of the Company Group in accordance with GAAP, (ii) that the books and records of the Company Group are maintained in reasonable detail to accurately and fairly reflect the transactions and dispositions of the Assets of the Company Group and (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Assets of the Company Group. To the Knowledge of the Seller, there is none of the following: (A) any fraud or corporate misappropriation that involves any employee or member of management of any of the Company Group, (B) any material weakness or significant deficiency in the design or operation of internal controls and procedures over financial reporting of any of the Company Group or (C) any Action regarding any of the foregoing.
Section 3.05 Compliance with Applicable Laws. Except as otherwise set forth in Section 3.05 of the Disclosure Schedule, (a) each member of the Company Group is, and since the Lookback Date, has been in compliance with all Laws in all material respects and (b) since the Lookback Date, none of the Seller nor any member of the Company Group has received any written notice from any Governmental Authority or other Person alleging, nor, to the Seller’s Knowledge, has any Governmental Authority or other Person otherwise threatened, that any member of the Company Group is in material violation of any Laws. Except as set forth in Section 3.05 of the Disclosure Schedule, the Assets have at all times since the Lookback Date been operated in compliance with their applicable Maximum Allowable Operating Pressures and other manufacturer-designated operating parameters.
Section 3.06 Permits. Except as set forth in Section 3.06(a) of the Disclosure Schedule the Company Group holds, and since the Lookback Date has held when required, all material Permits required for the ownership, operation and use of the Assets of the Company Group and for the conduct of the Business. A true, correct and complete list of all material Permits required under applicable Laws for the ownership, operation and use of the Assets of the Company Group and for the conduct of the Business as currently conducted as of the Signing Date and held by the Company Group members is set forth in Section 3.06(b) of the Disclosure Schedule (the “Material Permits”). The Company Group is, and since the Lookback Date, has been in compliance in all material respects with its obligations under, and the terms of, each Material Permit, and, to the Seller’s Knowledge, no event has occurred or condition or state of facts exists which constitutes or after notice or lapse of time or both, would constitute a breach or default in any material respect under any Material Permit or which permits or, after notice or lapse of time or both, would permit revocation or termination of any such Permit, or which would materially and adversely affect the rights of any member of the Company Group under any Material Permit. All Material Permits are in full force and effect in all material respects. No Action is pending or, to the Knowledge of the Seller, threatened, to suspend, revoke, withdraw, adversely modify or limit any such Material Permit in a manner that would reasonably be expected to have a material impact on the ability of the Company Group to use such Material Permit or conduct its operations in compliance with applicable Law or that would result in the termination, revocation, suspension, withdrawal or restriction of any such Material Permit, or the imposition of any fine, penalty or other sanctions for violation of any requirements relating to any such Material Permits. Neither the Seller nor the Company Group has received any written notice of any material default under, cancellation, suspension, revocation, invalidation or non-renewal of any Material Permit. Applications for the renewal of each Material Permit have been timely filed and all fees and charges required to be paid with such applications have been paid in full if due, in each case, in all material respects. True, correct and complete copies of all Material Permits have been provided to the Purchaser.
Section 3.07 Litigation; Orders. Except as set forth in Section 3.07 of the Disclosure Schedule, (a) there are no, and since the Lookback Date there have been no, material Actions pending or, to the Seller’s Knowledge, threatened, against any member of the Company Group or to which any of the Company Group members is or was a party or to which any of the Company Interests or the Assets of the Company Group are or were subject and (b) there are no Actions pending, or to the Knowledge of Seller, threatened, in each case, that seek to or which would reasonably be expected to have the effect of restricting, making illegal or otherwise prohibiting or materially delaying the consummation of the Transactions contemplated by this Agreement and the Transaction Documents. There is no unresolved Order issued or entered by any Governmental Authority against the Company Group or to which the Company Group’s Assets are subject that would, individually or in the aggregate, reasonably be expected to be material to the Company Group or the Business.
Section 3.08 Real Property.
(a)    Section 3.08(a) of the Disclosure Schedule sets forth the tracts of Real Property (other than Easements to which any member of the Company Group has any right, title, interest or possession), and noting whether such Real Property is owned in fee or covered by a Lease. With respect to any such Real Property owned in fee, Section 3.08(a) of the Disclosure Schedule sets forth (i) a description of, or (ii) a recordation file number within the appropriate real property records of the relevant county or parish to the documentation of, such Real Property owned in fee, together with record title owner of such Real Property owned in fee. With respect to any such Real Property covered by a Lease, Section 3.08(a) of the Disclosure Schedule sets forth a description of the Leases, together with the title, date and parties thereto, together with any amendments, addendum, or modifications thereto, and the address, or, if the address is unapplicable or unavailable, a description, of all such Real Property covered by such Lease. With respect to the Easements and except as noted on Section 3.08(e)(ii) of the Disclosure Schedule, Section 3.08(a) of the Disclosure Schedule sets forth a true, correct and complete list of all Easements, and similar non-possessory interests of which any member of the Company Group owns or has an interest in, in each case as of the Signing Date, and which are necessary to the operation of the Business.
(b)    True, correct and complete copies of each (i) deed, Lease, sublease, license, concession, or other agreement constituting Real Property that is set forth on Section 3.08(a) of the Disclosure Schedule, (ii) Easement, and (iii) the most-recent title insurance policies, title commitments or title reports, surveys, and such other inspection reports, appraisals, Contracts, agreements and similar documents, in each case, with respect to the Real Property to the extent in the Seller’s or any Company Group member’s possession, have been made available to the Purchaser.
(c)    To the Seller’s Knowledge, except as set forth on Section 3.08(c) of the Disclosure Schedule, the applicable member of the Company Group, insofar as it relates to all Persons claiming by, through or under such member of the Company Group, but not otherwise, (i) has good and indefeasible fee simple title to each tract or parcel of Real Property owned in fee by such member of the Company Group, (ii) has a valid, subsisting and enforceable leasehold or subleasehold interest in the Real Property covered by each Lease to which such member of the Company Group is a party, (iii) has a valid easement estate in the Real Property covered by each Easement to which such member of the Company Group is a party, and (iv) owns all right, title and interest in the improvements (if any) located on the Real Property owned by such member of the Company Group in fee, covered by such applicable Lease or covered by such applicable Easement (as the case may be), in each case (A) subject to the terms of such Contract vesting any member of the Company Group with any right, title or interest in or possession of Real Property and (B) free and clear of all Liens arising by, through or under such member of the Company Group, other than Permitted Liens.
(d)    Except as set forth in Section 3.08(d) of the Disclosure Schedule, all Leases are binding on and valid and effective, in all material respects, against the applicable member of the Company Group and, to the Seller’s Knowledge, the counterparties thereto, in accordance with their respective terms, in each case, subject to the Remedies Exception. No member of the Company Group, and, to the Seller’s Knowledge, no counterparty to any Lease, is or, with the passage of time, would reasonably be expected to be in material breach or violation of or default under such Lease and no event, occurrence or act (including the consummation of the transactions contemplated hereby) has occurred which, with notice or lapse of time or both, would become a material default by the member of the Company Group party thereto or, to the Seller’s Knowledge, the counterparties thereto. None of the Company Group members, the Seller, or any of their Affiliates has received any written, or to the Seller’s Knowledge, oral notice that any counterparty to such Lease intends to cancel, modify, accelerate or terminate such Lease. Other than pursuant to the Permitted Liens, no Person other than the member of the Company Group party thereto has any right to use, occupy or lease any portion of the real property subject to such

Lease, and neither the Seller nor the applicable member of the Company Group has received any written notice from any Person to the contrary and such Company Group member’s possession and quiet enjoyment of the subject Real Property under such Lease has not been disturbed. All rents due on each such Lease have been paid and no rents are past due. No security deposit or portion thereof deposited with respect such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full. The counterparty to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, the Seller or the applicable member of the Company Group.
(e)    Except as set forth in Section 3.08(e)(i) of the Disclosure Schedule, all Easements are valid and effective, in all material respects, against the applicable member of the Company Group and, to the Seller’s Knowledge, the counterparties thereto, in accordance with their respective terms, in each case, subject to the Remedies Exception. No member of the Company Group, and, to the Seller’s Knowledge, no counterparty to any Easement, is or, with the passage of time, would reasonably be expected to be in material breach or violation of default under such Easement and no event, occurrence or act (including the consummation of the transactions contemplated hereby) has occurred which, with notice or lapse of time or both, would become a material default by the member of the Company Group party thereto or, to the Seller’s Knowledge, the counterparties thereto. None of the Company Group members, the Seller, or any of their Affiliates has received any written, or to the Seller’s Knowledge, oral notice that any counterparty to such Easement intends to cancel, modify, accelerate or terminate such Easement. The applicable member of the Company Group owns all right, title and interest in the improvements (if any) located on the Real Property covered by any Easement. For all of the Easements being utilized for, or as part of, the Gathering System, except as set forth in Section 3.08(e)(ii) of the Disclosure Schedule, such Easements establish a continuous route and right-of-way for such Gathering System that is free from any gaps, except for gaps that are caused by such Easements that are not necessary to the operation of the Business. Each Gathering System is located within the boundaries of the premises covered by the Real Property being utilized for, or as part of, such Gathering System and does not materially encroach upon any real property of other Persons.
(f)    To the Seller’s Knowledge, since the Lookback Date, neither Seller nor any member of the Company Group or any of their respective Affiliates has received any written notice from a Governmental Authority alleging that any Real Property, or the use of Real Property by any member of the Company Group, is in violation, in any material respect, of any applicable Law. Except as set forth in Section 3.08(f) of the Disclosure Schedule and except as would not reasonably be expected to be material to the Company Group or the Business, all of the facilities, equipment, improvements, gathering systems, pipelines, vessels, terminals or other tangible assets that constitute the facilities (the “Facilities”) located on, above, below or within the Real Property and that are used or held for use in connection therewith are (A) structurally sound with no material defects, (B) in good repair, working order and operating condition, taking into account the age and history of use, and except for ordinary wear and tear and ordinary and/or routine maintenance, (C) not in need of material repairs except for ordinary and/or routine maintenance and (D) no portion of any of the Facilities materially encroach onto adjacent properties or is located on lands that are not on or subject to the Real Property. There is public or private (which the applicable member of the Company Group has the right to utilize pursuant to an Easement or other portion of the Real

Property) ingress and egress to and from the Real Property and the Facilities and, to the Seller’s Knowledge, there is no fact or condition that would result in the termination of the current access to or from any Real Property or the Facilities to any presently existing public right-of-way.
(g)    Except as set forth in Section 3.08(g) of the Disclosure Schedule, there are no eminent domain, land-use, Permit-related or other similar Actions or, to Seller’s Knowledge threatened taking (whether permanent, temporary, whole or partial) pending or, to the Seller’s Knowledge, threatened or contemplated, by any Governmental Authority affecting any Real Property and, as of the Signing Date, the Seller has not received written notice from a Governmental Authority that any Material Permit relating to the use of Real Property will not be renewed upon expiration or that any material condition will be imposed to use or renew the same.
Section 3.09 Environmental Matters. Except as set forth in Section 3.09 of the Disclosure Schedule:
(a)    Each member of the Company Group and their respective Assets are, and have been in compliance with all Environmental Laws to which such Company Group member and its respective business, Assets and Real Property are subject.
(b)    Each member of the Company Group has obtained and is in compliance with all terms and conditions of all Environmental Permits required under applicable Environmental Laws for the ownership, use, and operation of the Assets and properties associated with the business of such Company Group member to be in compliance with all applicable Environmental Laws; (ii) all such Environmental Permits are listed on Section 3.09(b) of the Disclosure Schedule; and (iii) all such Environmental Permits have been validly issued and obtained, and any applications for renewal thereof have been timely filed, and no material changes to operations or pollution control equipment are necessary or contemplated in order for the continued operation of the Assets to remain in compliance or meet compliance schedules set forth in such Permits and Environmental Laws.
(c)    No Company Group member has received any written notice regarding any actual or alleged violation by any Company Group member of, or Liabilities of any Company Group member under, applicable Environmental Laws, which notice remains unresolved and any such notice received before the date which is five (5) years prior to the date hereof has been resolved with no further recourse against the Company Group member at issue.
(d)    There has been no Release of Hazardous Materials (i) on, from or under any Asset or property currently (or to the Knowledge of Seller at any formerly) owned, leased, or operated by any Company Group member (or their respective current or former Affiliates) or (ii) from or in connection with the Company Group member operations, wastes, or other Hazardous Materials, in such quantities or concentrations that would require response pursuant to applicable Environmental Laws or has or would reasonably be expected to result in Liability of a Company Group member under Environmental Laws and all Hazardous Materials generated by any

Company Group member have been disposed of or recycled at authorized facilities and in accordance with applicable Environmental Laws.
(e)    There is no Action under or relating to Environmental Law against or involving any Company Group member or Assets currently or formally owned or operated by any such Company Group member and no member of the Company Group is subject to any outstanding Order nor, to the Seller’s Knowledge, has any Action or Order been threatened by any Governmental Authority, that would reasonably be expected to impose a Liability or restriction on operations pursuant to any Environmental Law with respect to the Business or the Real Property.
(f)    None of the Company Group have assumed, undertaken, or provided an indemnity with respect to any known Liability under any applicable Environmental Laws, including any obligation for corrective or remedial action of any Persons; and no compliance schedule in any Environmental Law currently enacted shall cause the Assets or the business of any Company Group member as currently expended in the ordinary course of business.
(g)    The Company Group has furnished or made available to the Purchaser true, correct, and complete copies of all material documents regarding Actions, or claims regarding non-compliance with or Liabilities under Environmental Laws, and all environmental audits, inspection reports, studies, assessments, and compliance documents in each case relating to any of the Company Group in their possession or reasonable control.
Section 3.10 Taxes. Except as set forth in Section 3.10 of the Disclosure Schedule:
(a)    all material Tax Returns required to be filed by any member of the Company Group, or with respect to the assets or activities of the Company Group, have been timely filed (taking into account any applicable extension of time within which to file), and all such Tax Returns are correct and complete in all material respects;
(b)    all material Taxes required to have been paid by any member of the Company Group have been timely paid (whether or not shown on any Tax Return), except for amounts that are not yet delinquent or that are being contested in good faith by appropriate proceedings and for which adequate reserves are reflected in the Company Financial Statements in accordance with GAAP;
(c)    each member of the Company Group has timely withheld and paid over to the appropriate Governmental Authority all material amounts of Taxes required to be withheld from amounts paid or owing to any employee, independent contractor, unitholder, creditor or other third party and all such amounts have been properly reported to the appropriate Governmental Authority in accordance with applicable Law;
(d)    the unpaid Taxes of the members of the Company Group (i) did not materially exceed the reserve for Tax Liability (rather than a reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Company Balance Sheet through the date thereof and (ii) do not materially exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the members of the Company Group in filing their Tax Returns;
(e)    there are no Liens (other than Permitted Liens) on any of the Company Group’s assets or the Company Interests that arose in connection with any failure to pay any material Tax;
(f)    no claim has been made by a Governmental Authority in a jurisdiction where any member of the Company Group does not file Tax Returns that such member of the Company Group or any of such member’s activities is or may be subject to taxation by that jurisdiction;
(g)    no material assessment, deficiency, or adjustment has been asserted, proposed, or threatened in writing (or, to the Seller’s Knowledge, other than in writing) with respect to any material Taxes of, or with respect to, any member of the Company Group that has not been resolved, and no material Tax audits or administrative or judicial proceedings are being conducted, pending or have been threatened in writing (or, to the Seller’s Knowledge, other than in writing) by (and remain unresolved with) any Governmental Authority with respect to any member of the Company Group;
(h)    there is not in force any extension of time in effect with respect to the due date for the filing of any material Tax Return of any member of the Company Group (other than automatic extensions obtained in the ordinary course of business) or any waiver or agreement for any extension of time for the assessment or payment of any material Taxes of or with respect to any member of the Company Group;
(i)    no member of the Company Group is a party to or bound by any material Tax sharing, allocation, indemnity or similar Contract (other than any Contract, the principal purpose of which does not relate to Taxes);
(j)    except as a result of being a part of a Seller Consolidated Group, no member of the Company Group is, nor ever has been, a member of a consolidated, combined, affiliated, unitary, aggregate or other group for Tax purposes, nor does it have any material liability for Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract, by operation of Law or otherwise;
(k)    no member of the Company Group will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the date hereof as a result of any: (i) change in, or use of an improper, method of accounting or any adjustment pursuant to Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) for a taxable period (or portion thereof) ending on or prior to the date hereof; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) executed prior to the Closing; (iii) installment sale, open transaction or similar disposition made on or prior to the Closing; (iv) prepaid amount, advanced amount or deferred revenue received or accrued prior to the date hereof; or (v) intercompany transaction occurring or excess loss account existing on or prior to the date hereof, in each case, as described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law);
(l)    no member of the Company Group is, nor ever has been, a party to or claimed any Tax benefit from any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b)(2) or any corresponding or similar provision of state, local or non-U.S. Tax Law;
(m)    each member of the Company Group has properly collected and remitted any material sales, use, valued added and similar Taxes with respect to sales or leases made or services provided to its customers and for all sales, leases or provision of services that are exempt from sales, use, value added and similar Taxes and that were made without charging or remitting sales, use, value added or similar Taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale, lease or provision of services as exempt;
(n)    neither Seller (with respect to any member of the Company Group) nor any member of the Company Group has received, requested, entered into a private letter ruling, technical advice memoranda or similar agreement or ruling with any Governmental Authority with respect to Taxes or Tax Returns;
(o)    none of the assets of any member of the Company Group is “tax-exempt use property” (within the meaning of Section 168(h) of the Code) or “tax-exempt bond-financed property” (within the meaning of Section 168(g)(5) of the Code);
(p)    no property of any member of the Company Group is subject to any tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership Income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code;
(q)    no member of the Company Group is subject to Tax in any jurisdiction outside of the U.S. by virtue of having, or being deemed to have, employees, a permanent establishment, fixed place of business or similar presence;
(r)    no member of the Company Group owns any equity interests of any entity or assets in any jurisdiction outside the U.S.;
(s)    all related party transactions involving the members of the Company Group have been conducted at arm’s length in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder and any comparable provisions of any state, local or foreign Law;
(t)    other than Income Taxes in respect of a Seller Consolidated Group and Flow-Through Taxes, no member of the Company Group has any liability for Income Taxes;

(u)    for U.S. federal Income Tax purposes, each member of the Company Group is classified as an entity disregarded as separate from the Seller; and
(v)    all Seller Consolidated Tax Returns and Flow-Through Tax Returns of or with respect to which any member of the Company Group could be liable filed prior to the Closing Date include all Flow-Through Taxes and Income Taxes of the Company Group for any Tax period (or portion of a period) ending on or before the Closing Date.
Section 3.11 Material Contracts. (a) Section 3.11 of the Disclosure Schedule sets forth a true, correct and complete list of each of the following Contracts (except for any Contract that is a Benefit Plan), to which a member of the Company Group is a party or by which its Assets are bound as of the Signing Date (including all amendments, modifications, or supplements thereto):
(i)    each Contract pursuant to which any Company Group member has incurred or become liable for, or otherwise guaranteed, any Indebtedness owed to a Person other than another Company Group member, in each case, in excess of $500,000 in any calendar year;
(ii)    each Contract relating to price swaps, hedges, futures or similar instruments;
(iii)    each partnership, joint venture, profit sharing or similar agreement, including any agreement or commitment to make any loan or capital contribution to any joint venture or partnership or pursuant to which any rights with respect to any Equity Interests of the Company Group are granted to a third party;
(iv)    each Contract between the Seller, any Affiliate of the Seller (other than a member of the Company Group), or any of their respective directors, officers, employees, or managers, on the one hand, and any member of the Company Group, on the other hand;
(v)    each Contract that is a covenant not to compete that limits the freedom of any member of the Company Group to engage in any line of business or compete with any Person or in a market or geographical area;
(vi)    each Contract involving remaining payments by any member of the Company Group in excess of $500,000 in the aggregate in any calendar year;
(vii)    each Contract providing for remaining capital expenditures, drilling incentive payments, or similar payments, discounts, or rebates, incurred or issued by any member of the Company Group with an outstanding amount of unpaid obligations and commitments in excess of $500,000 in any calendar year;
(viii)    each Contract with any Governmental Authority;
(ix)    each Contract involving the resolution or settlement of any actual or threatened Action against or by any member of the Company Group (A) that has not been fully performed by such member of the Company Group or (B) was entered into within the two years prior to the Signing Date, regardless of whether fully performed;
(x)    each Contract the primary purpose of which is to indemnify another Person rather than provide or acquire assets, goods or services;
(xi)    each Contract relating to the acquisition of all or substantially all of the Equity Interests, business, product line, or a material amount of assets of any other Person (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which any member of the Company Group has remaining obligations or entered into since the Lookback Date;
(xii)    each Contract that includes a grant of preferential rights to purchase any assets to any Person or that grant any Person a right of first refusal or option to purchase or acquire any Assets or Equity Interests of any member of the Company Group;
(xiii)    each Contract that (A) will obligate the Purchaser or its Affiliates to conduct any business on a “most favored nations” or “most favored customer” basis with any Person following the Closing; (B) contains a “take or pay” or other minimum purchase obligation that is material to the Company Group, taken as a whole;
(xiv)    each Hydrocarbon purchase and sale, gathering, transportation, storage, treating, dehydration, processing or similar Contract and any Contract for the provision of services relating to gathering, compression, collection, processing, treating, storage, or transportation of natural gas or other Hydrocarbons, involving annual expenditures or revenues in excess of $500,000 individually or $1,000,000 in the aggregate in any calendar year;
(xv)    each Contract that constitutes a pipeline interconnect or facility operating agreement, and similar agreements governing the interconnection of any of the Company Group with other facilities and the operation of such interconnection;
(xvi)    each Contract pursuant to which a member of the Company Group is obligated to construct, operate or maintain facilities of third parties;
(xvii)    each Contract relating to any personal property or equipment (including equipment leases) obligating any member of the Company Group to make a future payment of an amount in excess of $500,000 in the aggregate in any calendar year;
(xviii)    each Contract related to the engineering, procurement or construction of any material assets of any member of the Company Group, in each case, imposing continuing obligations on any member of the Company Group;
(xix)    each Contract pursuant to which any third party either is currently (A) operating any material assets of any member of the Company Group or otherwise relating to the business (including operations and maintenance agreements) of any member of the Company Group or (B) performing a material function of the Company Group on behalf of the Company Group (including as to employee benefits matters and information technology support);
(xx)    each Contract (A) pursuant to which a Company Group member is a licensee of Intellectual Property owned by a third party or between a Company Group member and any third party relating to the development or use of Intellectual Property; or (B) constituting a consent, settlement, or order governing the use, validity or enforceability of any Intellectual Property that are owned or purported to be owned by that Company Group member and are used or held for use in the conduct of the Business (excluding, in the case of both (A) and (B), (w) licenses for COTS, (x) employment agreements in the ordinary course of business, (y) any assignment agreement entered into between a Company Group member and an employee in the ordinary course of business, and (z) licenses of Intellectual Property (i) that are incidental to the Contract entered into, or (ii) owned by a Company Group member granted in the ordinary course of business to customers of a Company Group member or vendors or suppliers providing services to a Company Group member);
(xxi)    any license, royalty or other Contract with respect to the development, use, co-existence, or non-assertion of any Intellectual Property to which any Company Group member is a party as licensee or licensor (other than Contracts relating to COTS, employment agreements in the ordinary course of business, any assignment agreement entered into between a Company Group member and an employee in the ordinary course of business, licenses of Intellectual Property (i) that are incidental to the Contract entered into, or (ii) owned by a Company Group member granted in the ordinary course of business to customers of a Company Group member or vendors or suppliers providing services to a Company Group member, and confidentiality obligations with employees and individual independent contractors);
(xxii)    each Contract containing contingent payments or earn-outs that have not been satisfied in full;
(xxiii)    each Contract for the employment or engagement of any current officer or employee of, or individual engaged as an independent contractor by, a member of the Company Group that, (A) in the case of any Contract for employment, alters the at-will employment relationship of such individual, (B) cannot be terminated upon thirty (30) days’ notice or less without material liability, including severance obligations, or (C) provides for change in control, severance or any post-termination payments or benefits, including, without limitation, any such payments or benefits that could become payable as a result of the consummation of the transactions contemplated by this Agreement; and
(xxiv)    Contracts which are collective bargaining agreements, or other similar Contracts, in each case, with any labor union, works council or similar labor organization.
Each of the foregoing Contracts (together with (x) any Contract entered into by any Company Group member during the Interim Period that falls within the following categories and (y) any Contract which would be included in the above list if the references to $500,000 were changed to $250,000, which, in each case of (x) and (y), for the avoidance of doubt are not required to be scheduled) are collectively referred to herein as the “Material Contracts”.
(b) True, correct and complete copies of all Material Contracts existing as of the Signing Date, and all waivers thereto, have been made available to the Purchaser. Each of the Material Contracts is in full force and effect in all material respects and constitutes a legal, valid and binding obligation of the applicable member of the Company Group and, to the Seller’s Knowledge, the counterparties to such Material Contracts, subject in each case to the Remedies Exception. No member of the Company Group, and, to the Seller’s Knowledge, no counterparty to any Material Contract, is or, with the passage of time, would reasonably be expected to be in breach or violation of or default under such Material Contract, except for breaches, violations or defaults as would not be material to the Company Group or the Business. With respect to Material Contracts containing Dedications, the Company Group has not curtailed its services or the Hydrocarbon volumes taken from the applicable counterparties thereto in such a manner as has, will, or with the passage of time, would reasonably be expected to cause releases or other terminations of the Dedications contained in such Material Contracts. As of the Signing Date, none of the Company Group members, the Seller, or any of their Affiliates has received any written, or to the Seller’s Knowledge, oral notice that any Person intends to cancel, modify in any material respect, accelerate or terminate any Material Contract. Neither the Seller nor the Company Group is as of the Signing Date participating in any active discussions or negotiations regarding any material modification of or amendment to any Material Contract that would be adverse to the Company Group. Without limiting the foregoing, no Company Group member, nor to the Knowledge of Seller, any counterparty thereto, is (i) in violation of a Dedication contained in a Material Contract, or (ii) engaged in any lease assignment, acreage swap, farm-in, farm-out or similar transaction in breach of any Material Contract containing a Dedication.
Section 3.12 Intellectual Property.
(a)    Section 3.12(a) of the Disclosure Schedule sets forth a true and correct list of, for each member of the Company Group, all Contracts or other arrangements with respect to any material Intellectual Property the primary purpose of which is the licensing of Intellectual Property to such member of the Company Group, excluding any Contracts related to COTS or any non-exclusive licenses that is incidental to the purpose of the Contract or such other arrangement.
(b)    Section 3.12(b) of the Disclosure Schedule sets forth a true and correct list of, for each member of the Company Group, all Registered Intellectual Property Rights owned by the Company Group.
(c)    Each of the Company Group members owns or has a valid and enforceable written license or right to use, as applicable, all Intellectual Property used or held for use in the conduct of the Business, free and clear of all Liens (other than Permitted Liens). The Company Group’s rights in the Intellectual Property used or held for use in the conduct of the Business are legal, subsisting, and valid and enforceable. Except as set forth in Section 3.12(c) of the Disclosure

Schedule, the Company Group Intellectual Property Rights constitute all of the material Intellectual Property used or held for use in the Business.
(d)    None of the Company Group members is currently or, since the Lookback Date, has infringed upon, misappropriated, diluted, or otherwise violated the Intellectual Property of any third party in any material respect. No third party has, since the Lookback Date, or is, currently infringing, misappropriating, diluting or violating the Intellectual Property of any of the Company Group members in any material respect. Since the Lookback Date, the Company Group members and the Seller have taken reasonable measures designed to protect the confidentiality of the material trade secrets and confidential information owned by the Company Group members used in the Business and of any third parties who have licensed material trade secrets and confidential information to the Company Group members for use in the Business.
Section 3.13 Employees; Benefit Plan Matters.
(a)    The Seller has delivered to the Purchaser a true, correct and complete list (the “Employee List”) that (i) contains the name, job title, date of hire, annualized base salary or hourly base wage, as applicable, target bonus opportunity employment status (full-time, part-time, active, or on leave and, if on leave, anticipated return date), exempt or non-exempt classification under federal and applicable state wage and hour laws, accrued, unused vacation or other paid time off, and principal location of employment of each Business Employee, other than the individuals set forth on Section 6.11(a) of the Disclosure Schedules. All Business Employees are employed on an at-will basis and no member of the Company Group is a party to any Contract with a Business Employee to provide severance or other payments or benefits upon termination of employment or a change in control. To the Knowledge of Seller, no Business Employee has provided written notice of his or her intent to resign or retire as a result of the transaction contemplated by this Agreement or otherwise within the one (1) year period following the Signing Date; provided, that as of the Closing Date each of the references to “Business Employee” in this sentence shall be deemed to refer instead to “Continuing Employees.”
(b)    Section 3.13(b) of the Disclosure Schedule sets forth a complete list, as of the Signing Date, of each Company Benefit Plan.
(c)    With respect to each Company Benefit Plan, Seller has delivered or made available to the Purchaser or its representatives copies of, to the extent applicable, (i) such Company Benefit Plan, (ii) the most recent summary plan description for such Company Benefit Plan required pursuant to Section 102 of ERISA, (iii) the three (3) most recent annual reports on Form 5500 filed with the IRS, (iv) the most recent determination or opinion letter, if any, issued by the IRS with respect to such Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code; (v) for the three (3) most recent plan years, a copy of all applicable nondiscrimination testing, and (vi) for the three (3) most recent years, all non-routine, material correspondence with the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, or any other Governmental Authority regarding the operation or the administration of such Company Benefit Plan.

(d)    Each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including, to the extent applicable, ERISA and the Code. All contributions required to be made by a member of the Company Group with respect to any Company Benefit Plan on or before the date hereof have been made or have been properly accrued as required by applicable Laws or GAAP. All premiums or other payments due and payable by a member of the Company Group on or before the date hereof have been paid with respect to each Company Benefit Plan that is an “employee welfare benefit plan” under ERISA §3(1).
(e)    Each Company Benefit Plan which is intended to be qualified within the meaning of Code §401(a) (i) has received a favorable determination or opinion letter as to its qualification, (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable IRS advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, or (iii) has an application for a determination or opinion letter pending or has time remaining under applicable Laws and related guidance to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter. To the Knowledge of Seller, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status for any such Company Benefit Plan. There have been no (A) non-exempt “prohibited transactions” within the meaning of ERISA §406 or Code §4975 that have occurred involving any Company Benefit Plan, and (B) fiduciary of any such plan has any liability for a material breach of fiduciary duty or any other material failure to act or comply in connection with the administration or investment of the assets of a Company Benefit Plan.
(f)    No Company Benefit Plan is a pension plan that is subject to Title IV of ERISA. Neither Seller nor any of its ERISA Affiliates, within the previous six (6) years, has contributed to, has any obligation to contribute to, or has any liability (including withdrawal liability as defined in ERISA §4201) under or with respect to any Multiemployer Plan or “multiple employer plan” (as defined in ERISA §210(a) or Code §413(c)).
(g)    The requirements of COBRA have been met in all material respects with respect to each Company Benefit Plan that is subject to COBRA. No Company Benefit Plan provides post-retirement health, welfare or life insurance benefits to current or former employees of any member of the Company Group other than health continuation coverage pursuant to COBRA at the participant’s sole cost.
(h)    With respect to the Company Benefit Plans, as of the date hereof, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of Seller, threatened, and (ii) to the Knowledge of Seller, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims.
(i)    Except as set forth on Section 3.13(i) of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (alone or in combination with any other event) (i) entitle any current or former employee or service provider of any member of the Company Group to

(A) any material compensation or benefits, including any severance pay, or (B) any acceleration of vesting or the time of payment or funding with respect to any compensation or benefits due to any such individuals, in each case of (A) and (B), from a member of the Company Group or any Company Benefit Plan; (ii) require a contribution or payment by any member of the Company Group to any Company Benefit Plan or (iii) result in any excess parachute payments within the meaning of Section 280G of the Code.
(j)    The members of the Company Group have not agreed or committed to institute any plan, program, arrangement or agreement for the benefit of employees or former employees of the members of the Company Group, other than the Company Benefit Plans, or to make any amendments to any of the Company Benefit Plans. The members of the Company Group have reserved all rights necessary to amend or terminate each of the Company Benefit Plans, as applicable Law permits, without the consent of any other person.
(k)    No member of the Company Group is a party to or bound by any collective bargaining agreement or similar Contract with a labor union or similar labor organization (collectively, “Union”) and no such agreement is presently contemplated or being negotiated, There is not, and has not been since the Lookback Date, (A) any Union representing or, to the Knowledge of Seller, efforts by a Union to organize or represent, any Business Employee in connection with his or her employment with any member of the Company Group, or (B) any representation questions, labor arbitration proceedings, labor strikes, slowdowns or stoppages, lockouts, labor grievances or similar labor disputes, in all cases, with respect to any Business Employee in connection with his or her employment with any member of the Company Group.
(l)    Except as set forth on Section 3.13(l) of the Disclosure Schedule, (i) each member of the Company Group is currently, and has been since the Lookback Date, in compliance in all material respects with all applicable Laws relating to labor and/or employment (including, without limitation, such Laws pertaining to classification of employees and/or non-employee workers, wages, hours, labor relations, collective bargaining, immigration, worker health and safety, equal employment opportunities (e.g., anti-discrimination, anti-harassment and anti-retaliation), furloughs, mass layoffs, plant closings and all other terms and conditions of employment); and (ii) there are no (and since the Lookback Date there has not been any) Actions pending or, to the Seller’s Knowledge, threatened, against any member of the Company Group alleging a violation of any labor and/or employment Laws, brought by or on behalf of any Business Employee or former employee of any member of the Company Group.
(m)    Each individual characterized and treated by any member of the Company Group as a consultant, independent contractor or other non-employee worker is so characterized and treated properly under applicable Laws, and since the Lookback Date each member of the Company Group has properly completed and retained a Form I-9 with respect to its respective current and former employees, and all Business Employees are legally eligible to work in the United States.
(n)    Except as set forth on Section 3.13(n) of the Disclosure Schedule, no member of the Company Group has involuntarily terminated the employment of any employee within the ninety (90) days preceding the Signing Date.

Section 3.14 Insurance. Set forth in Section 3.14(a) of the Disclosure Schedule is a true, correct and complete list of each property, general liability, third-party offsite pollution liability, automobile liability, workers’ compensation and employers’ liability, umbrella/excess liability and directors’ and officers’ liability insurance policy currently maintained by the Company Group or by the Seller or its Affiliates on behalf of the Company Group (or any member thereof) as of the Signing Date. Except as set forth in Section 3.14(b) of the Disclosure Schedule, there is no material Action pending under any such insurance policy with respect to the Business, the Real Property, the Company Group’s Assets or any member of the Company Group, and none of the Seller nor any member of the Company Group has received written notice disclaiming coverage, reserving rights with respect to a particular claim or any such insurance policy in general or canceling or materially amending any such insurance policy. Each such insurance policy is valid and binding and in full force and effect in all material respects, and all premiums under such policies that are due and payable on or prior to the Signing Date have been paid in full. No member of the Company Group nor the Seller or its Affiliates are in breach or default in any material respect under any such insurance policy (including with respect to the payment of premiums that are due and payable). The Company Group has not received written notice that it has been denied coverage under any such insurance policy or any other insurance policy during the prior two-year period, other than customary reservations of rights. The Seller has made available to Purchaser true, correct and complete copies of all such insurance policies.
Section 3.15 Broker’s Commissions. Except as set forth in Section 3.15 of the Disclosure Schedule, no member of the Company Group has, directly or indirectly, entered into any Contract with any Person that would obligate the Purchaser or any member of the Company Group to pay any commission, brokerage fee or “finder’s fee” in connection with the Transactions.
Section 3.16 Absence of Changes. Except as set forth in Section 3.16 of the Disclosure Schedule or as contemplated by the Transaction Documents, since the date of the Interim Company Balance Sheet, (a) the Business has been conducted in all material respects in the ordinary course of business consistent with past practice, (b) there have not been any changes, events, occurrences, effects or developments that have had or would reasonably be expected to have a Material Adverse Effect, and (c) none of the Company Group members have, and the Seller has not with respect to the Company Group or the Business, taken any of the actions described in Section 6.01 which if taken during the Interim Period would require the prior written consent of the Purchaser.
Section 3.17 Condition and Sufficiency of Assets.
(a)    Except as set forth on Section 3.17(a) of the Disclosure Schedule, (i) the Company Group has good and valid title to (or a valid leasehold interest in or other valid right to use) all of the Assets currently used by the Company Group in the conduct of the Business, free and clear of all Liens, other than Permitted Liens, and (ii) all of the Assets owned, leased or licensed by the Company Group, in each case, that are material to the operation of the Business are, in all material respects, and taking into account the age and history of use of such Assets, in good repair, working order and operating condition and adequate to maintain normal operations as currently operated and used by the Company Group, ordinary wear and tear and routine maintenance excepted. Except as set forth in Section 3.17(a) of the Disclosure Schedule, (i) material maintenance has not been deferred on any Facilities and Assets, and (ii) no Facilities or Assets have been retrofitted, modified or otherwise utilized in a manner that would reasonably be expected to reduce or void any benefits available to the Company Group under any manufacturer or service warranties applicable to such Facilities or Assets. Without limiting the foregoing, and except as set forth on Section 3.17(a) of the Disclosure Schedule, each of the compressor stations and processing plants included in the Assets is fully capable of operating at their respective Nameplate Capacities.
(b)    Except as set forth on Section 3.17(b) of the Disclosure Schedule, the Assets of the Company Group, including the Contracts, personal property, Real Property, and Permits owned, leased, licensed or held by the Company Group, constitute, in all material respects, all of the rights, Contracts, Permits, property and assets used by the Company Group in the conduct of the Business and required for the Purchaser to conduct the Business in substantially the same form and manner as conducted by the Seller immediately prior to the Closing.
Section 3.18 Bank Accounts. Set forth in Section 3.18 of the Disclosure Schedule is an accurate and complete list showing (a) the name and address of each bank in which the Company has an account or safe deposit box, the number of any such account or any such box and the names of all Persons authorized to draw thereon or to have access thereto and (b) the names of all Persons, if any, holding powers of attorney from the Company which will be effective following Closing.
Section 3.19 Preferential Rights. Except as set forth in Section 3.19 of the Disclosure Schedule, no Person has a preferential right to purchase with respect to any of the material Assets owned by, or Equity Interests in, the Company Group as a result of the consummation of the Transactions contemplated by this Agreement and the other Transaction Documents, including any outstanding agreements or options to sell, rights of first offer or rights of first refusal which grant to any Person, other than the Purchaser, the right to the use, benefit and/or enjoyment of, or to purchase or otherwise acquire, any of the Company Group’s Assets.
Section 3.20 Throughput Data. Historical throughput data and information for the calendar year 2025 and as of March 31, 2026, relating to the business of the Company Group, has been provided to the Purchaser. Such throughput data and information is accurate and complete in all material respects with respect to the information for each applicable period, respectively, without representations as to any specific monthly volume.
Section 3.21 Imbalances. Except as set forth in Section 3.21 of the Disclosure Schedule, as of March 31, 2026, the Company Group does not have any Imbalances (gathering, processing, transportation or otherwise) that are associated with the Company Group’s Assets (i) that would require a material payment to any Person under any Material Contract or (ii) for which the Company Group has received a material quantity of hydrocarbons prior to the date hereof for which the Company Group will have a duty to deliver an equivalent quantity of hydrocarbons after the Closing (excluding line fill return requirements that are included in the Material Contracts). Since March 31, 2026, no gas imbalances (gathering, processing, transportation or otherwise) that are associated with the Company Group’s Assets have arisen other than in the ordinary course of business consistent with past practices.

Section 3.22 Records. Except for Books and Records that will be delivered pursuant to Section 6.07(a), all physical Books and Records of the Company related to the Business or the Company’s Assets that are material to the ownership and operation of the Company Group, its Assets and the businesses of the Company Group are located at the premises included among the Assets to which such records primarily relate and comprise all of the books and records relating to the ownership and operation of the Company Group, its Assets and the businesses of the Company Group.
Section 3.23 Certain Payments. None of the Company Group, the Seller nor any of their Affiliates nor, to the Knowledge of the Seller, anyone acting on their behalf, including any representative, has directly or indirectly, authorized, paid or delivered or agreed to pay or deliver any fee, commission or other sum of money or item of property, however characterized, to any Person, foreign, federal, state, provincial or local government official or other party, including any political party or official thereof or candidate for political office, that is in any manner related to the Company Group, their business or their Assets that is illegal or improper under any applicable Law.
Section 3.24 Affiliate Transactions. Except as set forth in Section 3.24 of the Disclosure Schedule, none of the Seller, any Affiliate of the Seller (other than the Company Group) or any director, manager, officer or employee of the Seller or any Affiliate of the Seller (other than the Company Group): (a) except for employment and restrictive covenant agreements, is a party to any Contract with any Company Group member, (ii) owns or leases, directly or indirectly, or has had any interest in any asset, property or right which any Company Group member uses or has used in or pertaining to the business of the Company Group, or (iii) has or has had any business dealings or a financial interest in any transaction with the Company Group or involving any Assets of the Company Group, other than business dealings or transactions conducted in the ordinary course of business at prevailing market prices and on prevailing market terms. Except as set forth on Section 3.24 of the Disclosure Schedule, the Company Group is not owed any amount from, and does not owe any amount to, the Seller or any Affiliate of the Seller. With respect to the Shared Services Agreement, to the Knowledge of Seller, there are no Actions which have been asserted or alleged against any Company Group member or any Business Employee by BM that would be expected to result in any Liability to the Company Group, nor to the Knowledge of the Seller is there any basis for any such Actions.
Section 3.25 Data Protection; Company IT System.
(a)    Except as set forth in Section 3.25 of the Disclosure Schedule, since the Lookback Date, there have been no material incidents of ransomware, malware attack, security breaches or intrusions or unauthorized access, distribution, disclosure, destruction, exfiltration, disposal or use of any of the Company IT Systems.
(b)    None of the software owned or purported to be owned by the Company Group (A) contains any bug, defect, or error (including any bug, defect, or error relating to or resulting from the display, manipulation, processing, storage, transmission, or use of date data) that materially adversely affects the use, functionality, or performance of such software or any product or system containing or used in conjunction with such software; or (B) fails to materially comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such software or any product or system containing or used in conjunction with such software and no such software has incorporated any open source software in a manner that would, or would reasonably be expected to, in any way limit the Company Group’s ability to make, use, distribute and sell such software, require the disclosure of source code to, or require the license on a royalty-free basis of such software. No source code for any such software has been delivered, licensed or made available to any escrow agent or other Person and the Company Group is not under any duty or obligation (whether present, contingent or otherwise) to do so in the future.
(c)    All Company IT Systems are in good working condition and are sufficient for the operation of the business of the Company Group and the Company Group’s rights to continue using the Company IT Systems in substantially the same manner will survive the consummation of the Transactions contemplated by this Agreement. Since the Lookback Date, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems that has resulted in material disruption or damage to the business of the Company Group. Each Company Group member is in material compliance with all licenses for, and has adequate rights for each installation, seat or user of all COTS that are used. To the Knowledge of Seller, each Company Group member has applied all material updates and patches made available for the Company IT Systems and has commercially reasonable policies and procedures to ensure that all future updates and patches for the Company IT Systems that are made available are timely applied. Each Company Group member has taken commercially reasonable steps to ensure that the Company IT Systems remain free from, and to Seller’s Knowledge they are in fact free from, any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or similar security vulnerability. Each Company Group member has taken commercially reasonable steps designed to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and software and hardware support arrangements.
(d)    Since the Lookback Date, each Company Group member has materially complied with, and carried out its business in compliance with, all applicable Data Protection Laws and all internal (if applicable) and publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of Personal Data in the conduct of its business. Each Company Group member has reasonable physical, technical, organizational and administrative security measures and policies to protect Personal Data. Since the Lookback Date, no Company Group member has received any written notice, complaint or claim from any individual, third party and/or Governmental Authority alleging non-compliance with Data Protection Laws (including any prohibition or restriction on the transfer of data to any jurisdiction) or claiming compensation for or an injunction in respect of non-compliance with Data Protection Laws.
(e)    Since the Lookback Date, no Company Group member has (i) experienced any actual, alleged, or suspected data breach or other successful security incident involving confidential information or personal information (and Personal Data) in its possession or control or (ii) been subject to or received any written notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning the Company Group’s collection, use, processing, storage, transfer, or protection of Personal Data or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification.
Section 3.26 No Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership Actions pending against or, to the Knowledge of the Seller, threatened against any Company Group member.
Section 3.27 FERC. Except as otherwise set forth in Section 3.27 of the Disclosure Schedules, none of the Company Group members, nor any of their respective Assets or operations, as applicable, is or has been subject to regulation by the FERC as (a) a natural gas company under the Natural Gas Act, 15 U.S.C. Section 717, et seq., as amended, and the regulations promulgated thereunder; (b) an intrastate pipeline under the Natural Gas Policy Act of 1978, 15 U.S.C. Section 3301, et seq., as amended and the regulations promulgated thereunder, transporting gas in interstate commerce; or (c) a common carrier under the Interstate Commerce Act, as implemented by FERC pursuant to 49 U.S.C. Section 60502 and the regulations promulgated thereunder.
Section 3.28 Disclaimers. Notwithstanding anything to the contrary in this Agreement, the Seller makes no representation or warranty in any provision of this Agreement, the Disclosure Schedule or otherwise, other than those representations and warranties expressly set forth in this Article III and Article IV (subject to the limitations in this Section 3.28 and in Section 4.12) and in the certificate delivered pursuant to Section 7.03. FURTHER, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT (AS MODIFIED BY THE DISCLOSURE SCHEDULE) OR IN ANY OTHER TRANSACTION DOCUMENT, INCLUDING THE CERTIFICATE DELIVERED PURSUANT TO Section 7.03 THIS AGREEMENT AND WITHOUT LIMITING THE EXPRESS REPRESENTATIONS AND WARRANTIES, RIGHTS AND REMEDIES SET FORTH IN THIS AGREEMENT, THE SELLER AND THE COMPANY GROUP EXPRESSLY DISCLAIM, ON THEIR BEHALF AND ON BEHALF OF THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES, AND THE PURCHASER IS NOT RELYING UPON, (I) ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, WITH RESPECT TO SUCH PERSONS OR THE TRANSACTIONS, INCLUDING WITH RESPECT TO (A) THE DISTRIBUTION OF OR RELIANCE ON ANY INFORMATION, DISCLOSURE OR DOCUMENT OR OTHER MATERIAL MADE AVAILABLE TO THE PURCHASER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES IN ANY DATA ROOM, MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS, OR OTHERWISE RELATING IN ANY WAY TO THE BUSINESS, THE COMPANY GROUP’S ASSETS OR THE COMPANY GROUP INTERESTS, (B) ANY ESTIMATES OF THE VALUE OF THE BUSINESS, THE COMPANY GROUP’S ASSETS OR THE COMPANY GROUP INTERESTS, (C) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN, MARKETABILITY, PROSPECTS (FINANCIAL OR OTHERWISE) OR RISKS AND OTHER INCIDENTS OF THE BUSINESS, THE COMPANY GROUP’S ASSETS OR THE COMPANY GROUP INTERESTS AND (D) ANY OTHER DUE DILIGENCE INFORMATION, (II) ANY REPRESENTATION OR WARRANTY,

EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES AND (III) ALL LIABILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE AVAILABLE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO THE PURCHASER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES (INCLUDING OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO THE PURCHASER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES). NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, THE STATEMENTS AND DISCLAIMERS IN THIS SECTION 3.28 SHALL EXPRESSLY SURVIVE THE CLOSING.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLER
Except as set forth in the Disclosure Schedule, the Seller hereby represents and warrants to the Purchaser Parties as follows:
Section 4.01 Organization; Good Standing. The Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.
Section 4.02 Authority. The Seller has all necessary limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by the Seller of this Agreement have been duly and validly authorized by all necessary limited liability company action on the part of the Seller, including receipt of Class A Majority (as such term is defined in the Brazos Permian II LLC Agreement) approval, and no other limited liability company actions on the part of the Seller are necessary to authorize the Transaction Documents to which it is, or will be, a party or to consummate the Transactions contemplated by the Transaction Documents to which it is, or will be, a party. As of the Closing Date, the Transaction Documents executed and delivered by the Seller have been duly and validly executed by the Seller and (assuming due authorization, execution and delivery by the other Persons that are party thereto) constitute the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with their respective terms and conditions, subject in each case to the Remedies Exception.
Section 4.03 No Conflicts; Consents and Approvals.
(a)    Except as set forth in Section 4.03(a) of the Disclosure Schedule, neither the execution and delivery by the Seller of this Agreement or the other Transaction Documents to which it is or will be a party, nor the consummation by the Seller of the Transactions will (i) violate, contravene or conflict with or result in any breach of any provision of the Seller’s Organizational Documents, including the Brazos Permian II LLC Agreement, (ii) violate, contravene, conflict with, result in a breach of or require Consent or notice under, or result in the acceleration of or create in any Person the right to accelerate, terminate, modify or cancel, any material Contract to which the Seller is a party or by which it is bound, (iii) violate, contravene, conflict with or result in a violation of any Law to which the Seller is subject or (iv) result in the imposition or creation of any Lien (other than Permitted Liens) on any of the Seller’s assets or Equity Interests, except in the case of clauses (ii), (iii), and (iv) as would not reasonably be expected, individually or in the aggregate, to prevent, materially impede or materially delay the Seller’s ability to timely consummate the Transactions.
(b)    No Consent of, with or to or notice to any Governmental Authority or other Person is required to be obtained or made by the Seller in connection with the execution and delivery by the Seller of this Agreement or the other Transaction Documents to which it is or will be a party or the consummation of the Transactions, other than (i) requirements of any securities Laws, (ii) Consents or notices set forth in Section 4.03(b) of the Disclosure Schedule, (iii) Consents or notices required under the HSR Act, and (iv) Consents or notices that may be required because of the Purchaser’s participation in the Transaction, including any requirements applicable as a result of the specific legal or regulatory status of the Purchaser or any of its Affiliates or as a result of any other facts that specifically relate to the business or activities in which the Purchaser or any of its Affiliates are or propose to be engaged (other than the Business).
Section 4.04 Ownership of the Company Interests.
(a)    The Seller owns 100% of the Company Interests beneficially and of record, free and clear of all Liens, other than Corporate Encumbrances. The Seller has full power and authority to sell, transfer, assign and deliver the Company Interests to the Purchaser, and such delivery will convey to the Purchaser at the Closing good and valid title to the Company Interests, free and clear of all Liens, other than Corporate Encumbrances.
(b)    Except for the applicable Transaction Documents, the Seller is not a party to any Contract obligating the Seller to sell, transfer or otherwise dispose of the Company Interests, or any voting trust, proxy or other agreement or understanding with respect to the Company Interests.
Section 4.05 Credit Support Obligations. Section 4.05 of the Disclosure Schedule includes a true, correct and complete list of all of the Credit Support Obligations. As of the Signing Date and the Closing Date, true, correct and complete copies of the Credit Support Obligations have been made available to the Purchaser. Each Credit Support Obligation is in full force and effect and is the legal, valid and binding obligation of the Seller or its Affiliate that is a party thereto, as applicable, and, to the Seller’s Knowledge, the other Persons that are parties thereto, in each case, subject to the Remedies Exception. Neither the Seller or any of its Affiliates nor, to the Seller’s Knowledge, such other Persons that are parties to any Credit Support Obligation, is in breach or default, and no event has occurred that with notice or lapse of time or both would constitute a breach or default by any such party under any Credit Support Obligation.
Section 4.06 Litigation; Orders. There are no (a) Actions pending or, to the Seller’s Knowledge, threatened, against the Seller or (b) outstanding or unsatisfied Orders to which the Seller is a party or by which it is bound, in each case, except as would not reasonably be expected, individually or in the aggregate, to prevent, materially impede or materially delay the Seller’s ability to timely consummate the Transactions. There is no Action pending, or to the Knowledge of the Seller, threatened against the Seller by or before any Governmental Authority, which seeks a writ, judgment, order or decree restraining, enjoining or otherwise rendering illegal any of the Transactions contemplated by this Agreement.
Section 4.07 Broker’s Commissions. The Seller has not, directly or indirectly, entered into any Contract with any Person that would obligate the Purchaser or any member of the Company Group to pay any commission, brokerage fee or “finder’s fee” in connection with the Transactions.
Section 4.08 Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership proceedings pending against, being contemplated by or, to the Knowledge of the Seller, threatened against the Seller or its Affiliates.
Section 4.09 Acquisition as Investment. The Seller is acquiring the WES Common Units contemplated in this Agreement for its own account as an investment, and not with a view to sell, transfer or otherwise distribute in violation of the 1933 Act or any other securities Laws. The Seller (i) is an “accredited investor” within the meaning of Rule 501(a) under Regulation D of the 1933 Act, (ii) has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the WES Common Units and WES, (iii) is capable of bearing the economic risks of such investment and is able to bear the complete loss of its investment in the WES Common Units and WES and (iv) acknowledges and understands that (A) the acquisition of the WES Common Units pursuant to this Agreement has not been registered under the 1933 Act in reliance on an exemption therefrom and (B) that the WES Common Units will, upon such acquisition, be characterized as “restricted securities” as defined in Section (a)(3) of Rule 144 of the 1933 Act.
Section 4.10 Independent Evaluation. The Seller is sophisticated in the evaluation, purchase, ownership, development, investment in and operation of businesses similar to that of WES, including the operation of assets similar to WES’s assets, and Seller is capable of evaluating the merits and risks of acquiring the WES Common Units and bearing the economic risks of such investment. The Seller has conducted its own independent investigation of WES and the WES Common Units, which investigation was done by Seller and its own advisors.
Section 4.11 Business Investigation. The Seller has conducted such investigation of the business of WES as it has deemed necessary in order to make an informed decision concerning the transactions contemplated by this Agreement. The Seller acknowledges that it has had an opportunity to ask questions of the officers and management of WES and has been given adequate access to, and has had the opportunity to visit and examine, the assets and the properties of WES. In all matters affecting the condition of WES’s assets and properties and the contents of the documents, records, reports or other materials in connection with the transactions contemplated hereby, the Seller is solely relying upon the advice and opinion offered by its own Representatives and the representations and warranties of the Purchaser Parties contained in this Agreement. Notwithstanding any other provision of this Agreement to the contrary, except as expressly provided in this Agreement, no representation or warranty has been or is being made by the Purchaser Parties or any of their respective

Representatives as to the accuracy or completeness of any of the information provided or made available to Seller or any of its Affiliates or Representatives, including any information, documents or material provided or made available to the Seller and its Representatives in any “data rooms” (virtual or otherwise), in management presentations or in any other form in expectation of the transactions contemplated hereby.
Section 4.12 No Other Representations. Notwithstanding anything to the contrary in this Agreement, the Seller makes no representation or warranty in any provision of this Agreement, the Disclosure Schedule or otherwise, other than those representations and warranties expressly set forth in Article III and this Article IV (subject to the limitations in Section 3.28) and in the certificate delivered pursuant to Section 7.03.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER PARTIES
Except as disclosed in any WES Filings filed with or publicly furnished to the SEC on or after December 31, 2025 (but excluding any disclosure contained in any such filings under the heading “Risk Factors” or “Cautionary Statements” or similar heading (other than any factual information contained within such disclosure)), each of the Purchaser Parties, severally and not jointly, hereby represents and warrants to the Seller as follows:
Section 5.01 Organization. Such Purchaser Party is a legal entity duly formed, validly existing and in good standing under the Laws of the state of its formation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.
Section 5.02 Authority. Such Purchaser Party has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by such Purchaser Party of this Agreement has been duly and validly authorized by all necessary limited liability company action on the part of such Purchaser Party and no other corporate actions on the part of such Purchaser Party are necessary to authorize the Transaction Documents to which it is, or will be, a party or to consummate the Transactions contemplated by the Transaction Documents to which it is, or will be, a party. As of the Closing Date, the Transaction Documents executed and delivered by such Purchaser Party have been duly and validly executed by such Purchaser Party, and (assuming due authorization, execution and delivery by the other Persons that are party thereto) constitute the legal, valid and binding obligation of such Purchaser Party, enforceable against such Purchaser Party in accordance with their respective terms and conditions, subject in each case to the Remedies Exception.
Section 5.03 No Conflicts; Consents and Approvals.
(a)    Except as set forth in Section 5.03(a) of the Disclosure Schedule, neither the execution and delivery by such Purchaser Party of this Agreement or the other Transaction Documents to which it is or will be a party, nor the consummation by such Purchaser Party of the Transactions, will (i) violate, contravene or conflict with or result in any breach of any provision of such Purchaser Party’s Organizational Documents, (ii) violate, contravene, conflict with, result in a breach of or require Consent or notice under, or result in the acceleration of or create in any Person the right to accelerate, terminate, modify or cancel, any material Contract to which such Purchaser Party is a party or by which it is bound, or (iii) violate, contravene, conflict with or result in a violation of any Law to which such Purchaser Party is subject, except in the case of clauses (ii) and (iii) as would not reasonably be expected to have a Purchaser Material Adverse Effect.
(b)    No Consent of, with or to or notice to any Governmental Authority or other Person is required to be obtained or made by such Purchaser Party in connection with the execution and delivery by such Purchaser Party of this Agreement or the other Transaction Documents to which it is or will be a party or the consummation of the Transactions, other than (i) requirements of any securities Laws, (ii) Consents set forth in Section 5.03(b) of the Disclosure Schedule and (iii) Consents required under the HSR Act.
Section 5.04 Litigation; Orders. There are no (a) Actions pending or, to the Purchaser’s Knowledge, threatened, against such Purchaser Party, or (b) outstanding and unsatisfied Orders to which such Purchaser Party is a party or is otherwise bound, in each case, except as would not reasonably be expected to have a Purchaser Material Adverse Effect. There is no Action pending, or to the Knowledge of any Purchaser Party, threatened against any Purchaser Party by or before any Governmental Authority, which seeks a writ, judgment, order or decree restraining, enjoining or otherwise rendering illegal any of the Transactions contemplated by this Agreement.
Section 5.05 Acquisition as Investment. The Purchaser is acquiring the Company Interests for its own account as an investment, and not with a view to sell, transfer or otherwise distribute the same to any other Person in violation of any securities Laws. The Purchaser has knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of an investment in the Company Interests and is capable of bearing the economic risks of such investment and is able to bear the complete loss of its investment in the Company Interest and the Company Group. The Purchaser acknowledges and agrees that the Company Interests are not registered pursuant to the 1933 Act and that none of the Company Interests may be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of except pursuant to an effective registration statement or an applicable exemption from registration under the 1933 Act. The Purchaser is an “accredited investor” as defined under Rule 501 of Regulation D of the 1933 Act.
Section 5.06 Financial Resources; Solvency.
(a)    The Purchaser has, and, as of the Closing shall have, sufficient cash on hand or other sources of available funds as of the Closing Date to enable the Purchaser to (i) pay the cash portion of the Adjusted Purchase Price and (ii) fully perform its obligations under this Agreement and the other Transaction Documents and satisfy all costs and expenses arising in connection herewith and therewith on and immediately following the Closing Date. Notwithstanding anything to the contrary in this Agreement, the Purchaser’s obligation to effect and consummate the Transactions as of the Closing is not subject to the receipt or availability of any funds or financing.

(b)    The Purchaser is not entering into the Transactions as of the Closing with the actual intent to hinder, delay or defraud its or any of its Subsidiaries’ present or future creditors. Assuming the accuracy of the Seller’s representations and warranties in this Agreement, immediately after the Closing, (i) the aggregate value of the consolidated assets of the Purchaser and its Subsidiaries exceeds the aggregate value of the consolidated Liabilities of the Purchaser and its Subsidiaries at a fair valuation and a fair saleable value, (ii) the Purchaser and its Subsidiaries have the ability to pay all their respective Liabilities as they become due in the ordinary course of business and (iii) neither the Purchaser nor its Subsidiaries has an unreasonably small amount of capital with which to conduct their respective businesses. There are no bankruptcy, insolvency, reorganization or receivership proceedings pending against, being contemplated by, or threatened against the Purchaser or any of its Subsidiaries.
Section 5.07 Broker’s Commissions. Such Purchaser Party has not, directly or indirectly, entered into any Contract with any Person that would obligate the Seller or any member of the Company Group to pay any commission, brokerage fee or “finder’s fee” in connection with the Transactions.
Section 5.08 Anti-Money Laundering. No funds used by the Purchaser in connection with the Transactions are derived or obtained from any money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under the Currency and Foreign Transactions Act of 1970 (also known as the Bank Secrecy Act), the USA PATRIOT Act or any other Law governing such activities or any U.S. economic sanctions violations.
Section 5.09 Tax Matters. WES is, and has been since its formation, properly classified as a partnership or disregarded entity for U.S. federal (and applicable state and local) income tax purposes and is not, and has never been, treated as a corporation, including under Section 7704 of the Code, or classified as an association taxable as a corporation, including under Treasury Regulations Section 301.7701-3. For each taxable year of WES ending after its initial public offering and for the current portion of WES’s current taxable year, at least 90% of the gross income of WES has been from sources that are treated as “qualifying income” within the meaning of Section 7704(d) of the Code. For the purposes of Section 721(b) of the Code, WES would not be treated as an investment company (within the meaning of Section 351 of the Code) if the partnership were incorporated. The Purchaser is, and has been since its formation, classified as an entity disregarded as separate from WES.
Section 5.10 Capitalization; WES Common Units
(a)    The authorized Equity Interests of WES consist of Common Units representing limited partner interests in WES, and a general partner interest in WES (“General Partner Units”). As of May 1, 2026, the issued and outstanding limited partner interests and general partner interests of WES consisted of (i) 393,781,339 Common Units, and (ii) 9,060,641 General Partner Units. All outstanding equity securities of WES are duly authorized, validly issued, fully paid (to the extent required by the WES Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the DLPA).

(b)    As of May 1, 2026, except as set forth in Section 5.10 of the Disclosure Schedule, there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which WES or any of its Subsidiaries is a party (i) obligating WES or any of its Subsidiaries to (A) issue, transfer, exchange, sell or register for sale any Common Units or other equity interests of WES or any of its Subsidiaries or securities convertible into or exchangeable for such partnership units or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such partnership units or other equity interests, (D) provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or (E) make any payment to any person the value of which is derived from or calculated based on the value of Common Units or other equity interests of any Purchaser Party, or (ii) granting any preemptive or antidilutive or similar rights with respect to any security issued by WES or its Subsidiaries.
(c)    The WES Common Units to be issued in accordance with Section 2.01(b)(ii) have been duly authorized and, when such WES Common Units have been issued in accordance with this Agreement, will be validly issued, fully paid (to the extent required under the WES Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the DLPA), and free and clear of all Liens (other than (A) Liens created by the Seller or any of its Affiliates and (B) transfer restrictions under applicable securities Laws and the Registration Rights Agreement ).
(d)    WES has all requisite limited partnership power and authority to issue and deliver the WES Common Units to the Seller (or its designee(s)) in accordance with and upon the terms and conditions set forth in this Agreement. All partnership action required for the authorization, issuance, transfer and delivery of the WES Common Units to the Seller (or its designee(s)) has been validly taken, and no other authorization by any Person is required therefor.
Section 5.11 Reports and Financial Statements.
(a)    WES and each of its Subsidiaries has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC since the Lookback Date (all such documents and reports filed or furnished by WES or any of its Subsidiaries, the “WES SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment, the WES SEC Documents complied in all material respects with the requirements of the 1933 Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the WES SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information set forth in the WES SEC Documents as of a later date (but before the Signing Date) will be deemed to modify information as of an earlier date.

(b)    The consolidated financial statements (including all related notes and schedules) of WES included in the WES SEC Documents have been prepared in accordance with GAAP applied on a consistent basis throughout the period covered thereby and fairly present in all material respects the consolidated financial position of WES and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein (none of which are reasonably expected to be material), including the notes thereto) in accordance with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).
Section 5.12 Internal Controls and Procedures. WES has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. WES’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by WES in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the management of WES as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). WES’s management has completed an assessment of the effectiveness of WES’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2025, and such assessment concluded that such controls were effective. Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, WES’s management has disclosed to WES’s auditors and the audit committee of the Board of Directors of the General Partner (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect WES’s ability to report financial information and (ii) any fraud or corporate misappropriation that involves management or other employees who have a role in WES’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to the Seller prior to the date hereof.
Section 5.13 No Undisclosed Liabilities. Except (a) as adequately reserved against in WES’s consolidated balance sheets as of December 31, 2025 (the “WES Balance Sheet Date”) (including the notes thereto) included in the WES SEC Documents, (b) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the Transactions contemplated by this Agreement, (c) for liabilities and obligations incurred since the WES Balance Sheet Date in the ordinary course of business, and (d) liabilities and obligations that have been discharged or paid in full, neither WES nor any Subsidiary of WES has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of WES and its consolidated Subsidiaries (including the notes thereto), other than those that would not have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 5.14 Compliance with Law. WES and each of its Subsidiaries is in compliance with, and since the Lookback Date have been in compliance with, and are not in default under or in violation of, any applicable Law, except where such non-compliance, default or violation would not have, individually or in the aggregate, a Purchaser Material Adverse Effect. Since the Lookback Date, neither WES nor any of its Subsidiaries has received any written notice or, to the knowledge of the Purchaser Parties, other communication from any Governmental Authority regarding any actual or possible violation of, or failure to comply with, any Law (as hereinafter defined), except as would not have, individually or in the aggregate, a Purchaser Material Adverse Effect.
Section 5.15 Absence of Certain Changes or Events.
(a)    From the WES Balance Sheet Date through the Signing Date, the businesses of each of WES and its Subsidiaries have been conducted in all material respects in the ordinary course of business consistent with past practice.
(b)    From the WES Balance Sheet Date through the Signing Date, there has not been a Purchaser Material Adverse Effect.
Section 5.16 Investigations; Litigation. Except as would not, individually or in the aggregate, have a Purchaser Material Adverse Effect, (a) there is no investigation or review pending (or, to the Knowledge of the Purchaser Parties, threatened) by any Governmental Authority with respect to WES or any of its Subsidiaries, (b) there are no actions, suits, charges, claims, arbitrations, inquiries, investigations, proceedings, subpoenas, civil investigative demands or other requests for information relating to potential violations of law pending (or, to the Knowledge of the Purchaser Parties, threatened) against or affecting WES or any of its Subsidiaries, or any of their respective properties and (c) there are no orders, judgments or decrees of, or before, any Governmental Authority against WES or any of its Subsidiaries; provided, that to the extent any such representations or warranties in the foregoing clauses (a), (b) and (c) pertain to investigations, reviews, actions, suits, inquiries, proceedings, subpoenas, civil investigative demands, other requests, orders, judgements or decrees that relate to the execution, delivery, performance or consummation of this Agreement or any of the transactions contemplated by this Agreement, such representations and warranties are made only as of the date hereof.
Section 5.17 Independent Investigation. THE PURCHASER ACKNOWLEDGES AND AGREES THAT (A) IT HAS MADE ITS OWN INDEPENDENT EXAMINATION, INVESTIGATION, ANALYSIS AND EVALUATION OF THE BUSINESS, THE COMPANY GROUP INTERESTS AND THE COMPANY GROUP’S ASSETS, LIABILITIES, RESULTS OF OPERATIONS, FINANCIAL CONDITION, TECHNOLOGY AND PROSPECTS; (B) IT HAS BEEN PROVIDED ACCESS TO PERSONNEL, PROPERTIES, PREMISES AND RECORDS OF THE COMPANY GROUP FOR SUCH PURPOSE AND HAS RECEIVED AND REVIEWED SUCH INFORMATION AND HAS HAD A REASONABLE OPPORTUNITY TO ASK QUESTIONS OF AND RECEIVE ANSWERS RELATING TO SUCH MATTERS AS IT DEEMED NECESSARY OR APPROPRIATE TO CONSUMMATE THE TRANSACTIONS; (C) IT HAS SUCH KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT IT IS CAPABLE OF EVALUATING THE MERITS AND RISKS OF AN

ACQUISITION OF THE COMPANY INTERESTS AND AN INVESTMENT IN THE COMPANY GROUP; (D) THE SELLER AND THE COMPANY GROUP HAVE DELIVERED OR MADE AVAILABLE TO THE PURCHASER OR ITS AFFILIATES OR REPRESENTATIVES, AS APPLICABLE, ALL MATERIAL INFORMATION WHICH THE PURCHASER OR ANY SUCH AFFILIATES OR REPRESENTATIVES HAVE REQUESTED FOR THE PURPOSE OF DECIDING WHETHER OR NOT TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS; (E) IT HAS RELIED SOLELY ON ITS OWN INVESTIGATION AND ANALYSIS AND THE REPRESENTATIONS AND WARRANTIES OF THE SELLER EXPRESSLY CONTAINED IN ARTICLE III AND ARTICLE IV AND IN THE CERTIFICATE DELIVERED PURSUANT TO SECTION 7.03; AND (F) EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, (I) NO REPRESENTATION OR WARRANTY HAS BEEN OR IS BEING MADE BY THE SELLER OR ANY OTHER PERSON AS TO THE ACCURACY OR COMPLETENESS OF ANY OF THE INFORMATION PROVIDED OR MADE AVAILABLE TO THE PURCHASER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES AND (II) THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE ESTIMATES, PROJECTIONS, FORECASTS, PLANS, BUDGETS AND SIMILAR MATERIALS AND INFORMATION, THE PURCHASER IS FAMILIAR WITH SUCH UNCERTAINTIES, THE PURCHASER IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATIONS OF THE ADEQUACY AND ACCURACY OF ANY AND ALL ESTIMATES, PROJECTIONS, FORECASTS, PLANS, BUDGETS AND OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN DELIVERED OR MADE AVAILABLE TO IT OR ANY OF ITS REPRESENTATIVES AND THE PURCHASER HAS NOT RELIED OR WILL NOT RELY ON SUCH INFORMATION.
Section 5.18 No Other Representations. Notwithstanding anything to the contrary in this Agreement, the Purchaser Parties make no representation or warranty in any provision of this Agreement, the Disclosure Schedule or otherwise, other than those representations and warranties expressly set forth in this Article V (subject to the limitations in this Section 5.18) and in the certificate delivered pursuant to Section 8.03. FURTHER, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT (AS MODIFIED BY THE DISCLOSURE SCHEDULE) OR IN ANY OTHER TRANSACTION DOCUMENT, INCLUDING THE CERTIFICATE DELIVERED PURSUANT TO SECTION 8.03, THIS AGREEMENT AND WITHOUT LIMITING THE EXPRESS REPRESENTATIONS AND WARRANTIES, RIGHTS AND REMEDIES SET FORTH IN THIS AGREEMENT, THE PURCHASER PARTIES EXPRESSLY DISCLAIM, ON THEIR BEHALF AND ON BEHALF OF THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES, AND THE SELLER IS NOT RELYING UPON, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, WITH RESPECT TO SUCH PERSONS OR THE TRANSACTIONS, INCLUDING WITH RESPECT TO (A) THE DISTRIBUTION OF OR RELIANCE ON ANY INFORMATION, DISCLOSURE OR DOCUMENT OR OTHER MATERIAL MADE AVAILABLE TO THE SELLER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES IN ANY DATA ROOM OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS, OR OTHERWISE RELATING IN ANY WAY TO THE PURCHASER PARTIES OR THEIR BUSINESS OR THE COMMON UNITS, (B) ANY ESTIMATES OF THE

VALUE OF THE BUSINESS OF THE PURCHASER PARTIES OR THE COMMON UNITS, (C) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN, MARKETABILITY, PROSPECTS (FINANCIAL OR OTHERWISE) OR RISKS AND OTHER INCIDENTS OF THE BUSINESS OF THE PURCHASER PARTIES OR THE COMMON UNITS AND (D) ANY OTHER DUE DILIGENCE INFORMATION, (II) ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES AND (III) ALL LIABILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE AVAILABLE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO THE PURCHASER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES (INCLUDING OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO THE SELLER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES). NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, THE STATEMENTS AND DISCLAIMERS IN THIS SECTION 5.18 SHALL EXPRESSLY SURVIVE THE CLOSING.
ARTICLE VI
COVENANTS
Section 6.01 Interim Period Operations.
(a)    During the Interim Period, except as set forth in Section 6.01 of the Disclosure Schedule, as expressly permitted or required under the terms of this Agreement, as required by Law or as consented to in writing by the Purchaser (which consent shall not be unreasonably delayed, withheld or conditioned), the Seller shall, and shall cause each member of the Company Group to, (A) (w) operate the Business in the ordinary course of business and operate and maintain the Company Group’s Assets, in each case, in the ordinary course of business and in material compliance with all applicable Law; (x) use commercially reasonable efforts to preserve substantially intact in all material respects the Company Group’s respective business and (y) use commercially reasonable efforts to keep available the services of the Company Group’s current officers and key employees, and preserve substantially intact the Company Group’s material relationships with customers, suppliers, licensors, lenders, distributors, lessors and others having significant business dealings with the Company Group and (B) not:
(i)    amend any Company Group member’s Organizational Documents;
(ii)    effect any recapitalization, reclassification, equity interest split, combination or similar change in the capitalization of any Company Group member;
(iii)    acquire (by merger, consolidation, acquisition of stock or assets or otherwise) all or substantially all of the assets or Equity Interests of any other Person that is not a member of the Company Group;

(iv)    (A) fail to maintain its limited liability company existence, (B) directly or indirectly consolidate with any other Person, (C) form any joint venture or similar arrangement; (D) make any loans, advances or capital contributions to, or investments in, any Person, except for (I) loans, advances or capital contributions in the form of trade credit granted to customers and (II) advances of business, travel, and other expenses to directors, officers, employees, and other individual service providers, in each case, in the ordinary course of business or (E) form any new Subsidiary;
(v)    except as may be required to meet the requirements of applicable Law or GAAP, make any change to the fiscal year of the Company Group or any of the Company Group members’ accounting practices, including any change to any historical working capital practice, including accelerating any collections of Cash or accounts receivables or deferring or delaying accounts payable;
(vi)    authorize, enter into or adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, amalgamation, consolidation or other reorganization or otherwise liquidate, dissolve or otherwise wind up the affairs of any Company Group member;
(vii)    sell, transfer, lease, assign or otherwise dispose of any Assets of the Company Group, other than (A) sales of inventory in the ordinary course of business, (B) sales of obsolete equipment or (C) in connection with the transfer of the Excluded Assets in accordance with this Agreement;
(viii)    mortgage, pledge or subject to a Lien (other than a Permitted Lien) any Company Group member’s Assets, except for such Liens that will be released at the Closing;
(ix)    issue, sell, transfer, dispose of, repurchase, redeem or grant any Equity Interests of any Company Group member;
(x)    except for any Actions that are resolved and settled in full directly by the insurance carriers of the Company Group without any Liability to the Company Group, including any financial Liability, and without imposing any obligations on the Company Group or requiring any admission of wrongdoing by the Company Group, compromise or settle any Action in which such Company Group member is a defendant unless such settlement, waiver or compromise (A) requires an aggregate payment of less than $250,000 (net of insurance recoveries) by such Company Group member, (B) involves the unconditional release of the Company Group with respect to the subject matter of such Action, (C) does not impose any material obligations on the Company Group after the Closing and (D) does not involve an admission of liability by the Company Group;
(xi)    enter into any Contract that, if in effect as of the Signing Date, would be a Material Contract, or terminate (other than automatic terminations in accordance with the terms of such Contract), waive the performance of any material obligation under or amend, restate, supplement or renew any Material Contract;

(xii)    except in cases of an Emergency Operation, approve or incur any capital or operating expenditures in excess of 103% of the aggregate amount set forth in the budget of the Company Group for such portion of the applicable fiscal year, which budget is attached to Section 6.01(a) of the Disclosure Schedule;
(xiii)    incur, create, assume or otherwise become liable for (or enter into any agreement for the incurrence of) or guaranty any Indebtedness;
(xiv)    except (i) in the ordinary course of business or (ii) as required by the terms of any Company Benefit Plan as in effect immediately prior to the Signing Date (or as effected following the Signing Date in accordance with this Agreement), (A) increase the amount of, or grant any new, compensation or benefits payable or provided with respect to any current or former officer or director or any employee, consultant or individual independent contractor of, as applicable, any member of the Company Group, in each case of any employee, consultant or individual independent contractor whose total annual compensation opportunity (assuming target level of performance, as applicable) is in excess of $125,000, (B) other than as permitted by the immediately preceding clause (A) or the immediately following clause (C), grant, award or enter into any employment, consulting, independent contractor, change of control, severance, separation, stay bonus, retention, incentive, equity, equity-based or similar Contract or agreement with any current or former officer, director, employee, consultant or independent contractor of, as applicable, any member of the Company Group, (C) establish, adopt, enter into, commence participation in, materially amend, materially modify, or terminate any Company Benefit Plan or any other benefit or compensation plan, policy, program, contract, agreement, arrangement or understanding that would be a material Company Benefit Plan if in effect on the Signing Date, other than entry into any new contracts, agreements, arrangements, or understandings with newly hired or engaged individuals in accordance with Section 6.01(a)(xv), which are on terms comparable to the terms applicable to an individual being replaced by such newly hired or engaged individual; provided, that, in connection with the transfer of the employment of the Business Employees set forth on Section 6.11(a) of the Disclosure Schedule in accordance with Section 6.11(a), Seller and the applicable members of the Company Group shall be permitted to transfer or assign to, or cause to be assumed by, a Person that is not a member of the Company Group, any Company Benefit Plan that solely covers one or more Business Employees set forth on Section 6.11(a) of the Disclosure Schedule (or their respective dependents or beneficiaries) or (D) accelerate the funding, payment or vesting of the compensation or benefits provided under any Company Benefit Plan or any other benefit or compensation plan, agreement, contract, program, policy or arrangement that would be a Company Benefit Plan if in effect on the Signing Date;
(xv)    (A) except in the ordinary course of business or in accordance with Section 6.11(a), hire or terminate (in each case, other than for cause as reasonably determined by the applicable Company Group member in good faith) the employment or service of any Business Employees or other current or prospective employees, officers, individual consultants or individual independent contractors, or directors, in each case, with a total annual compensation opportunity (assuming target level of performance, as applicable) in excess of $125,000 or (B) otherwise transfer or cause any Business Employee with a total annual compensation opportunity (assuming target level of performance, as applicable) in excess of $125,000 to cease to be an employee of the Company Group (other than for cause as reasonably determined by the applicable Company Group member in good faith);
(xvi)    implement any employee layoffs, office or plant closings that would trigger the notice requirements of the federal Worker Adjustment and Retraining Notification Act of 1988 and any other applicable state and local Laws relating to employment losses or mass layoffs;
(xvii)    enter into any collective bargaining agreement, project labor agreement, side letter, memorandum of understanding, letter of intent or any similar agreement with any union, works council or labor organization;
(xviii)    waive or release any non-competition, non-solicitation, non-disclosure, non-interference, or other restrictive covenant or obligation of any Business Employee, other than in connection with the transfer of the Excluded Assets in accordance with this Agreement;
(xix)    terminate, amend, elect to not make applicable filings as and when required by applicable Law that are necessary to renew, or election to not pay any amounts due with respect to any Material Permit;
(xx)    terminate, elect to not apply for renewal (when applicable), or elect to not pay any premiums when due with respect to any insurance policies listed in Section 3.14(a) of the Disclosure Schedule, except where such terminated coverage is replaced by comparable coverage;
(xxi)    enter into, conduct, engage in or otherwise operate any material new line of business;
(xxii)    except in the ordinary course of business and consistent with past practice: (A) settle or compromise any action or controversy relating to Taxes, (B) make any request in writing for a ruling of a Governmental Authority relating to Taxes, (C) adopt or change any method of accounting for Tax purposes, (D) make any new, or change or revoke any existing election relating to Taxes that is required to be submitted in writing to a Governmental Authority, (E) amend any Tax Return, (F) surrender any right to claim any Tax refund, participate in any voluntary disclosure application or agreement or similar process, or enter into any Contract with a Governmental Authority relating to Taxes; in each case, in a manner that would reasonably be expected to be adverse to the Purchaser or its Affiliates (including the members of the Company Group) after taking into account Taxes in the computation of the Adjusted Purchase Price borne by Seller, including in the final determination of the Closing Net Working Capital;

(xxiii)    not make any dividends, distributions or other payments for the benefit of, pay any return of capital to, or make any loan to Seller or its Affiliates (other than any Company Group member), other than amounts constituting Permitted Leakage; or
(xxiv)    agree or commit to take any action described in this Section 6.01(a).
(b)    Nothing in this Agreement shall be construed to (i) limit the Seller or the Company Group’s discretion to operate the Business in the ordinary course of business, consistent with pre-Signing Date business practices, operations and activities, during the Interim Period or (ii) give the Purchaser any ownership rights with respect to the Company Interests, the Business or the Company Group’s assets before the Closing. In the event of an Emergency Operation, the Seller shall promptly, but in no event later than three (3) Business Days following the occurrence of such emergency, provide the Purchaser with notice of such emergency and may take such action as a reasonably prudent person operating a similar business would take, and any such actions shall not be deemed to be a breach of the provisions of this Section 6.01.
Section 6.02 Regulatory and Other Approvals.
(a)    During the Interim Period, but subject to the other provisions of this Section 6.02(a), each Party shall reasonably cooperate and assist with the other Party and shall use, and shall cause their respective Affiliates to use, their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable to consummate the Transactions, including (i) making or causing to be made the filings required of such Party or any of its Affiliates by Law with respect to the Transactions, as promptly as is reasonably practicable (and, with respect to the FCC Approval or the HSR Act, in any event within ten (10) Business Days after the Signing Date), (ii) cooperating with and assisting the other Party and furnishing to the other Party all information in such Party’s possession that is necessary in connection with such other Party’s filings, (iii) causing the expiration or termination of the notice or waiting periods under the HSR Act and any other Antitrust Laws with respect to the Transactions as promptly as is reasonably practicable after the Signing Date, (iv) promptly informing the other Party of any communication from or to, and any proposed understanding or agreement with, any Governmental Authority with respect to any such filings, and permitting the other Party to review and discuss in advance, and considering in good faith the views of the other Party in connection with, any proposed communication by such Party to any Governmental Authority with respect to any such filings, (v) consulting and cooperating with, and providing and permitting the other Party the opportunity to review and discuss in advance, and considering in good faith the views of the other Party in connection with, copies of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and other materials to be made or submitted by or on behalf of any Party in connection with any meetings, discussions or communications with, or Actions involving, any Governmental Authority with respect to any such filings, and (vi) substantially complying, as promptly as is reasonably practicable, with any requests received from a Governmental Authority by such Party or any of its Affiliates under the Communications Laws and the HSR Act or any other Antitrust Laws for additional information, documents or other materials with respect to any such filings.

(b)    Neither Party nor its Representatives shall participate in or agree to participate in any material communication, discussion or meeting with any Governmental Authority in respect of any filings contemplated by Section 6.02(a) or investigation or other inquiry in connection therewith, or enter into any understanding or agreement with any Governmental Authority with respect thereto, unless it consults with the other Party in advance, and considers in good faith the views of the other Person in connection therewith, and, to the extent permitted by such Governmental Authority, affords the other Party the opportunity to attend and participate in such communication, discussion or meeting. Each Party shall provide the other Party with copies of all correspondence, whitepapers and communications between such Party or any of its Representatives, on the one hand, and any Governmental Authority, on the other hand, in respect of any filings contemplated by Section 6.02(a) or investigation by a Governmental Authority or other inquiry in connection therewith with respect to the Transactions. Notwithstanding anything to the contrary in this Section 6.02, (i) each Party may redact from any materials provided to the other Party pursuant to this Section 6.02 any references to the valuation of the Company Interests or any information governed by the attorney-client privilege, the work product doctrine or any similar privilege and (ii) each Party may, as it determines is reasonably necessary, designate competitively sensitive material provided to the other Party pursuant to this Section 6.02 as “Outside Counsel Only,” which materials and the information contained therein shall be provided only to the receiving Party’s outside legal counsel and shall not be disclosed by such outside counsel to any of the receiving Party’s or its respective Affiliates’ directors, officers, employees, members or other Representatives without the prior written consent of the disclosing Party.
(c)    In furtherance of Section 6.02(a), if any administrative or judicial Action, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Transactions contemplated hereby as violative of any Antitrust Laws, each Party shall use reasonable best efforts to defend against, contest and resist any such and have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions contemplated hereby; provided, however, that notwithstanding any other provision of this Agreement to the contrary, in no event shall the Purchaser Parties or any of their Affiliates be required to (i) agree or proffer to divest or hold separate (in a trust or otherwise), or take any other action with respect to, any of the assets or businesses of the Purchaser Parties or any of their Affiliates or, assuming the consummation of the transactions contemplated by this Agreement, the Company or any of its Subsidiaries, (ii) agree or proffer to limit in any manner whatsoever or not to exercise any rights of ownership of any securities, (iii) enter into any agreement that in any way limits the ownership or operation of any business of the Purchaser Parties, the Company Group or any of their respective Affiliates or (iv) agree to obtain prior approval or other approval from a Governmental Authority, or submit a notification or otherwise notify the Governmental Authority, prior to consummating any future transaction (other than the transactions contemplated by this Agreement).
(d)    The Purchaser and the Seller shall each pay 50% of the filing fees required to be paid in connection with the filings under the Communications Laws and the HSR Act and any other Antitrust Laws, which such obligation shall survive termination of this Agreement notwithstanding anything to the contrary herein. The Purchaser and the Seller shall otherwise each bear their respective fees and expenses associated with obtaining any approval, clearance, or expiration of any waiting period under the HSR Act. or with obtaining FCC Approval, or relating to the filing of any notices or undertaking any other activities necessary to obtain any such FCC Approval.
Section 6.03 Access.
(a)    During the Interim Period, the Seller shall provide the Purchaser and its Affiliates and Representatives with reasonable access, upon reasonable prior written notice and during normal business hours, to the Books and Records, including Contracts, and the Company Group’s Assets as the Purchaser may from time to time reasonably request in writing, in each case, only to the extent that such access (i) will not unreasonably interfere with the Business or any health, safety or security rules, regulations, requirements or instructions of the Seller, the Company Group or any of their respective Affiliates and (ii) is reasonably related to the Purchaser’s obligations and rights under this Agreement; provided, however, that (A) the Seller shall be entitled to have its Representatives present for any communication with or access to the Books and Records, the Business Employees and the Company Group’s Assets, (B) the Purchaser shall, and shall cause its Affiliates and Representatives to, observe and fully comply with all health, safety and security rules, regulations, requirements and instructions of the members of the Company Group and their respective Affiliates, as applicable, of which the Purchaser or its Representatives are given notice, including any limitations on access or related activities that any member of the Company Group reasonably determines would jeopardize the health and safety of any member of the Company Group or any of its Affiliates, and (C) neither the Purchaser nor any of its Affiliates or Representatives shall conduct any sampling or testing or on-site surface, subsurface, non-invasive or invasive environmental site assessment involving the operation of any equipment or investigation involving sampling or testing of environmental media (commonly referred to as a Phase II Environmental Site Assessment) with respect to the Business or the Company Group’s assets or properties without the Seller’s prior written consent (which consent may be withheld, conditioned, or delayed solely within Seller’s discretion), other than Defined Air Monitoring. Purchaser shall be permitted to perform a non-invasive environmental site assessment (commonly referred to as a Phase I Environmental Site Assessment); provided, however, that any Phase I Environmental Site Assessment shall be undertaken with reasonable advance consultation with the Seller.
(b)    Notwithstanding anything to the contrary in this Agreement, neither the Purchaser nor any of its Affiliates or Representatives shall have any right of access to, and neither the Seller, the Company Group, the Business Employees, nor any of their respective Affiliates or Representatives, shall have any obligation to provide, (i) any information relating to (A) the sale or divestiture process conducted by the Seller or its Affiliates for the Company Group vis-à-vis any Person other than the Purchaser and its Affiliates or (B) the Seller’s or its Affiliates’ (or their respective Representatives’) evaluation of the business of the Company Group in connection therewith, including, in each case, any projections, financial and other information related thereto; or (ii) any information, the disclosure of which would (A) jeopardize any attorney-client or work product privilege, as determined in the Seller’s reasonable, good faith discretion, (B) cause the Seller, any member of the Company Group or any of their respective Affiliates to breach any fiduciary duty, confidentiality obligation or Contract or (C) result in a violation of Law; provided that notwithstanding the foregoing to the contrary, with respect to any such privileged documents or communications or any documents or communications that the Seller elects not to disclose in accordance with this Section 6.03(b), the Seller shall, unless prohibited by Law, notify the Purchaser that it is so withholding information and provide a general description of the nature of the information being withheld or otherwise provide reasonable substitute arrangements for the Purchaser. Neither the Purchaser nor any of its Affiliates or Representatives shall contact or hold discussions with any suppliers, vendors, distributors, customers, joint venture partners, sales team members or other employees of the Seller or any of its Affiliates (including any member of the Company Group) without the prior written consent of the Seller (which consent shall not be unreasonably conditioned, delayed or withheld; provided that the Seller may condition such consent on the participation by one or more Representatives of the Seller or its Affiliates, designated in advance by the Seller, in any such discussions); provided, however, that the foregoing shall not prohibit the Purchaser or its Affiliates or Representatives from making such contacts or discussions in the ordinary course of business so long as such contact or discussion does not relate to the Seller or any of its Affiliates (including any member of the Company Group) or the Transactions. In exercising its rights under this Section 6.03, the Purchaser and its Affiliates and Representatives shall not unreasonably interfere with the conduct of the Business or the business of the Seller or any of its Affiliates.
(c)    If, at any time, the Seller believes that any individual Affiliate or Representative of the Purchaser has not complied with the policies and procedures in this Section 6.03, then the Seller shall provide written notice to the Purchaser and if such breach or non-compliance is not cured within five (5) Business Days after the Purchaser’s receipt of such notice, the Seller may immediately terminate such person’s access pursuant to this Section 6.03. The Purchaser shall indemnify and hold harmless, the Seller, the Company and their respective Affiliates from and against all Losses attributable to personal injury, death, physical property damage or violation of Law that arise out of or result from any of the Purchaser’s and its Representatives’ site visits and access to any property of the Company Group, except to the extent arising from or relating to the Fraud, gross negligence or willful misconduct of the Seller, its Affiliates or the Company Group or arising from the mere discovery or exacerbation of the preexisting presence of Hazardous Materials before such due diligence activity.
(d)    The Purchaser hereby represents and warrants that it carries commercial general liability insurance with contractual liability endorsement which insures the Purchaser’s indemnity obligations under this Section 6.03. At the Seller’s request, the Purchaser will provide or cause the Purchaser’s Representatives to provide the Seller with written evidence, reasonably satisfactory to the Seller, of the insurance required under this Section 6.03.
Section 6.04 Confidentiality Agreements.
(a)    Each Party shall, and shall cause its Affiliates and direct its Representatives to, hold in confidence all information received by or made available to such Party or any of its Affiliates or Representatives pursuant to this Agreement or the other Transaction Documents, including the terms and provisions hereof and thereof, in accordance with the terms and conditions of the

Confidentiality Agreements, which shall continue in full force and effect pursuant to the terms thereof until, and shall terminate upon, the Closing. All such information shall constitute “Evaluation Material”, as applicable, as such term is defined in the Confidentiality Agreements, as applicable.
(b)    The Seller acknowledges that any non-public information about WES or the
Purchaser is the property of WES and any non-public information about the Company Group members, the Company Interests, the Business or the Company Group’s Assets (collectively, all such non-public information being, the “Confidential Information”) is the property of the Company Group members and from and after the Closing, it will be the property of the Purchaser and its Affiliates (including after the Closing, the Company Group members). From and after the Closing Date, the Seller shall, and shall cause its Affiliates to, maintain all Confidential Information in strict confidence and secrecy, and shall not, directly or indirectly, disclose any Confidential Information to any Person other than the Purchaser or its Affiliates, except to the extent that such information (i) is generally available to the public (without a breach by Seller of the confidentiality obligations set forth in this Section 6.04(b)), (ii) is acquired on a non-confidential basis by the Seller or its Affiliates or their respective Representatives from and after the Closing from sources that are not known to the Seller to be prohibited from disclosing such information by a legal or contractual obligation owed to Purchaser or a member of the Company Group, or (iii) is required to be disclosed under applicable Law or is requested by a Governmental Authority (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process); provided, that if the Seller or any of its Affiliates or their respective Representatives is so compelled to disclose any such Confidential Information, then the Seller shall use commercially reasonable efforts to promptly notify the Purchaser in writing and shall disclose only that portion of such information which the Seller is legally required to disclose; provided, further, that the Seller shall use its commercially reasonable efforts to cooperate with the Purchaser to seek an appropriate protective order upon the Purchaser’s request and at the Purchaser’s sole expense or other reasonable assurance that confidential treatment will be accorded such information, (iv) is disclosed in connection with a routine audit, supervisory examinations, regulatory sweeps or other regulatory inquiries not specifically targeted at the Purchaser, the Company Group, the Company Interests or the Company Group’s Assets, or (v) is disclosed or used as necessary to enforce this Agreement or any Transaction Document or perform any obligation hereunder or thereunder. This Section 6.04 shall not prohibit disclosure of any Confidential Information to any Representatives of the Seller or its Affiliates who agree or are obligated to keep such Confidential Information confidential and are informed of the terms of this Section 6.04; provided, that such the Seller shall be responsible for any breach of this Section 6.04 by such Representatives to which it disclosed such Confidential Information.
Section 6.05 Insurance. From and after the Closing, neither the Seller nor any of its Affiliates shall have any obligation of any kind to maintain any form of insurance covering the Business, the Company Group or the Company Group’s assets or properties, and the Purchaser shall be responsible for securing (or causing its Affiliate to secure) any and all insurance it deems appropriate for the operation of the Business and the Company Group’s assets and properties. Notwithstanding the foregoing, with respect to any Action or Loss related to any Company Group member or their Assets that occurred prior to the Closing Date and for which coverage is available under any insurance policy held by the Seller or its Affiliates (including for purposes hereof, the Company Group) (a “Pre-Closing Claim”), the Seller shall, upon reasonable written request from the Purchaser delivered within thirty-six (36) months following the Closing Date, use reasonable best efforts to cooperate with the Purchaser in connection with such Pre-Closing Claim; provided that (a) the Purchaser shall be solely responsible for (i) notifying the relevant insurance companies of such Pre-Closing Claim in a timely manner, (ii) paying all costs and expenses associated with the pursuit of such Pre-Closing Claim (including all reasonable and documented out-of-pocket costs and expenses incurred by the Seller or its Affiliates in connection with any cooperation provided pursuant to this Section 6.05), and (iii) complying with all conditions for any such Pre-Closing Claim, (b) the Seller shall not be required to assign to the Purchaser or any other Person any rights under any insurance policy held by the Seller or its Affiliates, (c) upon Purchaser’s written request and at Purchaser’s sole cost and expense, Seller shall use reasonable best efforts to submit and pursue such Pre-Closing Claim under the applicable insurance policies at Purchaser’s direction and (d) the Seller’s obligations under this Section 6.05 shall in no event require the Seller or any of its Affiliates to take any action that would result in a material breach or violation of, or default under, any insurance policy held by the Seller or its Affiliates. This Agreement shall not be considered as an attempted assignment of any insurance policy or as a contract of insurance, and nothing in this Agreement is intended to waive or abrogate in any way the Seller’s or the Purchaser’s own rights to insurance coverage for any liability, whether relating to the Seller, the Purchaser or any of their respective Affiliates.
Section 6.06 Indemnification of Directors and Officers.
(a)    Until the sixth anniversary of the Closing Date, unless prohibited by Law, the Purchaser shall cause the members of the Company Group to continue to honor their respective obligations (in accordance with the terms of their respective Organizational Documents in effect as of the Signing Date and any Contracts of any member of the Company Group listed in Section 6.06(a) of the Disclosure Schedule providing for indemnification of the Covered Persons (as defined below), true, correct and complete copies of which have been provided to Purchaser prior to the Signing Date) with respect to the exculpation and indemnification of, and the advancement of expenses to, any current or former directors, officers, managers or members of the Company Group as of the Closing Date (collectively, the “Covered Persons”) arising or resulting from any actions or omissions of any such Covered Persons at or prior to the Closing (including in connection with this Agreement, the other Transaction Documents and the Transactions). Notwithstanding the foregoing, a Covered Person shall not be entitled to exculpation and indemnification and the advancement of expenses as contemplated above for any claim related to a Specified Liability.
(b)    Prior to the Closing Date, the Seller shall cause the Company Group to obtain “tail” insurance policies, effective as of the Closing Date, to extend the liability coverage of all existing directors’ and officers’ insurance policies and fiduciary and employment practices insurance policies for the Covered Persons, in a form reasonably acceptable to the Purchaser (collectively, “D&O Insurance”), in each case (i) with a claims reporting or discovery period of at least six years from and after the Closing Date, (ii) from an insurance carrier with the same or better credit rating as the insurance carrier(s) providing D&O Insurance immediately prior to the Closing Date and (iii) with benefits, terms, conditions, retentions and levels of coverage that are at least as favorable to the Covered Persons as the D&O Insurance immediately prior to the Closing Date with respect to any matters that existed or occurred at or prior to the Closing (including in connection with this Agreement, the other Transaction Documents and the Transactions). The Seller shall bear all costs associated with the D&O Insurance.
(c)    In the event any member of the Company Group or any of such member’s successors or assigns consolidates or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger, or converts into any other Person or transfers all or substantially all of its assets to any Person, then, in each such case, the Purchaser shall cause such members of the Company Group to take all necessary actions to ensure such member’s successors and assigns assume the obligations set forth in this Section 6.06.
(d)    Until the sixth anniversary of the Closing Date, the Purchaser shall not, and shall cause the members of the Company Group to not, terminate or modify any of their respective obligations under this Section 6.06 in any manner that would reasonably be expected to materially adversely affect any of the Covered Persons without the prior written consent of such Covered Person(s). The Purchaser acknowledges and agrees that each of the Covered Persons is intended to be a third party beneficiary of this Section 6.06 with full rights of enforcement as if such Covered Person is a party to this Agreement. The rights of each Covered Person under this Agreement shall be in addition to any other rights such Covered Person may have under the Company Group’s Organizational Documents in effect as of the Signing Date, under any and all Contracts of or entered into by the Company Group listed in Section 6.06(a) of the Disclosure Schedule providing for indemnification of the Covered Persons and at Law and in equity.
Section 6.07 Books and Records.
(a)    From and after the Closing, to the extent not already in the possession of the Company Group as of the Closing, within ten (10) days after the Closing, the Seller shall deliver or make available to Purchaser, all Books and Records that are in the possession of the Seller or any Affiliate of the Seller. For purposes of Section 6.03 and this Section 6.07(a), “Books and Records” shall be deemed to not include, and the Seller and its Affiliates shall be entitled to retain and shall not be obligated to provide, (i) any employment records which Seller and its Affiliates are prohibited from transferring pursuant to applicable Law, (ii) any U.S. federal, state and local Income Tax Returns or combined franchise Tax Returns of the Seller or any of its Affiliates (other than any member of the Company Group), (iii) documents subject to the attorney-client privilege or work product doctrine of Seller, its Affiliates or their Representatives, (iv) any documents, records or communications to the extent relating to the sale or divestiture process conducted by the Seller or its Affiliates for the Company Group, and (v) any valuations or estimates with respect to the Company Interests or any other Equity Interests in any member of the Company Group, and any pricing assumptions, forward pricing estimates, price decks, or pricing studies related thereto, in each case whether prepared by any member of the Company Group, the Seller, any of their respective Affiliates, or any third party.

(b)    From and after the Closing, during regular business hours and upon reasonable advance written notice, (i) the Purchaser shall, and shall cause its Affiliates (including the Company Group) to, preserve in accordance with bona fide recordkeeping policies, and upon the Seller’s request, make available to the Seller (and its Representatives) and afford the Seller (and its Representatives) the right, at the Seller’s expense, to take extracts from and to make copies of, any and all Books and Records that relate to any legitimate business purpose and any period that precedes the Closing Date as required (A) by the Seller to prepare or file any Tax Return, (B) in connection with any Tax Proceeding or similar Action involving the Seller or any of its Affiliates, (C) to enable the Seller to comply with its covenants and obligations under this Agreement and the other Transaction Documents or (D) by the Seller to prepare any financial statement of the Seller; provided, however, that any such access shall be conducted in a manner not to interfere unreasonably with the businesses or operations of the Purchaser or the Company Group; and (ii) the Purchaser shall not, and shall not permit any of its Affiliates (including the Company Group) or any other Person to, permanently destroy any Books and Records until the later of (A) the sixth anniversary of the Closing Date or (B) the expiration of the applicable statute of limitations for the assessment of Taxes in the jurisdictions to which such Books and Records relate.
(c)    Prior to the Closing, the Seller shall be entitled to retain and remove from the Books and Records, any emails or correspondence that the Seller reasonably determines in good faith are exclusively related to BM. To the extent that any such emails or correspondence relate to both BM and the Company Group or the Business, the Seller will use commercially reasonable efforts to deliver a reasonable substitute arrangement (including a redacted version or a summary) to the Purchaser and its Affiliates (including after the Closing, the Company Group). The Parties will use good faith and reasonably cooperate with each other in connection with this Section 6.07(c) and with respect to allocating any Books and Records that could arguably be related to both BM and the Company Group or the Business.
Section 6.08 Seller Marks. Notwithstanding anything to the contrary in this Agreement, the Purchaser shall not acquire or otherwise be entitled to, and no member of the Company Group shall retain, any right, title, interest, license or any other right whatsoever to use any of the Seller Marks, including the Marks set forth in Section 6.08 of the Disclosure Schedule. The Purchaser shall use commercially reasonable efforts to, as soon as reasonably practicable, but in any event within one hundred eighty (180) days after the Closing Date (the “Removal Deadline”), eliminate and remove (or cause to be eliminated and removed) any and all of the Seller Marks from the Company Group’s assets and properties. On or before the expiration of the Removal Deadline, the Purchaser shall amend the Company Group’s Organizational Documents and make the necessary filings with the Secretary of State of the State of Delaware, the State of Texas and any other states or territories, as applicable, to change the legal or business name of each Company Group member to a name that does not include the Seller Marks. Notwithstanding the foregoing, the Removal Deadline for the Company Group’s immaterial signage (e.g., line markers) shall instead be twelve (12) months after the applicable permits and approvals of all applicable Governmental Authorities have been obtained. From and after the Removal Deadline, the Purchaser shall not, and the Purchaser shall cause its Affiliates not to, use any of the Seller Marks in connection with the Business, the Company Group’s assets or properties or otherwise. The Purchaser, for itself and its Affiliates (including, after Closing, the Company Group), agrees that, after the Closing Date, the Purchaser and its Affiliates (including, after Closing, the

Company Group) will not do business or represent themselves as having any affiliation or business relationship with the Seller or any Affiliates of Seller, except pursuant to any separate agreement entered into, or assumed by, the Purchaser or its Affiliates on one hand, and the Seller or its Affiliates, on the other hand.
Section 6.09 Public Announcements. The Parties shall, to the extent reasonably possible, consult with each other prior to issuing any publication or press release of any nature with respect to this Agreement, the other Transaction Documents or the Transactions. Neither the Seller nor its Affiliates shall make or issue, or cause to be made or issued, any such publication or press release without the prior written consent of the Purchaser, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that the foregoing provisions shall not restrict disclosures (a) to the extent necessary for a Party to perform this Agreement (including disclosures to Governmental Authorities), (b) to the extent required by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates, or (c) of the terms of this Agreement by the Parties to their respective Affiliates, accountants, legal counsel and other Representatives as necessary in connection with the ordinary conduct of their respective businesses, provided that such Persons are, in each case, subject to an obligation of confidentiality with respect to such information. Subject to the foregoing, if a Party desires to make an announcement to the general public, it shall first give the other Party forty-eight (48) hours prior written notification of its desire to make such a public announcement which shall include a written draft of the text of such public announcement; provided, however, that with respect to any release made by a Purchaser Party that is to be made within forty-eight (48) hours of the Signing Date, this requirement shall only require reasonable prior notice and provision of a written draft.
Section 6.10 Further Assurances. Subject to the terms and conditions of this Agreement, from time to time, at either Party’s written request and without further consideration, the other Party shall execute and deliver to such Party such other instruments of sale, transfer, conveyance, assignment and confirmation and provide such materials and information and take such other actions as such Party may reasonably request in writing in order to consummate the Transactions.
Section 6.11 Continuing Employees.
(a)    Prior to the Closing Date, the Seller may (or cause its applicable Affiliate to) transfer the employment of the Business Employees set forth on Section 6.11(a) of the Disclosure Schedule to the Seller or any other entity that is not a member of the Company Group. Any Business Employee whose employment is transferred in accordance with this Section 6.11(a) shall be a “Transferring Employee”. The employment of any such Transferring Employee shall not continue with Purchaser or its Affiliate (including any member of the Company Group) as of or following the Closing. Notwithstanding anything to the contrary herein, the Seller shall be responsible for any and all Liabilities, including wages, severance payments, bonuses, paid time off, or other obligations, in connection with any Transferring Employees, including the transfer or termination of employment of any Transferring Employee.

(b)    For a period of at least twelve (12) months following the Closing Date (the “Benefit Period”), the Purchaser shall, or shall cause its Affiliate to (which Affiliate may include a member of the Company Group or successor thereto or Subsidiary thereof for periods on and after the Closing Date for purposes of this Section 6.11), (i) provide each Continuing Employee with a base salary or hourly base wage, as applicable and a target cash bonus opportunity that, in each case, is not less than such Continuing Employee’s base salary or hourly base wage, as applicable, and target bonus opportunity with the Seller or its Affiliates (including the Company Group) as of immediately prior to the Closing Date and (ii) provide each Continuing Employee with employee benefits that are substantially similar in the aggregate to the employee benefits provided to the Purchaser’s or its Affiliate’s similarly situated employees, excluding any change in control or transaction-based, equity-based and other long-term incentive compensation opportunities or benefits.
(c)    Purchaser shall provide the severance compensation described in Section 6.11(c) of the Disclosure Schedule to the Continuing Employees.
(d)    With respect to each Continuing Employee who begins to participate in a Benefit Plan of the Purchaser or its Affiliate (collectively, the “Successor Benefit Plans”), the Purchaser shall, or shall cause its Affiliate to, use commercially reasonable efforts to cause the applicable Successor Benefit Plan (but excluding any Successor Benefit Plan that is subject to Section 412 of the Code or Title IV of ERISA) to credit each Continuing Employee for all purposes, including eligibility, vesting and benefit determination, with the service that is credited under the corresponding Benefit Plan in which such Continuing Employee participates immediately prior to the Closing Date (including service with predecessor employers, to the extent such service is credited under such Benefit Plan); provided, however, that (i) the Successor Benefit Plan may exclude any such prior service credit that would result in a duplication of benefits, and (ii) the foregoing crediting of prior service shall not apply to (A) any defined benefit pension plans, (B) retiree medical benefits, and (C) during the Benefit Period, determining a Continuing Employee’s eligibility for severance benefits or the amount of such severance benefits. With respect to each Continuing Employee who begins to participate in a Successor Benefit Plan, the Purchaser shall, or shall cause its Affiliate to, (i) cause each such Continuing Employee to be eligible to participate in the applicable Successor Benefit Plans which provide health or welfare benefits without any waiting periods or any pre-existing condition exclusions and without regard to any evidence of insurability, actively-at-work or similar requirements and (ii) use commercially reasonable efforts to cause credit to be given for all co-payments, deductibles, out-of-pocket costs and similar expenses paid by each Continuing Employee and such Continuing Employee’s eligible dependents under a comparable Benefit Plan in which such Continuing Employee participates immediately prior to the Closing Date, for purposes of such Successor Benefit Plan during the plan year of such Successor Benefit Plan in which the Closing Date occurs. The Purchaser shall, or shall cause its Affiliate to, recognize and credit each Continuing Employee with the vacation time, sick leave, paid time off and other leave accrued by such Continuing Employee as of immediately prior to the Closing Date.
(e)    If requested by Purchaser to the Company in writing on later than twenty (20) Business Days prior to the Closing Date, the Company shall or shall cause a member of the

Company Group to adopt written resolutions to terminate any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Company 401(k) Plan”) and to fully vest all participants under the Company 401(k) Plan, such termination and vesting to be effective no later than the day preceding the Closing Date (provided, that such actions may be contingent upon the occurrence of the Closing). If such request to terminate the Company 401(k) Plan is made, the Purchaser shall (or shall cause its applicable Affiliate to) take all reasonably necessary and appropriate actions to cause (i) a Purchaser Benefit Plan that is intended to be qualified under Section 401(a) of the Code of Purchaser or one of its Affiliates (the “Purchaser 401(k) Plan”) to accept “eligible rollover distributions” (as such term is defined under Section 402(c)(4) of the Code), in the form of cash and promissory note (in the case of loans), with respect to each Continuing Employee who participated in the Company 401(k) Plan as of the date of termination of such Company 401(k) Plan and who elects such direct rollover, from the Company 401(k) Plan to the Purchaser 401(k) Plan and (ii) each Continuing Employee to be eligible to participate in the Purchaser 401(k) Plan effective as of immediately following the Closing.
(f) The terms and conditions of this Section 6.11 are for the sole benefit of the Parties and nothing in this Section 6.11, express or implied, is intended or shall be construed (i) to confer upon or give to any Person, other than the Parties and their respective permitted successors and assigns, any legal, equitable or other rights or remedies with respect to the matters provided for in this Section 6.11 or (ii) as the adoption, establishment, amendment, modification or termination of any Successor Benefit Plan or other Benefit Plan.
Section 6.12 R&W Policy. The Parties acknowledge and agree that, as of or prior to the Signing Date, the Purchaser has procured the R&W Policy commitment in connection with the R&W Policy and that, following the Signing Date, the Purchaser shall use commercially reasonable efforts to ensure that the conditions in the R&W Policy are met so that the R&W Policy will remain effective from and after the Closing. From and after the Signing Date, the Purchaser shall not (and shall cause its Affiliates to not) amend, modify, or terminate any subrogation term or condition of the R&W Policy without the written consent of the Seller. The Purchaser shall timely pay, or cause to be paid, all costs and expenses related to the R&W Policy, including the total premium, underwriting costs, retention, taxes, brokerage commission, and other fees and expenses of procuring the R&W Policy. The Parties acknowledge and agree that any failure by the Purchaser to obtain or maintain the R&W Policy in accordance with this Section 6.12 shall not in any manner expand, increase, amend, change or otherwise affect the liability of any Seller or its Affiliates under this Agreement. From and after the Closing, the Purchaser may notify the Seller in writing in connection with any claim made by the Purchaser or its Affiliates under the R&W Policy and to the extent reasonably requested in writing, the Seller shall, and shall use good faith efforts to cause its Affiliates to, at the Purchaser’s sole cost and expense, reasonably cooperate with the Purchaser and its Affiliates in connection with any claim made by such Person under the R&W Policy.
Section 6.13 Affiliate Transactions; Pre-Closing Transfer(s).
(a)    Prior to the Closing, the Seller shall, and shall cause the Company Group to, cause all liabilities under any intercompany accounts among the Seller or any of its Affiliates, on the one hand, and the Company Group, on the other hand, to be paid, settled, netted, cancelled and released and shall terminate all transactions and Contracts between any Company Group member, on the one hand, and the Seller or any of its Affiliates, on the other hand, except such agreements that are listed in Section 6.13 of the Disclosure Schedule (with no further liability to the Company Group) and in each case, provide to the Purchaser evidence of the termination of, all such intercompany accounts and Affiliate transactions and Contracts.
(b)    Prior to the Closing, the Seller shall, and shall cause the Company Group to, effectuate the Pre-Closing Transfer(s) pursuant to the Pre-Closing Transfer Documents in accordance with this Agreement and provide to the Purchaser evidence of the Pre-Closing Transfer(s).
Section 6.14 Exclusivity.
(a)    During the Interim Period, the Seller agrees not to, and to direct or cause its Affiliates (including the Company Group) and their respective Representatives not to, directly or indirectly, take any of the following actions:
(i)    initiate, solicit, encourage, or accept in any way any inquiry, offer or proposal from, or submit any proposal to, any Person or group of Persons other than the Purchaser, its Affiliates and any of its and their respective Representatives relating to (A) the sale, purchase, acquisition, disposition, or exchange (whether by transfer, merger, consolidation or other means) of (1) all or a portion of the Equity Interests in the Company Group, including the Company Interests, or (2) any other interests in or all or a material portion of the Assets of any of the Company Group to any Person or group of Persons other than Purchaser or any of its Affiliates; (B) the issuance of any Equity Interests in any member of the Company Group; (C) any financing transaction of any kind, other than routine lending arrangements in the ordinary course of business or as otherwise expressly required under the terms of this Agreement in connection with the consummation of the transactions contemplated herein; (D) any merger, consolidation, restructuring, recapitalization, equity exchange, liquidation, dissolution or similar transaction involving any of the members of the Company Group; or (E) any other transaction that would require the Parties to abandon the transactions contemplated by this Agreement (each, an “Alternative Proposal”);
(ii)    participate in any negotiations or discussions with, or furnish any assistance or non-public information to, any Person or group of Persons other than Purchaser and its representatives regarding any Alternative Proposal; or
(iii)    enter into any agreement, whether oral or in writing, to effect an Alternative Proposal.
(b)    The Seller agrees that the rights and remedies for noncompliance with this Section 6.14 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Purchaser and its Affiliates and that money damages would not provide an adequate remedy to the Purchaser and its Affiliates.
Section 6.15 Casualty and Condemnation.
(a)    If, during the Interim Period, any portion of the Assets of the Company Group are lost, damaged or destroyed by fire, explosion, hurricane, storm, weather events, earthquake, or similar act of nature, civil unrest or similar disorder, terrorist acts, war or any other hostilities or other casualty or is expropriated or taken in condemnation or under right of eminent domain by any Governmental Authority (each for purposes of this Section 6.15, being a “Casualty Loss”), then the Seller shall promptly notify the Purchaser in writing and deliver to the Purchaser, no later than ten (10) days following such event, a good faith and reasonable estimate of the Restoration Costs. Such notice shall include a summary of the Seller’s good faith estimate of insurance coverage (including deductible information) available with respect to such Casualty Loss. Any deductible incurred by the Company Group will be included in the costs in the Casualty Estimate. Such good faith and reasonable estimate shall be net of and after giving effect to (A) any condemnation award or other third-party proceeds (other than insurance proceeds) which the Company Group will have received as of the Closing or have received written notice that they will receive after Closing, (B) any insurance proceeds reasonably expected to be received by the Company Group or the Purchaser in connection with such Casualty Loss, and (C) any amounts reasonably expended by the Seller or any of its Affiliates prior to Closing to restore the affected Assets to the condition described in clause (a) of the definition of “Restoration Costs” (such aggregate estimate being a “Casualty Estimate”). Any Casualty Estimate shall be prepared based on the best reasonably available information as of the date of such Casualty Estimate and if the Closing Date or the Outside Date is expected to occur prior to the expiration of the ten (10)-day period referenced above, then the Closing Date and the Outside Date, as applicable, shall be postponed, if necessary, to the tenth Business Day after such Casualty Estimate is made.
(b)    Notwithstanding the provisions of Section 6.15(a), if the Purchaser objects to the Seller’s estimate pursuant to Section 6.15(a) in writing within ten (10) Business Days of receipt of the Seller’s estimate and the Seller and the Purchaser are not able within ten (10) Business Days thereafter to reasonably agree in good faith on a mutually acceptable revision to such estimate to address such objections, then (i) such estimate shall be deemed not to be the Casualty Estimate and (ii) the Purchaser and the Seller shall use commercially reasonable efforts to cause an independent engineering firm reasonably acceptable to the Purchaser and the Seller to prepare the appropriate estimate as promptly as practicable (and in any event within thirty (30) days), which estimate shall be the Casualty Estimate absent manifest error or gross negligence or willful misconduct of such independent firm; provided that, if the Closing Date or Outside Date is expected to occur prior to the determination of the Casualty Estimate in accordance with this Section 6.15(b), then the Closing Date and the Outside Date, as applicable, shall be postponed, if necessary, to the tenth (10th) Business Day after such Casualty Estimate is determined in accordance with this Section 6.15(b).
(c)    If the Casualty Estimate as determined in accordance with Section 6.15(a) would be equal to or exceed $100,000,000 the Purchaser and the Seller shall each have the option to terminate this Agreement in accordance with Section 10.1(f); provided, that, the Purchaser may determine in its sole discretion that the Casualty Estimate are less than $100,000,000 in which case the Parties shall not have the option to terminate this Agreement pursuant to this Section 6.15.
(d)    Subject to subsection (c) above, if, the Casualty Estimate as determined in accordance with Section 6.15(a) and (b) would be equal to or exceed $50,000,000 but less than $100,000,000, the Seller may elect either (i) to adjust the Adjusted Purchase Price to take into consideration such Casualty Estimate, or (ii) to repair the assets or properties that have been damaged or destroyed to a condition reasonably comparable in all material respects to their condition prior to any such damage, the cost of which will be fully paid by the Seller. If the Seller elects to adjust the Adjusted Purchase Price in accordance with clause (i) or repair the affected assets or properties in accordance with clause (ii), the Seller shall be entitled to retain (and to the extent received by the Company Group, following the Closing, the Purchaser shall pay to the Seller) all insurance proceeds with respect to such Casualty Loss up to the sum of (A) the cost of any repair and (B) any Adjusted Purchase Price reduction, except to the extent the Parties expressly agree otherwise in writing. In the event the Seller elects to repair such assets or properties in accordance with this Agreement at the Seller’s cost and expense, the Seller shall be entitled to the proceeds of any insurance received in connection with the actual repair by the Seller of such damage or destruction (and, if paid to the Purchaser or the Company Group, such proceeds shall be promptly remitted to the Seller) and, unless otherwise agreed to in writing by the Parties, the repairs shall be completed prior to the Closing Date; provided that if such repairs are not completed prior to the Closing Date, the Parties shall nevertheless proceed with the Closing and the Adjusted Purchase Price shall be adjusted accordingly for any incomplete repairs. If the Casualty Estimate as determined in accordance with Section 6.15(a) and (b) are less than $50,000,000, then, subject to the other applicable terms and conditions in this Agreement, the Closing shall not be affected by such Casualty Loss and there shall be no adjustment to the Adjusted Purchase Price in respect of such Casualty Loss; provided that the Purchaser shall be entitled to (and to the extent received by the Company Group, following the Closing, the Purchaser shall be entitled to retain) all insurance proceeds covering the Business, the Company Group or the Company Group’s Assets and related thereto and in furtherance thereof, all available insurance proceeds covering the Business, the Company Group or the Company Group’s Assets and with respect to any Casualty Loss shall be assigned by the Seller to the Purchaser, and Seller shall use its commercially reasonable efforts to obtain or assist the Purchaser or its Affiliates in obtaining any insurance, condemnation award or other third-party proceeds relating to such Casualty Loss and turn over to the Purchaser or its designated Affiliate any amounts received. Notwithstanding anything herein to the contrary, if a Party is entitled to insurance proceeds pursuant to this Section 6.15(d), then such Party shall control the insurance claim process with respect to the Casualty Loss, and the other Party shall (and shall cause its Affiliates, including the Company Group, to) (x) cooperate in connection with such insurance claim process and (y) take commercially reasonable actions reasonably requested by such entitled Party in connection with such insurance claim process.
(e)    Subject to the Purchaser’s termination rights set forth in Section 6.15(c), in the event (x) a Casualty Estimate as determined in accordance with Section 6.15(a) and (b)

would be or be equal to or exceed $50,000,000, and (y) (i) Seller elects not to repair or replace such assets or properties involved in the applicable Casualty Loss as provided in clause (d) above, (ii) Seller, having elected to repair or replace such assets or properties as provided in clause (d) above, fails to cause such repair or replacement to be completed within the period of time agreed upon by the Parties pursuant to such clause (d) or (iii) a such damage or destruction involved in the applicable Casualty Loss is not otherwise capable of being repaired or replaced, then the Parties shall, within 30 days following any such event, adjust the Adjusted Purchase Price by the aggregate Casualty Estimate related thereto less the costs of any amounts expended by or on behalf of Seller or its Affiliates prior to the Closing to repair or replace such assets.
(f)    Notwithstanding anything to the contrary in this Agreement, nothing in this Section 6.15 shall preclude or prevent the Purchaser from asserting that the condition to Closing in Section 7.05 has failed to be satisfied in accordance with the terms of this Agreement.
Section 6.16 Financing.
(a)    Prior to the Closing, the Seller shall use commercially reasonable efforts to provide, and shall use commercially reasonable efforts to cause the Company Group and its and their respective officers, directors, employees and representatives to provide, at the Purchaser’s sole cost and expense, subject to the proviso at the end of this Section 6.16(a), such cooperation with the Purchaser’s good faith efforts to consummate a capital markets transaction or debt financing by the Purchaser or Purchaser Parent Company for the purpose of financing all or a portion of the Adjusted Purchase Price at the Closing (such capital markets transaction, a “Capital Markets Transaction” and such debt financing, a “Debt Financing”), as is reasonably requested by the Purchaser and is customary for such Capital Markets Transaction or Debt Financing, including using its commercially reasonable efforts to: (i) deliver to the Purchaser and the lenders and any underwriter, initial purchaser or placement agent in a Capital Markets Transaction (a “CAPM Participant”) such financial and operational information (to the extent customary for marketing such Debt Financing or Capital Markets Transaction and available to the Company Group) regarding the Company Group as is reasonably requested by Purchaser, any lenders or any CAPM Participant as promptly as reasonably practicable; (ii) furnish the Purchaser, any lenders, any CAPM Participant and their representatives promptly, and, in any event, at least four (4) Business Days prior to the Closing Date, with all documentation and other information in respect of the Seller and its Affiliates that the Purchaser or any lender or CAPM Participant has reasonably requested in writing at least ten (10) Business Days prior to the Closing Date and that is required in connection with such financing by any Governmental Authority under applicable “beneficial ownership,” “know your customer” and sanctions or anti-money laundering rules and regulations, including the USA PATRIOT Act; (iii) use commercially reasonable efforts to obtain the assistance from any of its auditors or other advisors, including participation in due diligence sessions to the extent reasonably requested by the Purchaser and at reasonable times and upon reasonable notice; (iv) take all corporate, limited liability, partnership or other similar actions reasonably requested by the Purchaser or any lender or CAPM Participant to permit the consummation of the contemplated Capital Markets Transaction or Debt Financing; (v) assist with the preparation of any documents, legal opinions or schedules as may be reasonably requested by the Purchaser, solely to the extent such preparation relates to information concerning the Company Group and is customary for Capital Markets Transaction or Debt Financing of such type; and (vi) cooperate with the due diligence of the lenders or CAPM Participants and their respective representatives in connection with the contemplated Capital Markets Transaction or Debt Financing, to the extent customary and reasonable; provided, however, that notwithstanding the foregoing, (A) any such requested cooperation provided in accordance with this Section 6.16(a) shall not unreasonably interfere with the normal business or operations of the Seller or the Company Group, (B) no obligation of the Seller or the Company Group or any of their respective Representatives under any certificate, document, agreement or instrument will be effective prior to the Closing, (C) none of the Seller or the Company Group will be required to pay any commitment or other similar fee, enter into any definitive agreement, incur any other liability, make any payment or agree to provide any indemnity in connection with any Capital Markets Transaction or Debt Financing (other than the Company Group to the extent only effective following Closing), and (D) nothing in this Section 6.16(a) shall require (1) any action that would conflict with or violate the Organizational Documents of the Seller or any Company Group member or any Law or result in the contravention of or that would reasonably be expected to result in a violation or breach of, or default under any Contract to which the Seller or any Company Group member is a party, (2) the Seller or any Company Group member or any of their respective Representatives to deliver any certificate, document, instrument or agreement if any representation and warranty or certification set forth therein would be inaccurate in any respect, (3) the disclosure or provision of any information, the disclosure or provision of which, in the reasonable judgment of the Seller, is subject to attorney-client privilege or could result in the disclosure of any trade secrets or the violation of any confidentiality obligations or applicable Law, (4) the delivery of (v) any pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information, (w) any financial statements or information that are not reasonably available to the Company Group and not prepared in the ordinary course of the Company Group’s financial reporting practice, (x) any description of all or any component of any Debt Financing or Capital Markets Transaction (including any such description to be included in any liquidity or capital resources disclosure or any “description of notes”), (y) any projections, risk factors or other forward-looking statements relating to all or any component of any Debt Financing or Capital Markets Transaction or (z) any solvency certificate (which items (v) through (z) shall be the sole responsibility of the Purchaser), (5) the delivery of any legal opinion, (6) the taking of any action that would cause any director, officer or employee of the Company or any of its Subsidiaries or any of its or their respective Affiliates or representatives to incur any personal liability in connection with any Debt Financing or Capital Markets Transaction, or (7) the taking of any action that would cause a breach by Seller or any Company Group member of any representation, warranty, covenant or agreement in this Agreement. For the avoidance of doubt, none of the Seller, the Company Group or their respective officers, directors or employees shall be required to execute any resolution, consent or certificate or enter into or perform any agreement with respect to any Capital Markets Transaction or Debt Financing that is not contingent upon the Closing or that would be effective prior to the Closing, and no directors of the Seller or any Company Group member that will not be continuing directors, acting in such capacity, shall be required to execute any resolution, consent or certificate related to or enter into or perform any agreement with respect to any Capital Markets Transaction or any Debt Financing.
(b)    The Purchaser shall (i) as soon as reasonably practicable, upon written request by the Seller, reimburse Seller and its Representatives for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees and fees and expenses of Seller’s accounting firms engaged to assist in connection with the Capital Markets Transaction or the Debt Financing, including performing additional requested procedures, reviewing any offering documents, participating in any meetings and providing any comfort letters) incurred by Seller, the Company Group or their respective Representatives in connection with any cooperation contemplated by Section 6.16(a); and (ii) indemnify and hold harmless Seller, the Company Group and their respective representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with any proposed Capital Markets Transaction or Debt Financing (including the performance of their respective obligations under, or the taking of or refraining from any action in accordance with, this Section 6.16) and any information used in connection therewith (other than information provided in writing by Seller or any of its representatives).
(c)    Notwithstanding any provisions of the Confidentiality Agreements to the contrary, the Purchaser may disclose confidential information regarding the Company Group obtained by the Purchaser or its representatives pursuant to this Section 6.16 to (i) the lenders and CAPM Participants in connection with the marketing and syndication of any Capital Markets Transaction or Debt Financing and (ii) rating agencies in connection with confirming or obtaining ratings for a Capital Markets Transaction or Debt Financing; provided that each of the foregoing are informed by the Purchaser that such information is being disclosed on a confidential basis and such disclosure is made subject to customary confidentiality arrangements.
(d)    The Seller and the Company Group shall be deemed to have complied with this Section 6.16 for the purpose of any condition set forth in Article VII, unless (i) the Seller or the Company Group has intentionally and willfully breached its obligations under this Section 6.16, (ii) Purchaser has notified the Seller of such breach in writing in good faith, detailing in good faith reasonable steps that comply with this Section 6.16 in order to cure such breach, (iii) the Seller or the Company Group has not taken such steps or otherwise cured such breach prior to the Outside Date, and (iv) such Debt Financing or Capital Markets Transaction has not been consummated and the breach by the Seller or the Company Group is the proximate cause of such failure.
Section 6.17 SEC Filings. In connection with any filings by WES with the SEC (collectively, the “WES Filings”), the Seller shall use commercially reasonable efforts to: (a) cooperate with the Purchaser Parties and their Affiliates in connection with their preparation of financial statements of WES and pro forma financial statements that comply with the rules and regulations of the SEC to the extent required for the WES Filings, including the requirements of Regulation S-X of the SEC; (b) in connection therewith, provide and make reasonably available upon reasonable notice and during regular business hours any and all books and records in Seller’s possession or control and to which the Seller’s personnel have reasonable access, in each case as reasonably required by the Purchaser in order to prepare such financial statements or such other information required to be filed or included in one or more WES Filings under the rules and regulations of the SEC; and (c) cause its accountants, counsel and other representatives to cooperate with the Purchaser and its representatives in connection with the preparation of such financial statements, including causing its accountants to deliver signed consents for use of their reports in any WES Filing; provided, however, that (i) none of the Seller nor any of its Affiliates makes any representation or warranty, express or implied, regarding the information provided and (ii) all reasonable and documented out-of-pocket costs and expenses incurred by the Seller or its Affiliates or representatives, including accountants and other advisors, in connection therewith shall be reimbursed by the Purchaser promptly (and in any event within ten Business Days) in immediately available funds after receipt from the Seller of one or more invoices with respect thereto delivered from time to time after the date hereof.
Section 6.18 Data Room. During the Interim Period, the Seller shall continue to provide continuous access to the Purchaser and its Representatives to the Data Room. The Seller shall deliver or cause to be delivered, within ten (10) days following the Closing Date, to the Purchaser, two electronic discs, flash drive copies or electronic downloads of the documents uploaded as of the Closing Date to the Data Room.
Section 6.19 Legends. Seller agrees to the recording, so long as the restrictions described in the legend are applicable and subject to the provisions of the Registration Rights Agreement regarding legend removal, of the following legend on any book-entry notation or certificate evidencing all or any portion of the WES Common Units.
“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM.”
Seller further agrees and understands that the Restricted Units shall contain or be subject to the following legend:
“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER AS SET FORTH IN SECTION 3.02(B) OF THE REGISTRATION RIGHTS AND LOCKUP AGREEMENT, DATED AS OF
[    ] [ ], 2026, AS MAY BE AMENDED FROM TIME TO TIME, BY AND AMONG WESTERN MIDSTREAM PARTNERS, LP, BRAZOS PERMIAN II, LLC AND EACH OF THE OTHER HOLDERS FROM TIME TO TIME PARTY THERETO, AND THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH.”
Section 6.20 Conduct of the Purchaser Parties. Except as (i) required by the express terms of this Agreement, (ii) consented to in advance in writing by the Seller (which consent or approval shall not be unreasonably withheld, conditioned or delayed) or (iii) as required by applicable Law or Contract, during the Interim Period, the Purchaser Parties shall use commercially reasonable efforts to (A) conduct their respective operations in the ordinary course of business, (B) not amend the Organizational Documents of the Purchaser Parties (other than amendments that would not adversely affect the WES Common Units or otherwise adversely impact the transactions contemplated by the Transaction Documents), (C) not effect a reorganization of any Purchaser Party that would have an adverse Tax impact on Seller or any of its Affiliates in connection with the receipt of the WES Common Units (or any other equity interest) under this Agreement, (D) not declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other Equity Interests, except for (x) cash dividends by WES on the WES Common Units, and (y) dividends by a Subsidiary of WES to such Subsidiary’s parent entity, and (E) not enter into an agreement or commitment with respect to any of the foregoing. The Seller’s approval of any action restricted by Section 6.20 shall be considered granted on the fifth (5th) Business Day after receipt by the Seller of such request for consent unless the Seller notifies Purchaser to the contrary in writing on or prior to such time.
Section 6.21 WES Guarantee.
(a)    WES hereby absolutely and unconditionally guarantees (the “WES Guarantee”), as principal and not as surety, the performance and timely payment by the Purchaser when due of its covenants, obligations and liabilities required to be performed by Purchaser to Seller under this Agreement (such guaranteed covenants, obligations and liabilities, collectively, the “WES Guaranteed Obligations”), subject to all terms, conditions and limitations contained in this Agreement.
(b)    WES hereby waives notice of acceptance of the WES Guarantee and notice of the WES Guaranteed Obligations, and waives presentment, demand for payment, protest, notice of dishonor or non-payment of the WES Guaranteed Obligations, suit or the taking of other action by the Seller against, and any other notice to, the Purchaser, WES or others (in each case, other than notices required to be made pursuant to this Agreement). The Purchaser may at any time and from time to time without notice to or consent of WES and without impairing or releasing the obligations of WES under this Section 6.21: (i) agree with the Seller to make any change in the terms of the WES Guaranteed Obligations; (ii) take or fail to take any action of any kind in respect of any security for the WES Guaranteed Obligations; (iii) exercise or refrain from exercising any rights against the Seller or others in respect of the WES Guaranteed Obligations; or (iv) compromise or subordinate the WES Guaranteed Obligations, including any security therefor. WES hereby waives, for the benefit of the Seller, (A) any right to require the Seller as a condition of payment or performance of WES to proceed against the Purchaser or pursue any other remedies whatsoever and (B) to the fullest extent permitted by Law, any defenses or benefits that may be derived from or afforded by Law that limit the liability of or exonerate guarantors or sureties, including (1) any change, restructuring or termination of the corporate structure, ownership or existence of WES or the Purchaser or any insolvency, bankruptcy, reorganization or other similar proceeding affecting WES, the Purchaser or their assets or any resulting restructuring, release or discharge of any obligation, (2) the failure of the Seller to assert any claim or demand or to exercise or enforce any right or remedy under the provisions of this Agreement or otherwise, or (3) the the existence of any claim, set-off, counterclaim, recoupment or other rights that WES or the Purchaser may have against the Seller (other than a defense of payment or performance); provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim. WES agrees that the WES Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Guaranteed Obligations, or interest thereon is rescinded or must otherwise be restored or returned by the Purchaser upon the bankruptcy, insolvency, dissolution or reorganization of the Purchaser. Each of WES and the Purchaser understands that the Seller is relying on the WES Guarantee in entering into this Agreement and that, without the WES Guarantee, the Seller would not have entered into this Agreement.
(c)    Notwithstanding anything herein to the contrary, WES may not assign its rights nor delegate its obligations under this Section 6.21, in whole or in part, without prior written consent of the Seller, and any purported assignment or delegation absent such consent is void.
(d)    Notwithstanding anything herein to the contrary, the Seller hereby agrees that (i) to the extent the Purchaser is relieved of any of its obligations under this Agreement, WES shall be similarly relieved of its corresponding WES Guaranteed Obligations solely in respect of such relieved obligation and (ii) WES shall have all defenses to the payment of the WES Guaranteed Obligations that would be available to the Purchaser Parties under the Agreement, as well as any defenses in respect of Fraud of the Seller.
Section 6.22 FCC Licenses. Each Party agrees to prepare and file all requisite FCC applications as promptly as practicable after the Signing Date and from and after the Signing Date, until consent of the FCC has been obtained in connection with this Agreement, to supply as promptly as practicable any additional information and documentary material that may be requested by the FCC that is related to the transactions contemplated by this Agreement and use its commercially reasonable efforts to cooperate with the other Parties to obtain consent of the FCC with respect to the transactions contemplated by this Agreement.
Section 6.23 Drag-Along Process. Promptly following the Signing Date (and in any event within three (3) Business Days following the Signing Date), the Seller shall provide written evidence that notice in a form attached hereto Exhibit M has been delivered to the party set forth therein (the “Drag-Along Process”). From and after delivery of such notice to initiate the Drag-Along Process, the Seller shall use commercially reasonable efforts to keep the Purchaser reasonably apprised of any material developments in connection with the Drag-Along Process, including any communications with the other party in connection therewith.
Section 6.24 Derivative Financial Instruments. To the extent not completed as of the Signing Date, prior to the Effective Time, the Seller shall cause the Company Group to terminate and settle all of the outstanding Derivative Financial Instruments and provide evidence of such termination and settlement to the Purchaser prior to the Effective Time.

ARTICLE VII
THE PURCHASER PARTIES’ CONDITIONS TO CLOSING
The Purchaser Parties’ obligation to consummate the Transactions contemplated by this Agreement is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by the Purchaser Parties in their sole discretion); provided, that the Purchaser Parties may not rely on the failure of any condition set forth in this Article VII to be satisfied if such failure has been primarily caused by, or is primarily the result of, the Purchaser Parties’ material failure to comply with its obligations under this Agreement:
Section 7.01 Representations and Warranties. (a) The Seller’s representations and warranties in this Agreement, other than the Seller Fundamental Representations, shall be true and correct as of the Closing Date as if remade as of the Closing Date (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct as of such date), without giving effect to any “materiality,” “in all material respects,” “Material Adverse Effect” or other materiality-based qualifiers, except to the extent the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect; and (b) the Seller Fundamental Representations shall be true and correct in all respects (other than de minimis inaccuracies) as of the Closing Date as if remade as of the Closing Date.
Section 7.02 Performance. The Seller shall or shall cause the applicable Company Group member to have performed and complied in all material respects with the agreements, covenants and obligations required by this Agreement to be performed or complied with by the Seller or such applicable Company Group member at or prior to the Closing.
Section 7.03 Officer’s Certificate. The Purchaser Parties shall have received from the Seller at the Closing an officer’s certificate, signed by a duly authorized officer of the Seller, dated as of the Closing Date, certifying that each of the conditions set forth in Section 7.01, Section 7.02 and Section 7.05 has been satisfied.
Section 7.04 Orders and Laws. (a) No Order of any Governmental Authority shall be in effect, and no Law shall have been enacted, issued, promulgated, enforced, entered or adopted that enjoins, restrains, prevents, prohibits or makes illegal the consummation of the Transactions and (b) there shall not be pending before any Governmental Authority any Action brought by a Governmental Authority that challenges or seeks to restrain or prohibit the consummation of the Transactions contemplated by this Agreement.
Section 7.05 No Material Adverse Effect. Since the Signing Date, no Material Adverse Effect has occurred and is continuing.
Section 7.06 HSR Act. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or been terminated.
Section 7.07 Deliveries. The Seller shall have delivered or caused to be delivered (or be ready, willing and able to deliver at the Closing) each of the items set forth in Section 2.03.

Section 7.08 Additional Deliveries. The items set forth on Section 7.08 of the Disclosure Schedule have been satisfied.
ARTICLE VIII
THE SELLER’S CONDITIONS TO CLOSING
The Seller’s obligation to consummate the Transactions contemplated by this Agreement is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by the Seller in its sole discretion); provided, that the Seller may not rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure has been primarily caused by, or is primarily the result of, the Seller’s material failure to comply with its obligations under this Agreement:
Section 8.01 Representations and Warranties. (a) The Purchaser Parties’ representations and warranties in this Agreement, other than the Purchaser Fundamental Representations, shall be true and correct as of the Closing Date as if remade as of the Closing Date (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct as of such date), without giving effect to any “materiality,” “in all material respects,” “Material Adverse Effect” or other materiality-based qualifiers, except to the extent the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect; and (b) the Purchaser Fundamental Representations shall be true and correct in all respects (other than de minimis inaccuracies) as of the Closing Date as if remade as of the Closing Date.
Section 8.02 Performance. The Purchaser Parties shall have performed and complied in all material respects with the agreements, covenants and obligations required by this Agreement to be performed or complied with by the Purchaser Parties at or prior to the Closing.
Section 8.03 Officer’s Certificate. The Seller shall have received from the Purchaser Parties at the Closing an officer’s certificate, signed by a duly authorized officer of the Purchaser and WES, dated as of the Closing Date, certifying that each of the conditions set forth in Section 8.01, Section 8.02 and Section 8.06 has been satisfied.
Section 8.04 Orders and Laws. (a) No Order of any Governmental Authority shall be in effect, and no Law shall have been enacted, issued, promulgated, enforced, entered or adopted that enjoins, restrains, prevents, prohibits or makes illegal the consummation of the Transactions and (b) there shall not be pending before any Governmental Authority any Action brought by a Governmental Authority that challenges or seeks to restrain or prohibit the consummation of the Transactions contemplated by this Agreement.
Section 8.05 HSR Act. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or been terminated.
Section 8.06 No Purchaser Material Adverse Effect. Since the Signing Date, no Purchaser Material Adverse Effect has occurred and is continuing.

Section 8.07 Deliveries. The Purchaser Parties shall have delivered or caused to be delivered (or be ready, willing and able to deliver at the Closing) each of the items set forth in Section 2.04.
ARTICLE IX
TAX MATTERS
Section 9.01 Transfer Taxes and Recording Fees Tax Matters. Each of the Seller and the Purchaser shall bear fifty percent (50%) of (a) any and all transfer, sales, use, documentary, stamp or similar Taxes incurred or imposed with respect to the consummation of the Transactions (collectively, “Transfer Taxes”), and (b) all required documentary, filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances, or other instruments required to convey the Company Interests to the Purchaser. The Party required by applicable Law to file any Tax Return in respect of any such Transfer Taxes shall timely file (or cause to be timely filed) such Tax Return with the applicable Governmental Authority. The Parties shall reasonably cooperate with each other in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.
Section 9.02 Tax Returns.
(a)    The Seller shall prepare or cause to be prepared, and file or cause to be filed on a timely basis, (i) all Tax Returns of any member of the Company Group that are required to be filed on or prior to the Closing Date, (ii) any Seller Consolidated Tax Returns (including in each such Seller Consolidated Tax Return, for the avoidance of doubt, any and all items and activities of the Company Group through and including the Closing Date), and (iii) any Flow-Through Tax Returns of any member of the Company Group for any and all Tax periods (including portions of Tax periods) ending on or prior to the Closing Date (including in each such Flow-Through Tax Returns, for the avoidance of doubt, any and all items and activities of the Company Group through and including the Closing Date) that are due following the Closing Date (such Tax Returns described in clauses (i) - (iii), “Pre-Closing Tax Returns”), and the Seller shall cause to be timely paid all Taxes shown as due on such Pre-Closing Tax Returns (unless such Taxes are accounted for in the computation of the Adjusted Purchase Price, including in the Final Closing Net Working Capital). Each such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by applicable Law). Seller shall submit any Pre-Closing Tax Return to the Purchaser for its review and comment reasonably in advance of the due date therefor (for purposes of clarity, it being understood that for such review relating to a Seller Consolidated Tax Return, in lieu of such Seller Consolidated Tax Return, Seller may elect to deliver only a pro forma return of the members of the Company Group used in the preparation of such Seller Consolidated Tax Return), and reasonably consider any reasonable comments received from the Purchaser at least ten (10) days prior to the due date therefor.
(b)    The Purchaser shall prepare (or cause to be prepared) and file (or cause to be filed) on a timely basis all other Tax Returns (i.e., not described in clause (a)) of any member of the Company Group for any Pre-Closing Tax Period that are due after the Closing Date or Straddle Period. Any such Tax Return that is required to be filed prior to the final computation of the

Adjusted Purchase Price, including in the Final Closing Net Working Capital, shall be prepared in a manner consistent with past practice unless otherwise required by applicable Law or as set forth herein. The Purchaser shall submit any such Tax Return to Seller for its review and comment reasonably in advance of the due date therefor, and reasonably consider any reasonable comments received from Seller at least ten (10) days prior to the due date therefor.
(c)    Notwithstanding anything to the contrary, the Parties agree that, to the extent permitted by applicable Law, for purposes of this Agreement (including the computation of the Adjusted Purchase Price), any Transaction Tax Deductions shall be treated as accruing in and attributable to a Pre-Closing Tax Period to the extent such deductions are “more likely than not” deductible in such Pre-Closing Tax Period. No Party shall take any position inconsistent with this Section 9.02(c) on any Tax Return or otherwise for tax purposes.
Section 9.03 Cooperation. The Purchaser shall cooperate fully, as and to the extent reasonably requested by the Seller, in connection with the filing of Tax Returns and any audit or administrative or judicial proceeding with respect to Taxes in respect of a Pre-Closing Tax Period or Straddle Period of any member of the Company Group (each, a “Tax Proceeding”) and the analysis and preparation of materials and advice to support the Agreed Tax Treatment. Such cooperation shall include the retention and (upon the Seller’s reasonable request) the provision of records and information that are relevant to any such Tax Return or Tax Proceeding and making employees available to the extent reasonably requested on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Purchaser agrees to: (i) retain all Books and Records with respect to Tax matters pertinent to the members of the Company Group relating to any Pre-Closing Tax Period or Straddle Period until the expiration of the applicable statute of limitations and any extension thereof for the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority; and (ii) give the Seller reasonable written notice prior to transferring, destroying or discarding any such Books and Records and, if the Seller so requests, the Purchaser shall provide the Seller and its authorized representatives with reasonable access (for the purpose of examining and copying), at reasonable times and upon reasonable notice, such Books and Records.
Section 9.04 Tax Proceedings. Each Party shall promptly notify the other in writing upon receiving notice of any Tax Proceeding relating to Taxes for which such other Party could reasonably be expected to be liable under any provision of this Agreement or under Law for any Pre-Closing Tax Period or Straddle Period, and shall promptly deliver to the other Party copies of all correspondence received in connection with any such Tax Proceeding. The Seller shall be entitled to control any Tax Proceedings with respect to (i) any Seller Consolidated Group, (ii) any Flow-Through Tax for any Tax period (or portion of a period) ending on or before the Closing Date, or (iii) any other Tax Return for any Tax period (or portion of a period) ending at or before the Effective Time. With respect to any such Tax Proceeding, the Seller shall: (a) keep the Purchaser reasonably informed regarding any developments concerning such Tax Proceeding (including by providing copies of any written correspondence in connection therewith); (b) allow the Purchaser, at the Purchaser’s own cost and expense, to reasonably participate in such Tax Proceeding; and (c) not settle, compromise or take any material action in respect of any such Tax Proceeding without the Purchaser’s prior written consent (which consent shall not be unreasonably withheld or delayed). The Purchaser shall control any Tax Proceedings that are not controlled by the Seller. With respect to any such Tax Proceeding, the

Purchaser shall: (a) keep the Seller reasonably informed regarding any developments concerning such Tax Proceeding (including by providing copies of any written correspondence in connection therewith); (b) allow the Seller, at the Seller’s own cost and expense, to reasonably participate in such Tax Proceeding; and (c) not settle, compromise or take any material action in respect of any such Tax Proceeding without the Seller’s prior written consent (which consent shall not be unreasonably withheld or delayed). The Parties shall (and shall cause their Affiliates to) cooperate fully with each other and shall use reasonable best efforts to take all actions reasonably requested by the Seller in connection with the conduct of any Tax Proceeding with respect to any Pre-Closing Tax Period or Straddle Period.
Section 9.05 Certain Tax Actions. The Purchaser shall not (and shall not cause or permit any of its Affiliates or any member of the Company Group to) take any of the following actions in respect of any Taxes that could reasonably be expected to relate to any material item of income, gain, loss, deduction, or credit reportable by, or materially increase any Tax economically borne by, the Seller, its Affiliates or its Representatives (or any of their direct or indirect owners): (a) amend or refile any Tax Return of any member of the Company Group for a Pre-Closing Tax Period, (b) make, revoke or change any Tax election in respect of any member of the Company Group with effect in a Pre-Closing Tax Period, or (c) enter into any agreement with a Governmental Authority to extend the applicable statute of limitations for the assessment or collection of any Taxes or Tax Returns of any member of the Company Group for any Pre-Closing Tax Period, in each case, without the prior written consent of the Seller. For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, any event, change, act, development, filing, claim, audit, proceeding, or decision occurring after the Closing in respect of Taxes shall have no impact upon the computation of and amount related to Taxes taken into account in the Adjusted Purchase Price, including in the Final Closing Net Working Capital; provided, however, that the foregoing limitation shall not apply to the extent such event, change, act, development, filing, claim, audit, proceeding, or decision (or any amount of Tax related thereto) was known by Seller to be pending or outstanding as of the Closing Date and becomes a liability or assessment by the time of the determination of the Adjusted Purchase Price, including the Final Closing Net Working Capital.
Section 9.06 Reserved.
Section 9.07 Agreed Tax Treatment; Allocation of Purchase Price.
(a)    For U.S. federal and applicable state and local Income Tax purposes, notwithstanding the use in this Agreement of sale terminology (like purchase, Purchaser, purchase price, sale, and Seller), the Parties intend that the sale of the Company Interests from the Seller to the Purchaser pursuant to this Agreement be treated as (i) in part, a tax-deferred transfer of the underlying assets of the Company Group by the Seller to WES under Section 721(a) of the Code, and (ii) in part as a “disguised sale” of the underlying assets of the Company Group by the Seller to WES pursuant to Section 707(a)(2)(B) of the Code and the Treasury Regulations thereunder; provided that to the extent tax advisors for Seller or Purchaser provide written advice that it is “more likely than not” permissible under Law, (A) the payment of the Cash Purchase Price that otherwise could be treated as consideration in such disguised sale shall be treated as (I) a reimbursement of preformation capital expenditures under Treasury Regulations Section 1.707-4(d) or (II) a debt-financed distribution attributable to debt allocable to Seller under Treasury Regulations Section 1.707-5(b), (B) the repayment of the Revolving Credit Facility and Term Loan shall be treated as a refinancing of a qualified liability that the Company’s assets are taken subject to by WES within the meaning of Treasury Regulations Section 1.707-5, and (C) Purchaser’s liabilities shall be allocated under Section 752 of the Code in a manner that minimizes any gain triggered in connection with the transfer of assets to Purchaser in connection with the Transactions (the “Agreed Tax Treatment”).
(b)    The Purchaser shall prepare and deliver to the Seller no later than one hundred twenty (120) days after the Closing Date a draft allocation of the Adjusted Purchase Price (as adjusted to reflect the Final Post-Closing Adjustment Amount and taking into account any other items included in computing consideration for applicable U.S. federal Income Tax purposes (to the extent known at such time)), in the aggregate, among the underlying assets of the Company Group for U.S. federal Income Tax purposes in accordance with Exhibit J and Sections 1001 and 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Allocation”). The Seller shall review and provide any comments to such Allocation within 30 days of its receipt thereof. The Purchaser shall consider the Seller’s timely comments (if any) in good faith, prepare and deliver to the Seller a final Allocation, and subsequently update such final Allocation following any adjustment to the Adjusted Purchase Price (and other items taken into account in computing consideration for applicable U.S. federal Income Tax purposes).
(c)    The Parties shall, and shall cause their Affiliates to: (i) file all Tax Returns (including IRS Form 8594) in a manner consistent with the final Allocation and the Agreed Tax Treatment, (ii) not take any position contrary to the final Allocation or Agreed Tax Treatment, and (iii) promptly inform one another in writing of any Tax Proceeding related to the matters in this Section 9.07 and consult and keep one another informed with respect to the status of such Tax Proceeding, in each case, unless required to do so by a final “determination” as defined in Section 1313 of the Code.
Section 9.08 Straddle Period. For purposes of allocating any Taxes (or refunds or credits thereof) with respect to the members of the Company Group or the Business for purposes of taking into account Taxes in the computation of the Adjusted Purchase Price, including calculating Net Working Capital (or wherever else necessary under this Agreement), the allocations of Taxes to the portion of the Straddle Period ending at the Effective Time or the Closing Date, as applicable shall be as follows:
(a)    with respect to any Straddle Period in relation to Non-Income Taxes, (i) in the case of Taxes that are imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the applicable taxable period ended at or prior to the Effective Time, (ii) in the case of Taxes that are imposed in connection with the severance or production of Hydrocarbons, deemed to be allocated based on the Tax period (or portion of a Straddle Period) in which the severance or production giving rise to such Taxes occurred, and (iii) in the case of Non-Income Taxes that are imposed on a periodic basis with respect to any assets of the members of the Company Group, deemed to be the amount of such Taxes for the entire Straddle Period, multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on the date of the Effective Time, and the denominator of which is the number of days in the entire Straddle Period, provided, however, that in each case, Taxes shall be treated as due for the taxable period (or portion thereof) during which the base of such Taxes are determined without regard to whether the payment of such Taxes provides the right to do business or other benefits for another taxable period (or portion thereof); and
(b)    with respect to any Straddle Period in relation to Income Taxes, deemed equal to the amount which would be payable if the relevant Straddle Period ended on and included the Closing Date as if a closing of the books.
Section 9.09 Tax Sharing Agreements . On or before the Closing Date, the Seller shall cause the rights and obligations of any member of the Company Group pursuant to all Tax sharing agreements or arrangements (other than this Agreement and commercial agreements or arrangements entered into in the ordinary course of business not primarily related to Tax), if any, to which any of the members of the Company Group, on the one hand, and Seller or any of its Affiliates, on the other hand, are parties, to terminate, and neither Seller nor any of its Affiliates, on the one hand, nor any of the members of the Company Group, on the other hand, shall have any rights or obligations to each other after the Closing in respect of such agreements or arrangements.
Section 9.10 Miscellaneous. For the avoidance of doubt, Seller shall prepare and file all Seller Consolidated Tax Returns and Flow-Through Tax Returns of or with respect to any member of the Company Group required to be filed after the Closing Date relating to the taxable periods ending on or prior to the Closing Date, and pay all Flow-Through Taxes and Income Taxes shown as due thereon.
ARTICLE X
TERMINATION
Section 10.01 Right of Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by mutual written consent of the Parties;
(b)    by either Party, if any Governmental Authority of competent jurisdiction has issued, enacted, entered, adopted, promulgated or enforced any Order or other Law, in either case, that is final and non-appealable and that has not been vacated, withdrawn or overturned (other than a temporary restraining order), restraining, enjoining, preventing or otherwise prohibiting or making illegal the consummation of the Transactions; provided, however, that the right to terminate this Agreement under this Section 10.01 shall not be available to a Party if the issuance, adoption or promulgation of such Order or other Law was primarily due to the failure of such Party to perform or comply with any of the covenants, agreements, obligations or conditions of this Agreement to be performed or complied with by such Party prior to the Closing;

(c)    by the Seller, if the Seller is not then a Breaching Party or otherwise in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or obligation of the Purchaser Parties in this Agreement that would give rise to the failure of satisfaction of any of the conditions in Article VIII (other than through the Seller’s failure to comply with its obligations under this Agreement), on or prior to the Outside Date, and such breach, if curable, is not cured within 30 days after receipt of written notice thereof from the Seller (or any shorter period of time that remains between the date the Seller provides written notice of such violation or breach and the Outside Date); provided, however, that if, at the end of such 30-day period, the Purchaser Parties are proceeding in good faith to cure such breach, then the Purchaser Parties shall have an additional 30 days from the end of such 30-day period to effect such cure (or any shorter period of time that remains between the date the Seller provides written notice of such violation or breach and one Business Day prior to the Outside Date);
(d)    by the Purchaser, if the Purchaser Parties are not then a Breaching Party or otherwise in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or obligation of the Seller in this Agreement that would give rise to the failure of satisfaction of any of the conditions in Article VII (other than through any of the Purchaser Parties’ failure to comply with its obligations under this Agreement), on or prior to the Outside Date, and such breach, if curable, is not cured within 30 days after receipt of written notice thereof from the Purchaser (or any shorter period of time that remains between the date the Purchaser provides written notice of such violation or breach and the Outside Date); provided, however, that if, at the end of such 30-day period, the Seller is proceeding in good faith to cure such breach, the Seller shall have an additional 30 days from the end of such 30-day period to effect such cure (or any shorter period of time that remains between the date the Purchaser provides written notice of such violation or breach and one Business Day prior to the Outside Date);
(e)    by any Party, if the Closing has not occurred on or prior to the Outside Date; provided, however, that the right to terminate this Agreement under this Section 10.01 shall not be available to a Party if such failure of the Closing to occur on or prior to the Outside Date is due to such Party’s failure to perform or comply with, in all material respects, any of the covenants, agreements, obligations or conditions of this Agreement to be performed or complied with by such Party prior to the Closing;
(f)    by the Purchaser or the Seller pursuant to Section 6.15(c);
(g)    by the Seller, upon written notice to the Purchaser, if all of the conditions set forth in Article VII and Article VIII shall have been previously satisfied (other than any condition the failure of which to be satisfied is attributable, in whole or in part, to a breach by the Purchaser Parties of their representations, warranties, covenants or agreements contained herein and other than conditions that, by their nature, are to be satisfied at the Closing and which were, as of such date, capable of being satisfied) and the Purchaser has failed to consummate the Transactions by the earlier of (i) one Business Day prior to the Outside Date and (ii) the date the Closing should have occurred pursuant to Section 2.02; or

(h)    by the Purchaser if the events set forth in Section 10.01(h) of the Disclosure Schedule have occurred.
Notwithstanding anything to the contrary in the foregoing, a Breaching Party may terminate this Agreement prior to the Closing under Section 10.01(c), Section 10.01(d) or Section 10.01(e), as applicable, at any time following the 60th day after the Outside Date unless, prior to such Breaching Party so terminating this Agreement, the other Party has commenced appropriate proceedings, if applicable, to enforce its rights hereunder and, thereafter, uses commercially reasonable efforts to prosecute such proceeding or proceeding(s). Any such termination by the Breaching Party pursuant to the preceding sentence shall be without prejudice to the rights and remedies under Section 10.02.
Section 10.02 Effect of Termination.
(a)    If any Party terminates this Agreement pursuant to Section 10.01, the Parties’ respective obligations and Liabilities under this Agreement shall terminate and become void ab initio; provided, however, that (x) Article I (Definitions and Construction), Section 3.28 (Disclaimer), Section 4.12 (No Other Representations), Section 5.18 (No Other Representations), Section 6.02(c) (Regulatory and Other Approvals), Section 6.03(c) (Access), Section 6.04(a) (Confidentiality Agreement), Section 6.09 (Public Announcements), this Section 10.02 (Effect of Termination) and Article XII (Additional Agreements; Miscellaneous) shall remain in full force and effect and shall survive any termination of this Agreement notwithstanding anything to the contrary herein and (y) nothing in this Section 10.02 shall (i) relieve or release any Party from any Liability with respect to Fraud or any Willful Breach by such Party prior to the termination of this Agreement or (ii) impair the right of any Party hereto to seek to compel specific performance by any other Party of such Party’s obligations under this Agreement prior to the termination of this Agreement. For the avoidance of doubt, no termination of this Agreement shall terminate, or otherwise limit or restrict the rights and remedies in or available under, the Confidentiality Agreements.
ARTICLE XI
SURVIVAL; INDEMNIFICATION
Section 11.01 Survival. Except for Section 3.28, Section 4.12, and Section 5.18, none of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and all rights, claims and causes of action (whether under any contract, misrepresentation, tort or strict liability theory, or under applicable Law, and whether in law or in equity) with respect thereto shall terminate at the Closing; provided, however, that the Specified Liabilities and Seller’s indemnification obligations thereof shall survive pursuant to Section 11.02. Notwithstanding the foregoing, this Section 11.01 shall not limit any covenant or agreement of the Parties required to be performed prior to the Closing which shall survive for sixty (60) days following the Closing or any covenant or agreement of the Parties that requires performance following the Closing (for the avoidance of doubt, including the covenants in Article IX), including the defined terms used therein and herein and any rules of construction applicable thereto, which covenants and agreements shall survive the Closing until fully performed in accordance with their respective terms. For purposes of clarification and avoidance of doubt, this Section 11.01 shall not affect the time periods during which the Purchaser may make a claim in the event of Losses resulting from Fraud and shall not otherwise affect the time periods during which the Purchaser may make a claim under, or otherwise limit any claim made by the Purchaser under, the R&W Policy. Except in the event of Losses resulting from Fraud, no Party or any of its respective Affiliates shall have any Liability with respect to any representation, warranty, covenant, agreement or any other remedy contained in this Agreement or any certificate delivered in respect hereof or any Schedule, certificate or other similar instrument delivered pursuant to this Agreement from and after the time that such representation, warranty, covenant, agreement or other remedy ceases to survive hereunder. For purposes of clarification and notwithstanding anything to the contrary in this Agreement, if a Claim Notice has been properly delivered pursuant to this Article XI before the date any covenant, indemnity or performance obligation would otherwise expire under this Agreement, such covenant, indemnity or performance obligation shall continue to survive until the claims asserted in such Claim Notice have been fully and finally resolved pursuant to the terms of this Agreement.
Section 11.02 Indemnification. Subject to the terms and limitations of this Article XI, from and after the Closing until the later of (x) the Post-Closing Indemnity First Escrow Release Date and (y) the Post-Closing Indemnity Second Escrow Release Date, the Seller will indemnify, defend and hold harmless, and pay on behalf of or reimburse, the Purchaser Parties and their respective Affiliates and its and their respective Representatives, successors and assigns (collectively, the “Purchaser Indemnified Parties”), to the fullest extent permitted by Law, from and against any Losses incurred, suffered or sustained, arising out of, in connection with or relating to the matters set forth on Section 11.02 of the Disclosure Schedule (the “Specified Liabilities”).
Section 11.03 Indemnification Procedures.
(a)    A Purchaser Indemnified Party seeking indemnification pursuant to this Article XI (the “Indemnified Party”) shall give reasonably prompt written notice to the Seller (the “Indemnifying Party”) of any matter which the Indemnified Party has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement, reasonably describing the nature of the claim, the amount thereof (if known and quantifiable), and the basis thereof (a “Claim Notice”); provided that the failure to provide, or delay in providing, such prompt notice shall not release the Indemnifying Party from its obligations under this Article XI except to the extent the Indemnifying Party is actually and materially prejudiced by such failure or delay. The Parties shall cooperate in good faith to resolve any disputed claim for indemnification.
(b)    Notwithstanding the foregoing, if any Person other than the Seller, the Purchaser Parties or any of their respective Affiliates shall notify any Indemnified Party with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against an Indemnifying Party under this Article XI, then such Indemnified Party shall reasonably promptly notify the Indemnifying Party thereof in writing (and in any event within fifteen (15) Business Days after receiving notice of the Third-Party Claim); provided that the failure to provide, or delay in providing, such notice shall not release the Indemnifying Party from its obligations under this Article XI except to the extent the Indemnifying Party is actually and materially prejudiced by such failure or delay.

(c)    The Indemnifying Party will have the right to assume and thereafter conduct and control the defense of the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, that the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose at its own cost and expense unless the Indemnified Party has been advised by counsel that there would be a material conflict of interest in the case of joint representation or that there is a legal defense available to the Indemnified Party that is different (in a non de minimis way) from those available to the Indemnifying Party, in which case the Indemnified Party shall be entitled to one separate counsel of the Indemnified Party’s own choosing at the Indemnifying Party’s reasonable expense; provided further that the Indemnifying Party shall not be permitted to assume the defense if the Indemnifying Party is also a party to such proceeding and the Indemnified Party determines in good faith that joint representation would be inappropriate, or the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such proceeding and provide indemnification with respect to such proceeding. Notwithstanding anything to the contrary in this Agreement, the Indemnifying Party shall not be entitled to assume or continue control of the defense of any such proceeding if (i) such proceeding relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (ii) such proceeding seeks an injunction or equitable relief against any Indemnified Party, or (iii) the Indemnifying Party has failed or is failing to defend in good faith such proceeding. If the Indemnifying Party assumes the defense of a proceeding, the Indemnifying Party will not, without the prior written consent of the Indemnified Party, consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim if it would (A) include the finding or admission of any liability or responsibility on behalf of the Indemnified Party, including any violation of Law or other wrongdoing, (B) include any financial or other liability (including equitable relief) to be paid or satisfied by the Indemnified Party, (C) include or be reasonably be expected to have any material sanction, material restriction or material adverse effect on or change to the business, properties, financial condition or results of operations of the Indemnified Party, and (D) not result in a final resolution of the Indemnified Party’s liability with respect to the Third-Party Claim, including, in the case of a settlement, an unconditional written release of the Indemnified Party from all further liability with respect to the Third-Party Claim. If the Indemnifying Party does not notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to this Section 11.03, then the Indemnified Party shall have the right to defend, and be reimbursed for its costs and expenses (if the Indemnified Party is entitled to indemnification hereunder) in regard to the Third-Party Claim with counsel selected by the Indemnified Party by all appropriate proceedings.
(d)    Unless and until the Indemnifying Party assumes the defense of the Third-Party Claim, the Indemnified Party may defend against the Third-Party Claim in any manner it may reasonably deem appropriate. The Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof or assumes the defense but asserts any limitation on its obligation to indemnify or defend which reduces its indemnification actions (in each case provided that the Indemnifying Party is ultimately required to indemnify the Indemnified Party with respect to such Third-Party Claim).

(e)    Notwithstanding anything herein to the contrary, but subject to Section 11.03(c), this Article XI shall not prevent Seller from controlling the defense of the matters styled Lackey et al. v. Brazos Midstream Operating, LLC, et al., No. 153-356787-24, pending in the 153rd Judicial District Court of Tarrant County, Texas and Pena, et al. v. Brazos Midstream Operating, LLC, et al., No. 017-367791-25, pending in the 17th Judicial District Court of Tarrant County, Texas.
Section 11.04 Sole and Exclusive Remedy. Except as set forth in another Transaction Document or with respect to the dispute mechanisms and processes set forth in Section 2.05 (which shall be the sole and exclusive remedy of the Parties for the disputes described therein), specific performance pursuant to Section 12.12, claims for breaches of covenants in this Agreement, and claims based on Fraud, the indemnification provisions in this Article XI and recovery against the R&W Policy shall be the sole and exclusive remedy of any Party and its Affiliates with respect to any and all claims or other proceedings based upon, arising out of, by reason of or relating to the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing contained in this Section 11.04 shall restrict or prohibit any Purchaser Indemnified Party from making and pursuing any claim under the R&W Policy. Notwithstanding anything herein to the contrary, except in the event of Fraud, the rights of any Indemnified Party to indemnification (and Seller’s obligations) under Section 11.02 (as limited by the terms hereof) shall be satisfied solely from the Post-Closing Indemnity Escrow Account pursuant to Section 11.05 (on an aggregate basis) and in no event shall any Indemnified Party be entitled to recover monetary damages from any Indemnifying Party, it being understood that, except in the event of Fraud, the Post-Closing Indemnity Escrow Account shall be the sole and exclusive remedy of any Indemnified Party pursuant to this Article XI.
Section 11.05 Recourse.
(a)    All claims for Losses made by any Purchaser Indemnified Party pursuant to Section 11.02 shall be satisfied first out of the funds available in the Post-Closing Indemnity Escrow Account. Any payment pursuant to a claim for indemnification shall be made not later than ten (10) days after the Indemnified Party’s entitlement to such amount has been finally determined (or after such amount is agreed to by the Indemnifying Party).
(b)    On the earlier to occur of (i) the first Business Day following the Post-Closing Indemnity First Escrow Release Date or (ii) within five (5) Business Days following the satisfaction of the BM Condition in accordance with Section 11.06, the Parties shall deliver a joint written instruction to the Escrow Agent in accordance with the Escrow Agreement, instructing the Escrow Agent to release to the Seller an amount equal to (x) the lesser of (1) fifty percent (50%) of the amount then remaining in the Post-Closing Indemnity Escrow Account and (2) $25,000,000 from the Post-Closing Indemnity Escrow Account pursuant to the Escrow Agreement minus (y) the aggregate amount of all Losses specified in any then-unresolved good faith claims for indemnification made in accordance with this Agreement prior to such date; provided, however, that notwithstanding the foregoing to the contrary, in the event that the Post-Closing Indemnity Second Escrow Release Date occurs prior to the Post-Closing Indemnity First Escrow Release Date and the satisfaction of the BM Condition in accordance with Section 11.06, then the Parties shall deliver a joint written instruction to the Escrow Agent in accordance with the Escrow Agreement, instructing the Escrow Agent to release to the Seller an amount equal to (x) the amount then remaining in the Post-Closing Indemnity Escrow Account minus (y) the aggregate amount of all Losses specified in any then-unresolved good faith claims for indemnification made in accordance with this Agreement prior to such date.
(c)    On the first Business Day following the Post-Closing Indemnity Second Escrow Release Date, the Parties shall deliver a joint written instruction to the Escrow Agent in accordance with the Escrow Agreement, instructing the Escrow Agent to release to the Seller an amount equal to (x) the amount then remaining in the Post-Closing Indemnity Escrow Account minus (y) the aggregate amount of all Losses specified in any then-unresolved good faith claims for indemnification made in accordance with this Agreement prior to such date; provided, however, that notwithstanding the foregoing to the contrary, in the event that the Post-Closing Indemnity Second Escrow Release Date occurs prior to the Post-Closing Indemnity First Escrow Release Date and prior to the satisfaction of the BM Condition in accordance with Section 11.06, then the Parties shall deliver a joint written instruction to the Escrow Agent in accordance with the Escrow Agreement, instructing the Escrow Agent to release to the Seller an amount equal to (x) the lesser of (1) fifty percent (50%) of the amounts then remaining in the Post-Closing Indemnity Escrow Account and (2) $25,000,000 from the Post-Closing Indemnity Escrow Account pursuant to the Escrow Agreement minus (y) the aggregate amount of all Losses specified in any then-unresolved good faith claims for indemnification made in accordance with this Agreement prior to such date.
Section 11.06 BM Condition. Notwithstanding anything to the contrary in this
Agreement, in the event that the BM Condition is satisfied prior to the Closing as mutually agreed by the Parties in good faith, then Section 11.02, Section 11.03, Section 11.04 and Section 11.05 shall be deemed null and void and of no further force and effect with respect to the matters described in subsections (a) through (c) on Section 11.02 of the Disclosure Schedule and such matters shall be deemed to no longer be Specified Liabilities for any purpose herein. For purposes of this Agreement, the “BM Condition” shall mean that, and shall be deemed to have been satisfied if, BM, BM Holdings or any of their respective Affiliates have agreed in writing, pursuant to an agreement in form and substance reasonably acceptable to the Purchaser, to indemnify Brazos Midstream Operating, LLC and its Affiliates in connection with the Indemnified Litigation Matters (with no further liability to the Company Group) and to release and indemnify Brazos Midstream Operating, LLC in connection with the matters listed in subsections (b) and (c) on Section 11.02 of the Disclosure Schedule.
Section 11.07 Limitations on Indemnification
(a)    Each Purchaser Indemnified Party shall, and the Purchaser shall cause each Purchaser Indemnified Party to, use commercially reasonable efforts to mitigate any Loss for which such Purchaser Indemnified Party seeks (or could reasonably be expected to seek) indemnification under this Article XI; provided that such commercially reasonable efforts shall not require the Indemnified Party to initiate any Action or expend any funds (other than de minimis amounts) in order to comply with this Section 11.07; provided, further that in no event shall this Section 11.07(a) require the Purchaser Indemnified Parties to pursue any claims under the R&W Policy.
(b)    In calculating the amount of any Loss, the proceeds actually received by any Purchaser Indemnified Party or any of its Affiliates under any insurance policy or pursuant to any claim, recovery, settlement or payment by or against any other Person shall be deducted (net of any costs or expenses incurred in connection with securing or obtaining such proceeds, including collection costs, any reasonable out of pocket expenses incurred in obtaining such recovery, and any deductible under any insurance policy).
ARTICLE XII
ADDITIONAL AGREEMENTS; MISCELLANEOUS
Section 12.01 Notices.
(a)    Unless this Agreement specifically requires otherwise, any notice, demand or request provided for in this Agreement, or served, given or made in connection herewith, shall be in writing and shall be deemed properly served, given or made if delivered in person or sent by electronic delivery, by registered or certified mail, postage prepaid, or by a nationally recognized overnight courier service that provides a receipt of delivery, in each case, to the Parties at the addresses specified below:
If to the Seller, to:
Brazos Permian II, LLC
777 Main Street, Suite 3700
Fort Worth, Texas 76102
Attn: Brad Iles
Email: iles@brazosmidstream.com
With copies (which shall not constitute notice) to:
Vinson & Elkins L.L.P.
845 Texas Avenue, Suite 4700
Houston, Texas 77002
Attn: Project Bomber
Email: ProjectBomber@velaw.com
Morgan Stanley Infrastructure Inc.
1585 Broadway
New York, New York 10036
Attn: Chris Ortega
Email: chris.ortega@morganstanley.com

If to the Purchaser Parties, to:
Western Midstream Partners, LP
9950 Woodloch Forest Dr., Suite 2800
The Woodlands, TX 77380
Attn: Christopher Dial
Email: chris.dial@westernmidstream.com
With a copy (which shall not constitute notice) to:
Troutman Pepper Locke LLP
600 Travis St., Suite 2800
Houston, TX 77002
Attn: Jon W. Daly; Jennie Simmons
Email: Jon.Daly@troutman.com; Jennie.Simmons@troutman.com
(b)    Notice given by personal delivery, mail or overnight courier pursuant to this Section 12.01 shall be effective upon physical receipt. Notice given by electronic transmission pursuant to this Section 12.01 shall be effective as of the date of confirmed delivery (except that automatic confirmations shall not be deemed to be confirmed delivery) if delivered before 8:00 p.m. Central Prevailing Time on any Business Day at the place of receipt or the next succeeding Business Day if confirmed delivery (except that automatic confirmations shall not be deemed to be confirmed delivery) is after 8:00 p.m. Central Prevailing Time on any Business Day or during any non-Business Day at the place of receipt.
Section 12.02 Entire Agreement. Except for the Confidentiality Agreements, this Agreement, including the exhibits and disclosure schedules, and the other Transaction Documents supersede all prior discussions and agreements between the Parties and their respective Affiliates with respect to the subject matter hereof and thereof and this Agreement and the other Transaction Documents contain the sole and entire agreement among the Parties and their respective Affiliates with respect to the subject matter hereof and thereof.
Section 12.03 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, each Party shall pay all costs and expenses it has incurred or will incur in anticipation of, relating to or in connection with the negotiation and execution of this Agreement and the other Transaction Documents and the consummation of the Transactions as of the Closing.
Section 12.04 Disclosure. Unless the context otherwise requires, all capitalized terms in the Disclosure Schedule have the respective meanings assigned in this Agreement. The Seller may, at its option, include in the Disclosure Schedule items that are not material, and any such inclusion (including any references to dollar amounts) shall not be deemed to be an acknowledgment or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. The disclosure of any fact or item in any Section of the Disclosure Schedule shall, should the existence of such fact or item be relevant to any other Section of the Disclosure Schedule, be deemed to be disclosed with respect to such other

Section; provided, however, that the relevance of such disclosure to such other Section is reasonably apparent on the face of such disclosure.
Section 12.05 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by either Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.
Section 12.06 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by each Party.
Section 12.07 No Third Party Beneficiary. Except as expressly provided in Section 6.03(c) (Access), Section 6.06 (Indemnification of Directors and Officers), Section 6.12 (R&W Policy), Section 10.02 (Effect of Termination), Section 12.06 (Amendment), this Section 12.07 (No Third Party Beneficiary), Section 12.11(a) (Governing Law; Jurisdiction; Waiver of Jury Trial) and Section 12.13 (Non-Recourse), the terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors and permitted assigns, and it is not the Parties’ intention to confer third party beneficiary rights upon any other Person.
Section 12.08 Assignment; Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign this Agreement or any of its rights, interests or obligations hereunder without the express prior written consent of the other Party, and any attempted assignment without such consent shall be null and void ab initio.
Section 12.09 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of each Party under this Agreement will not be materially and adversely affected thereby, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement, and, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.
Section 12.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 12.11 Governing Law; Jurisdiction; Waiver of Jury Trial.
(a)    THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS AND ANY OTHER DOCUMENT OR INSTRUMENT DELIVERED PURSUANT HERETO OR THERETO, AND ANY ACTIONS (WHETHER IN CONTRACT, TORT, STRICT LIABILITY, AT LAW, IN EQUITY OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS (INCLUDING ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION HEREWITH OR THEREWITH OR AS AN INDUCEMENT TO ENTER INTO THIS AGREEMENT), SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (INCLUDING ITS LAWS REGARDING STATUTES OF LIMITATIONS), EXCLUDING ANY PRINCIPLES OF CONFLICT OF LAWS THEREOF THAT WOULD CAUSE THE LAWS OF ANOTHER JURISDICTION TO APPLY.
(b)    THE PARTIES ACKNOWLEDGE AND AGREE THAT THE APPROPRIATE, EXCLUSIVE AND CONVENIENT FORUM (THE “FORUM”) FOR ANY ACTIONS BETWEEN THE PARTIES ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS SHALL BE IN THE STATE AND FEDERAL COURTS IN HARRIS COUNTY, TEXAS WITH RESPECT TO ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT; PROVIDED, HOWEVER, THAT TO THE EXTENT THE TEXAS BUSINESS COURT IN HARRIS COUNTY, TEXAS HAS CONCURRENT JURISDICTION OVER ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE PARTIES SHALL INSTEAD SUBMIT TO THE JURISDICTION OF SUCH TEXAS
BUSINESS COURT.    EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT SOLELY FOR THE PURPOSE OF ANY SUCH ACTIONS. NO PARTY SHALL BRING ANY ACTION ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS IN ANY COURT OR JURISDICTION OTHER THAN THE FORUM; PROVIDED, HOWEVER, THAT NOTHING IN THIS SECTION 12.11 SHALL LIMIT THE RIGHTS OF THE PARTIES TO OBTAIN EXECUTION OF A JUDGMENT IN ANY OTHER JURISDICTION. TO THE EXTENT PERMITTED BY LAW, A FINAL AND NON-APPEALABLE ORDER OR JUDGMENT AGAINST A PARTY IN ANY ACTION CONTEMPLATED BY THIS SECTION 12.11 SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION WITHIN OR OUTSIDE THE UNITED STATES BY SUIT ON SUCH ORDER OR JUDGMENT, A CERTIFIED OR EXEMPLIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND AMOUNT OF SUCH ORDER OR JUDGMENT.
(c)    EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST ANOTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE TRANSACTION DOCUMENTS, THE CONFIDENTIALITY

AGREEMENT OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THEREWITH OR THE ADMINISTRATION HEREOF OR THEREOF OR THE TRANSACTION. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR THE TRANSACTION DOCUMENTS, THE CONFIDENTIALITY AGREEMENT OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THEREWITH OR THE ADMINISTRATION HEREOF OR THEREOF OR THE TRANSACTION. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 12.11. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 12.11 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.
Section 12.12 Specific Performance.
(a)    Notwithstanding anything to the contrary in this Agreement, but subject to Section 10.02, (i) each Party recognizes and acknowledges that a breach by it of any applicable covenants, agreements or obligations contained in this Agreement may cause the other Party to sustain irreparable harm for which they would not have an adequate remedy at Law, and therefore, in the event of any such breach, the aggrieved Party shall be entitled to seek the remedy of specific performance of such covenants, agreements and obligations, including injunctive and other equitable relief, in addition to any other remedy to which it might be entitled, (ii) a Party shall be entitled to seek an injunction or injunctions to prevent breaches of any covenants, agreements or obligations contained in this Agreement and (iii) in the event that any Action is brought in equity to enforce such covenants or agreements, neither Party shall allege, and each Party hereby waives the defense or counterclaim, that there is an adequate remedy at Law.
(b)    If any Party brings an action for specific performance pursuant to this Section 12.12, and a court rules that the other Party(ies) breached this Agreement in connection with its failure to effect the Closing in accordance with this Agreement, then the breaching Party(ies) shall pay all of the non-breaching Party’s costs and expenses (including attorneys’ fees) in connection with all actions to seek specific performance of the Purchaser’s obligations pursuant to this Agreement and all actions to collect such costs or expenses. For the avoidance of doubt, in no event shall the exercise of a Party’s right to seek specific performance pursuant to this Section 12.12 reduce, restrict or otherwise limit such Party’s rights to pursue all applicable remedies at law, including terminating this Agreement pursuant to Section 10.01.
Section 12.13 Non-Recourse. Except in respect of Fraud, any Action based upon, arising under, out of or in connection with or related in any manner to a Transaction Document or the Transactions shall be brought only against the parties signatory thereto, and then only with respect to the specific obligations set forth therein that are applicable to such party. Except in respect of Fraud, no Person that is not a party to the applicable Transaction Document including any past, present or future Representative or Affiliate of such party or any Affiliate of any of the foregoing (each, a “Nonparty Affiliate”), shall have any Liability (whether in contract, tort, strict liability, at Law, in equity or otherwise) for any claims, causes of action, Liabilities or other obligations arising under, out of or in connection with or related in any manner to such Transaction Document or the Transactions, or based upon, in respect of or by reason of such Transaction Document or the negotiation, execution, performance or breach of any of the Transaction Documents. Except in respect of Fraud, to the extent permitted by Law, each party hereby (a) waives and releases all such claims, causes of action, Liabilities and other obligations against any such Nonparty Affiliates, (b) waives and releases any and all claims, causes of action, rights, remedies, demands or Actions that may otherwise be available to avoid or disregard the entity form of a party or otherwise impose the Liability of a party on any Nonparty Affiliate, whether granted by Law or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization or otherwise, and (c) disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement and any representation or warranty made in, in connection with or as an inducement hereto.
[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by a duly authorized representative of each of the undersigned as of the Signing Date.

SELLER:

BRAZOS PERMIAN II, LLC

By:	/s/ Brad Iles
Name: Brad Iles
Title: President and Chief Executive Officer

SIGNATURE PAGE TO
MEMBERSHIP INTEREST PURCHASE AGREEMENT

PURCHASER:

B-2 HOLDINGS LLC

By:	/s/ Oscar K. Brown
Name: Oscar K. Brown
Title: President and Chief Executive Officer

WES:

WESTERN MIDSTREAM PARTNERS, LP

By:	Western Midstream Holdings, LLC, its general partner

By:	/s/ Oscar K. Brown
Name: Oscar K. Brown
Title: President and Chief Executive Officer

SIGNATURE PAGE TO
MEMBERSHIP INTEREST PURCHASE AGREEMENT

SCHEDULES AND EXHIBITS HAVE BEEN OMITTED